Exhibit 10.58
CREDIT AGREEMENT
Dated as of July 21, 2006
among
HERBALIFE INTERNATIONAL, INC.,
as Borrower,
HERBALIFE LTD.,
WH INTERMEDIATE HOLDINGS LTD.,
HBL LTD.,
WH LUXEMBOURG HOLDINGS S.à.R.L.,
HLF LUXEMBOURG HOLDINGS S.à R.L.,
WH CAPITAL CORPORATION,
WH LUXEMBOURG INTERMEDIATE HOLDINGS S.à.R.L.,
HERBALIFE INTERNATIONAL LUXEMBOURG S.à.R.L.,
HV HOLDINGS LTD.,
HERBALIFE DISTRIBUTION LTD.,
HERBALIFE LUXEMBOURG DISTRIBUTION S.à.R.L.,
THE SUBSIDIARY GUARANTORS PARTY HERETO,
as Guarantors,
THE LENDERS PARTY HERETO,
COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK, B.A.
“RABOBANK INTERNATIONAL”, NEW YORK BRANCH,
HSBC BANK USA, NATIONAL ASSOCIATION,
BANK OF AMERICA, N.A.,
FORTIS CAPITAL CORP.,
and
CITICORP USA, INC.
as Co-Documentation Agents,
J.P. MORGAN SECURITIES INC.
and
MORGAN STANLEY SENIOR FUNDING, INC.,
as Co-Syndication Agents,
MERRILL LYNCH, PIERCE, FENNER & SMITH, INCORPORATED,
J.P. MORGAN SECURITIES INC.,
and
MORGAN STANLEY SENIOR FUNDING, INC.,
as Joint Lead Arrangers and Joint Bookrunners,
MERRILL LYNCH CAPITAL CORPORATION,
as Administrative Agent and Collateral Agent

		Page
ARTICLE VIII Events of Default		91

ARTICLE IX Collateral Account; Application of Collateral Proceeds		94
SECTION 9.01.	Collateral Account	94
SECTION 9.02.	Proceeds of Casualty Events and Collateral Dispositions	95
SECTION 9.03.	Application of Proceeds	95

ARTICLE X The Administrative Agent and the Collateral Agent		96

ARTICLE XI Miscellaneous		98
SECTION 11.01.	Notices	98
SECTION 11.02.	Waivers; Amendment	99
SECTION 11.03.	Expenses; Indemnity	101
SECTION 11.04.	Successors and Assigns	102
SECTION 11.05.	Survival of Agreement	104
SECTION 11.06.	Counterparts; Integration; Effectiveness	105
SECTION 11.07.	Severability	105
SECTION 11.08.	Right of Set-off	105
SECTION 11.09.	Governing Law; Jurisdiction; Consent to Service of Process	105
SECTION 11.10.	WAIVER OF JURY TRIAL	106
SECTION 11.11.	Headings	106
SECTION 11.12.	Confidentiality	106
SECTION 11.13.	Interest Rate Limitation	107
SECTION 11.14.	USA Patriot Act Notice	107

ANNEXES
Annex I	Amortization Table
Annex II	Lenders' Notice Information and Commitments
Annex III	Limitations on Guarantees and Indemnities Under Applicable Foreign Laws

SCHEDULES
Schedule 1.01(a)	Deposit Accounts
Schedule 1.01(b)	Immaterial Subsidiaries
Schedule 1.01(e)	Subsidiary Guarantors
Schedule 3.03	Governmental Approvals; Compliance with Laws
Schedule 3.06(a)	Subsidiaries; Non-Guarantor Subsidiaries
Schedule 3.07	Litigation
Schedule 3.08	Material Agreements
Schedule 3.18	Insurance
Schedule 4.02(g)	Local Counsel
Schedule 5.14	Post-Closing Matters
Schedule 6.01	Existing Indebtedness
Schedule 6.02	Existing Liens
Schedule 6.03	Existing Investments

EXHIBITS
Exhibit A	Form of Administrative Questionnaire
Exhibit B	Form of Assignment and Acceptance
Exhibit C	Form of Borrowing Request
Exhibit D	Form of Interest Election Request
Exhibit E	[Reserved]
Exhibit F	Form of U.S. Security Agreement
Exhibit G	Form of Intercompany Note
Exhibit H	Form of Joinder Agreement
Exhibit I	Form of Perfection Certificate
Exhibit J-1	Form of Revolving Note
Exhibit J-2	Form of Term Note
Exhibit K	Form of Financial Officer’s Compliance Certificate
Exhibit L	Form of Financial Condition Certificate
Exhibit M	Form of Letter of Credit Request

CREDIT AGREEMENT
     This CREDIT AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of July 21, 2006, is among HERBALIFE INTERNATIONAL, INC., a Nevada corporation (“Borrower”); HERBALIFE LTD., a Cayman Islands exempted company with limited liability (“Holdings”); WH INTERMEDIATE HOLDINGS LTD., a Cayman Islands exempted company with limited liability and a direct wholly-owned subsidiary of Holdings (“Parent”); HBL LTD., a Cayman Islands exempted company with limited liability and a direct wholly-owned subsidiary of Parent (“Cayman III”); WH LUXEMBOURG HOLDINGS S.à.R.L., a Luxembourg corporation and a direct wholly-owned subsidiary of Parent (“Luxembourg Holdings”); HERBALIFE INTERNATIONAL LUXEMBOURG S.à.R.L., a Luxembourg corporation and a direct wholly-owned subsidiary of Luxembourg Holdings (“HIL”); HLF LUXEMBOURG HOLDINGS, S.à.R.L., a Luxembourg corporation and a direct wholly-owned subsidiary of Luxembourg Holdings (“New Lux”); WH CAPITAL CORPORATION, a Nevada corporation and a direct wholly-owned subsidiary of New Lux (“WH Capital”); WH LUXEMBOURG INTERMEDIATE HOLDINGS S.à.R.L., a Luxembourg corporation and a direct wholly-owned subsidiary of WH Capital (“Luxembourg Intermediate Holdings”); HV HOLDINGS LTD., a Cayman Islands exempted company with limited liability and a direct wholly-owned subsidiary of Parent ( “HV”); HERBALIFE DISTRIBUTION LTD., a Cayman Islands exempted company with limited liability and a direct wholly-owned subsidiary of HV ( “Cayman Distribution”); HERBALIFE LUXEMBOURG DISTRIBUTION S.à.R.L., a Luxembourg corporation and a direct wholly-owned subsidiary of HIL (“Luxembourg Distribution”); EACH OF THE SUBSIDIARY GUARANTORS LISTED ON THE SIGNATURE PAGES HERETO OR FROM TIME TO TIME BECOMING A PARTY HERETO BY EXECUTION OF A JOINDER AGREEMENT (together with Holdings, Parent, Cayman III, Luxembourg Holdings, HIL, HIL Swiss, New Lux, WH Capital, Luxembourg Intermediate Holdings, HV, Cayman Distribution, Luxembourg Distribution and each other Subsidiary Guarantor from time to time executing a Guarantee (defined herein) as required hereunder, the “Guarantors”); THE LENDERS PARTY HERETO; MERRILL LYNCH, PIERCE, FENNER & SMITH, INCORPORATED, J.P. MORGAN SECURITIES INC. and MORGAN STANLEY SENIOR FUNDING, INC., as joint lead arrangers and joint bookrunners (in such capacity, the “Arrangers”); COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK, B.A. “RABOBANK INTERNATIONAL”, NEW YORK BRANCH, HSBC BANK USA, NATIONAL ASSOCIATION, BANK OF AMERICA, N.A., FORTIS CAPITAL CORP. and CITICORP USA, INC., as co-documentation agents (in such capacity, the “Co-Documentation Agents”); J.P. MORGAN SECURITIES INC. and MORGAN STANLEY SENIOR FUNDING, INC., as co-syndication agents (in such capacity, the "Co-Syndication Agents”); MERRILL LYNCH CAPITAL CORPORATION, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”); MERRILL LYNCH CAPITAL CORPORATION, as collateral agent for the Secured Parties (defined herein) (in such capacity, the “Collateral Agent”); and RABOBANK INTERNATIONAL, as Issuing Bank.
WITNESSETH:
     WHEREAS, Borrower has requested that the Lenders extend certain credit facilities to Borrower hereunder, the proceeds of which will be used to (a) repay all outstanding obligations under that certain Credit Agreement dated as of December 21, 2004 (as amended, amended and restated, supplemented or otherwise modified as of the date hereof, the “Existing Credit Agreement”) among Borrower, the guarantors party thereto, the lenders party thereto, Rabobank International, as documentation agent, Merrill Lynch, Pierce, Fenner & Smith, Incorporated, as

syndication agent, Morgan Stanley Funding, Inc. and Merrill Lynch, Pierce, Fenner & Smith, Incorporated, as joint lead arrangers and joint bookrunners, Morgan Stanley Senior Funding, Inc., as administrative agent, and Morgan Stanley & Co., Incorporated, as collateral agent (the “Refinancing”); (b) redeem all of the Holdings Senior Notes (as defined herein) (the “Redemption” and, together with the Refinancing and all other transactions contemplated hereby and in connection therewith, the “Transactions”); (c) repay the related fees and expenses incurred in connection with the Transactions (collectively “Transaction Costs”); and (d) fund ongoing working capital and general corporate needs of Holdings and its Subsidiaries, all subject to the terms and conditions contained herein;
     WHEREAS, each of Holdings, Parent, Cayman III, Luxembourg Holdings, HIL, HIL Swiss, New Lux, WH Capital, Luxembourg Intermediate Holdings, HV, Cayman Distribution, Luxembourg Distribution and the other Subsidiary Guarantors desires to guarantee Borrower’s obligations hereunder and under the other applicable Loan Documents, as each will benefit from the Loans (as defined below) made hereunder; and
     WHEREAS, the Lenders are willing to make such credit facilities available upon and subject to the terms and conditions contained herein.
     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants contained herein, the parties hereto agree as follows:
ARTICLE I
Definitions
     SECTION 1.01. Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:
     “ABR,” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.
     “ABR Borrowing” means a Borrowing comprised of ABR Loans.
     “ABR Loan” means any ABR Term Loan or ABR Revolving Loan.
     “ABR Revolving Loan” means any Revolving Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.
     “ABR Term Loan” means any Term Loan bearing interest at a rate determined by reference to the Alternate Base Rate in accordance with the provisions of Article II.
     “Additional Lender” has the meaning assigned to such term in Section 2.18.
     “Additional Term Loan Commitment” has the meaning assigned to such term in Section 2.18.
     “Additional Term Loans” has the meaning assigned to such term in Section 2.18.
     “Administrative Agent” has the meaning assigned to such term in the preamble hereto.

     “Administrative Agent Fees” has the meaning assigned to such term in Section 2.05(b).
     “Administrative Questionnaire” means an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.
     “Affiliate” means, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.06, the term “Affiliate” shall also include any person that directly or indirectly owns more than 10% of any class of Equity Interests of the person specified or that is an officer or director of the person specified.
     “Agents” means each of the Co-Syndication Agents, the Co-Documentation Agents, the Administrative Agent and the Collateral Agent.
     “Agreement” has the meaning assigned to such term in the preamble hereto.
     “Alternate Base Rate” means, for any day, a rate per annum (rounded upward, if necessary, to the next 1/100 of 1%) equal to the greater of (a) the Base Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 0.50%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Base Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Base Rate or the Federal Funds Effective Rate, respectively.
     “Applicable Commitment Fee Percentage” means an amount per annum equal to (i) with respect to the Revolving Commitment, 0.375% and (ii) with respect to the Term Loan Commitment, 0.75%.
     “Applicable Margin” means (i) for the first two full quarters after the Closing Date (A)(I) 1.25% in the case of Revolving Loans maintained as Eurodollar Loans and (II) 0.25% in the case of Revolving Loans maintained as ABR Loans and (B)(I) 1.50% in the case of Term Loans maintained as Eurodollar Loans and (II) 0.50% in the case of Term Loans maintained as ABR Loans and (ii) for the period after the first two full quarters after the Closing Date (A) the Applicable Margin for Revolving Loans shall be determined by reference to the Debt Rating and the Applicable Percentage set forth below; provided, in the event of a split rating, the higher of such Debt Ratings shall be used to determine the Applicable Margin, except that, if there is a two-tier difference in the Debt Ratings, the Debt Rating one notch higher than the lower of the two Debt Ratings shall be used to determine the Applicable Margin and (B)(I) 1.50% in the case of Term Loans maintained as Eurodollar Loans and (II) 0.50% in the case of Term Loans maintained as ABR Loans.

Senior Credit	Applicable Percentage
Facilities Rating	(Revolving Loans)
Moody’s/S&P	Eurodollar	ABR
≥ Ba1/BB+	1.25%	0.25%
<Ba1/BB+	1.50%	0.50%
     “Arrangers” has the meaning assigned to such term in the preamble hereto.
     “Asset Sale” means (a) any conveyance, sale, lease, sublease, assignment, transfer or other disposition (including by way of merger or consolidation and including any sale and leaseback transaction) of any property (including stock of any of Holdings’ Subsidiaries by the holder thereof) by Holdings or any of its Subsidiaries to any person other than a Loan Party or any Subsidiary thereof (other than sales and other dispositions of inventory in the ordinary course of business) and (b) any issuance or sale by any Subsidiary of Holdings of its Equity Interests to any person other than a Loan Party.
     “Assignment and Acceptance” means an assignment and acceptance entered into by a Lender and its assignee, and accepted by the Administrative Agent, in the form of Exhibit B, or such other form as shall be approved by the Administrative Agent.
     “Attributable Indebtedness” means, when used with respect to any sale and leaseback transaction, as at the time of determination, the present value (discounted at a rate equivalent to Borrower’s then-current weighted-average cost of funds for borrowed money as at the time of determination, compounded on a semi-annual basis) of the total obligations of the lessee for rental payments during the remaining term of the lease included in any such sale and leaseback transaction.
     “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect, or any successor statute.
     “Base Rate” means, for any day, a rate per annum that is from time to time published in the “Money Rates” section of the Wall Street Journal as being the “Prime Rate” (or, if more than one rate is published as the Prime Rate, then the highest of such rates). The Base Rate will change as of the date of publication in the Wall Street Journal of a Base Rate that is different from that published on the preceding Business Day. In the event that The Wall Street Journal shall, for any reason, fail or cease to publish the Base Rate, Administrative Agent shall choose a reasonably comparable index or source to use as the basis for the Base Rate.
     “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
     “Borrower” has the meaning assigned to such term in the preamble hereto.
     “Borrowing” means Loans made of the same Class and Type and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.
     “Borrowing Request” means a request by Borrower in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

     “Business Day” means any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” does not include any day on which banks are not open for dealings in dollar deposits in the London interbank market.
     “Capital Expenditures” means, with respect to any person, for any period, the aggregate of all expenditures of such person and its Consolidated Subsidiaries for the acquisition of fixed or capital assets which should be capitalized under GAAP on a consolidated balance sheet of such person and its Consolidated Subsidiaries. Notwithstanding the foregoing, Capital Expenditures shall not include (i) expenditures up to the amount of Net Cash Proceeds from Asset Sales (other than through leases) in accordance with this Agreement, (ii) expenditures of Net Cash Proceeds from a Casualty Event in accordance with this Agreement, and (iii) expenditures made in connection with Permitted Acquisitions.
     “Capital Lease Obligations” of any person means the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
     “Cash Equivalent” means, as to any person: (a) securities issued or directly, unconditionally and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that, the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition by such person; (b) time deposits and certificates of deposit of any Lender (or affiliate thereof) or any commercial bank having, or that is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof, the District of Columbia or any country (or political subdivision thereof) which is a member of the Organization for Economic Cooperation and Development having, capital and surplus aggregating in excess of $500 million with maturities of not more than one year from the date of acquisition by such person; (c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) above entered into with any bank meeting the qualifications specified in clause (b) above; (d) commercial paper issued by any person incorporated in the United States rated at least A-2 or the equivalent thereof by S&P or at least P-2 or the equivalent thereof by Moody’s, and in each case maturing not more than one year after the date of acquisition by such person; (e) investments in money market or mutual funds substantially all of whose assets are comprised of securities of the types described in clauses (a) through (d) above; (f) demand deposit accounts (including the deposit accounts identified on Schedule 1.01(a)) maintained in the ordinary course of business; (g) investments in tax-exempt obligations of any state of the United States of America, or any municipality of any such state, in each case rated “AA” or better by S&P, “Aa2” or better by Moody’s or an equivalent rating by any other credit rating agency of recognized national standing, provided that, such obligations mature within six months from the date of acquisition thereof; and (h) investments in mutual funds or variable rate notes that invest primarily in tax exempt obligations of the types described in clauses (a)-(g) above.
     “Casualty Event” means, with respect to any property (including Real Property) of any person, any loss of title with respect to such property or any loss of or damage to or destruction of, or any condemnation or other taking (including by any Governmental Authority) of, such property for which such person or any of its subsidiaries receives insurance proceeds or proceeds of a condemnation award or other compensation. “Casualty Event” includes any taking of all or any part of any Real Property of any person or any part thereof, in or by condemnation or other eminent domain proceedings pursuant to any law, or by reason of the temporary requisition of the use or occupancy of all or any part of any Real Property of any person or any part thereof by any Governmental Authority, civil or military.
     “Cayman III” has the meaning assigned to such term in the preamble hereof.
     “Cayman Distribution” has the meaning assigned to such term in the preamble hereof.
     “CERCLA” has the meaning assigned thereto in the definition of “Environmental Law.”
     A “Change in Control” is deemed to have occurred if: (a) Holdings at any time ceases to own, directly or indirectly, 100% of the capital stock of Borrower and each Guarantor (other than Holdings); (b) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, is or becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for purposes of this clause (b) such person or group is deemed to have “beneficial ownership” of all securities that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of Voting Stock representing more than 35% of the voting power of the total outstanding Voting Stock; (c) a Change of Control (as defined in the Holdings Senior Note Agreement) or a “change of control” or similar event, however denominated shall occur under and as defined under any other indenture or Material Agreement to which Borrower or any Subsidiary is a party; or (d) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Holdings (together with any new directors whose election to such Board of Directors or whose nomination for election by the stockholders of Holdings was approved by a vote of at least a majority of the directors of Holdings then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of Holdings.
     “Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or Issuing Bank (or for purposes of Section 2.12(b), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
     “Charges” has the meaning assigned to such term in Section 11.13.
     “Class” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Term Loans.
     “Closing Date” means the date of the initial Credit Extension.
     “Co-Documentation Agent” has the meaning assigned to such term in the preamble hereto.
     “Co-Syndication Agent” has the meaning assigned to such term in the preamble hereto.
     “Collateral” means all of the Security Agreement Collateral and all other property of whatever kind and nature pledged as collateral under any Security Document.

     “Collateral Account” has the meaning assigned to such term in the U.S. Security Agreement.
     “Collateral Agent” has the meaning assigned to such term in the preamble hereto.
     “Commercial Letter of Credit” means any letter of credit or similar instrument issued for the account of Borrower for the benefit of a Loan Party or any of their respective Subsidiaries, for the purpose of providing the primary payment mechanism in connection with the purchase of any materials, goods or services in the ordinary course of business of such Loan Party or Subsidiary, as the case may be.
     “Commitment” means, with respect to any Lender, such Lender’s Revolving Commitment or Term Loan Commitment, as the context shall require.
     “Commitment Fee” has the meaning assigned to such term in Section 2.05(a).
     “Commitment Letter” means the Commitment Letter, dated June 27, 2006, among Herbalife International, Inc., Merrill Lynch, Pierce, Fenner & Smith, Incorporated, Merrill Lynch Capital Corporation, JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc. and Morgan Stanley Senior Funding, Inc., as amended.
     “Companies” means Holdings and its Subsidiaries; and “Company” means any one of them.
     “Consolidated Companies” means Holdings and its Consolidated Subsidiaries.
     “Consolidated Current Assets” means, with respect to any person as at any date of determination, the total assets of such person and its Consolidated Subsidiaries that are properly classified as current assets on a consolidated balance sheet of such person and its Consolidated Subsidiaries in accordance with GAAP.
     “Consolidated Current Liabilities” means, with respect to any person as at any date of determination, the total liabilities of such person and its Consolidated Subsidiaries that are properly classified as current liabilities (other than the current portion of any Loans or Capital Lease Obligations) on a consolidated balance sheet of such person and its Consolidated Subsidiaries in accordance with GAAP.
     “Consolidated EBITDA” means, with respect to any person for any period, Consolidated Net Income for such period, adjusted, in each case only to the extent (and in the same proportion) deducted in determining Consolidated Net Income, without duplication, by (x) adding thereto (i) Consolidated Interest Expense, (ii) provision for taxes based on income, (iii) depreciation, (iv) amortization (including amortization of deferred fees and the accretion of original issue discount), (v) all other noncash items subtracted in determining Consolidated Net Income (including any noncash compensation charge arising from any grant of stock, stock options or other equity-based awards of such person or any of its Subsidiaries and noncash losses or charges related to impairment of goodwill and other intangible assets and excluding any noncash charge that results in an accrual of a reserve for cash charges in any future period) for such period, (vi) nonrecurring expenses and charges, (vii) aggregate cash payments made in respect of the Tax Indemnity in respect of any period prior to the Closing Date, not to exceed $15 million for any fiscal year and (viii) Transactions Costs; and (y) subtracting therefrom the aggregate amount of all noncash items, determined on a consolidated basis, to the extent such items were added in determining Consolidated Net Income for such period.
     “Consolidated Indebtedness” means, with respect to any person as at any date of determination, the aggregate amount of all Indebtedness (including the then outstanding principal amount of all Loans, all Capital Lease Obligations and all LC Exposure) of such person and its Consolidated Subsidiaries on a consolidated basis as determined in accordance with GAAP.
     “Consolidated Interest Coverage Ratio” means, as of the last day of any fiscal quarter of Holdings, the ratio computed for the period consisting of such fiscal quarter and each of the three immediately preceding fiscal quarters of: (a) Consolidated EBITDA (for all such fiscal quarters) to (b) Consolidated Interest Expense (for all such fiscal quarters).
     “Consolidated Interest Expense” means, with respect to any person for any period, the total consolidated cash interest expense (including that portion attributable to Capital Leases Obligations) of such person and its Consolidated Subsidiaries for such period (calculated without regard to any limitations on the payment thereof and including commitment fees, letter-of-credit fees and net amounts payable under Interest Rate Protection Agreements) determined in accordance with GAAP.
     “Consolidated Net Income” means, with respect to any person for any period, the consolidated net after tax income of such person and its Consolidated Subsidiaries determined in accordance with GAAP, but excluding in any event (a) net earnings or loss of any other person (other than a Subsidiary of Holdings) in which such person or any of its Consolidated Subsidiaries has an ownership interest, except (in the case of any such net earnings) to the extent such net earnings shall have actually been received by such person or any of its Consolidated Subsidiaries in the form of cash distributions and (b) the income (or loss) of any other person accrued prior to the date it becomes a Subsidiary of such person or any of its Consolidated Subsidiaries or is merged into or consolidated with such person or any of its Consolidated Subsidiaries or that other person’s assets are acquired by such person or its Consolidated Subsidiaries after the Closing Date.
     “Consolidated Subsidiaries” means, as to any person, all subsidiaries of such person that are consolidated with such person for financial reporting purposes in accordance with GAAP.
     “Contested Collateral Lien Conditions” means, with respect to any Permitted Lien of the type described in Sections 6.02(a), (b) and (d), the following conditions:
     (a) any proceeding instituted contesting such Lien shall conclusively operate to stay the sale or forfeiture of any portion of the Collateral on account of such Lien;
     (b) the appropriate Loan Party shall maintain cash reserves in an amount sufficient to pay and discharge such Lien in accordance with GAAP; and
     (c) such Lien shall in all respects be subject and subordinate in priority to the Lien and security interest created and evidenced by the Security Documents, except if and to the extent that the law or regulation creating, permitting or authorizing such Lien provides that such Lien is or must be superior to the Lien and security interest created and evidenced by the Security Documents.

     “Contingent Obligation” means, as to any person, any obligation of such person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of such person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (b) to advance or supply funds (i) for the purchase or payment of any such primary obligation or (ii) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (c) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (d) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term “Contingent Obligation” shall not include (w) endorsements of instruments for deposit or collection in the ordinary course of business, (x) any product warranties issued on products by Holdings or any of its Subsidiaries in the ordinary course of business, (y) any obligation to buy back products in the ordinary course of business made pursuant to the buyback policy of Holdings and its Subsidiaries or pursuant to applicable Requirements of Law, and (z) any operating lease guarantees (other than in respect of Synthetic Lease Obligations) executed by Borrower in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made (or, if less, the maximum amount of such primary obligation for which such person may be liable pursuant to the terms of the instrument evidencing such Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such person is required to perform thereunder) as determined by such person in good faith.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” have meanings correlative thereto.
     “Control Agreement” has the meaning assigned to such term in the U.S. Security Agreement.
     “Credit Extension” has the meaning assigned to such term in Section 4.01.
     “Debt Issuance” means the incurrence by Holdings or any of its Subsidiaries of any Indebtedness after the Closing Date (other than as permitted by Section 6.01).
     “Debt Rating” means the Moody’s Rating and/or the S&P Rating, as the context may require.
     “Default” means any event or condition that is, or upon notice or lapse of time would constitute, an Event of Default.
     “Delayed Draw Closing Date” means the date that the Lenders with a Term Loan Commitment make the initial Term Loans hereunder.
     “Designated Subsidiaries” means Herbalife (China) Health Products Ltd., Herbalife Dominicana, S.A., Herbalife Del Ecuador, S.A., Herbalife International SDN. BHD. and Herbalife International Products N.V.

     “Dividend” with respect to any person means that such person has paid a dividend or returned any equity capital to its stockholders or made any other distribution, payment or delivery of property (other than common stock of such person) or cash to its stockholders as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for consideration any shares of any class of its capital stock outstanding on or after the Closing Date (or any options or warrants issued by such person with respect to its capital stock), or set aside any funds for any of the foregoing purposes. Without limiting the foregoing, “Dividend” with respect to any person also includes all payments made by such person with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes.
     “dollars” or “$“means the lawful money of the United States of America.
     “Domesticated Foreign Subsidiary” means a Foreign Subsidiary which has become domesticated into the United States.
     “environment” means ambient air, surface water and groundwater (including potable water, navigable water and wetlands), the land surface or subsurface strata, natural resources such as flora and fauna, the workplace or as otherwise defined in any Environmental Law.
     “Environmental Claim” means any written accusation, allegation, notice of violation, investigation or potential liability claim, demand, order, directive, cost recovery action or other cause of action by, or on behalf of, any Governmental Authority or any person for damages, injunctive or equitable relief, personal injury (including sickness, disease or death), Response action costs, tangible or intangible property damage, natural resource damages, nuisance, pollution, any adverse effect on the environment caused by any Hazardous Material, or for fines, penalties, restrictions or modification of operations or equipment, resulting from or based upon (a) the existence, or the continuation of the existence, of a Release (including sudden or non-sudden, accidental or non-accidental Releases of Hazardous Material); (b) exposure to any Hazardous Material; (c) the presence, use, handling, transportation, storage, treatment or disposal of any Hazardous Material; or (d) the violation or alleged violation of any Environmental Law or Environmental Permit.
     “Environmental Law” means any and all applicable present and future treaties, laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, or the common law relating in any way to the protection or preservation of the environment (including preservation or reclamation of natural resources), the management, Release or threatened Release of any Hazardous Material or to public or occupational health and safety matters, including The Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq. (collectively “CERCLA”), the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976 and Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq., the Clean Air Act of 1970, as amended, 42 U.S.C. §§ 7401 et seq., the Toxic Substances Control Act of 1976, 15 U.S.C. §§ 2601 et seq., the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq., the Safe Drinking Water Act of 1974, as amended, 42 U.S.C. §§ 300(f) et seq., the Hazardous Materials Transportation Act, 49 U.S.C. §§ 5101 et seq., and any similar or implementing state, local or foreign law, and all amendments to or regulations promulgated under, any of the foregoing.
     “Environmental Permit” means any permit, approval, authorization, certificate, license, variance, filing or permission required by or from any Governmental Authority pursuant to any Environmental Law.
     “Equity Interest” means, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or non-voting), of capital of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest (other than an interest constituting Indebtedness) or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of assets of, such partnership, whether outstanding on or issued after the Closing Date.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.
     “ERISA Affiliate” means, with respect to any employer any trade or business (whether or not incorporated) that, together with such employer, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Tax Code.
     “ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30-day notice period is waived by regulation); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Tax Code or Section 302 of ERISA), whether or not waived, the failure to make by its due date a required installment under Section 412(m) of the Tax Code with respect to any Plan or the failure to make any required contribution to a Multiemployer Plan; (c) the filing pursuant to Section 412(d) of the Tax Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any Company or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any Company or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, or the occurrence of any event or condition that could reasonably be expected to constitute grounds under ERISA for the termination of, or the appointment of a trustee to administer, any Plan; (f) the provision to an affected party by the administrator of any Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (g) the withdrawal by any Company or any of its ERISA Affiliates from any Plan with two or more contributing sponsors or the termination of any such Plan resulting in liability to any Company or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (h) the receipt by any Company or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA; (i) making of any amendment to any Plan that could result in the imposition of a lien or the posting of a bond or other security; (j) the occurrence of a nonexempt prohibited transaction (within the meaning of Section 4975 of the Tax Code or Section 406 of ERISA) that could result in a Material Adverse Effect; (k) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Tax Code or pursuant to ERISA with respect to any Plan; and (l) the assertion of a material claim (other than routine claims for benefits) against any Plan or the assets thereof, or against any Company or any of its ERISA Affiliates in connection with any Plan.

     “Eurodollar Borrowing” means a Borrowing comprised of Eurodollar Loans.
     “Eurodollar Loan” means any Eurodollar Revolving Loan or Eurodollar Term Loan.
     “Eurodollar Revolving Loan” means any Revolving Loan bearing interest at a rate determined by reference to the LIBOR Rate in accordance with the provisions of Article II.
     “Eurodollar Term Loan” means any Term Loan bearing interest at a rate determined by reference to the LIBOR Rate in accordance with the provisions of Article II.
     “Event of Default” has the meaning assigned to such term in Article VIII.
     “Excess Cash Flow” means, for any fiscal year of Holdings, the sum, without duplication, of
     (a) Consolidated EBITDA of Holdings for such fiscal year; plus
     (b) losses from Asset Sales; plus
     (c) reductions to noncash working capital of Holdings and its Consolidated Subsidiaries for such fiscal year (i.e., the decrease, if any, in Consolidated Current Assets minus Consolidated Current Liabilities from the beginning to the end of such fiscal year); minus
     (d) the amount of any cash income taxes payable by Holdings and its Consolidated Subsidiaries with respect to such fiscal year; minus
     (e) Consolidated Interest Expense of Holdings during such fiscal year; minus
     (f) Capital Expenditures made in cash in accordance with Section 6.07(c) during such fiscal year, to the extent funded from internally generated funds; minus
     (g) permanent repayments of Indebtedness made by Holdings and its Consolidated Subsidiaries during such fiscal year (including payments of principal in respect of the Revolving Loans to the extent there is an equivalent reduction in the Revolving Commitments hereunder); minus
     (h) aggregate cash payments made in respect of the Tax Indemnity not to exceed $15.0 million in any fiscal year; minus
     (i) additions to noncash working capital of Holdings and its Consolidated Subsidiaries for such fiscal year (i.e., the increase, if any, in Consolidated Current Assets minus Consolidated Current Liabilities from the beginning to the end of such fiscal year); minus
     (j) gains from Asset Sales.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of Borrower hereunder, (a) foreign, federal, state or local income or franchise taxes imposed on

(or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is doing business, is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by Borrower under Section 2.16), any withholding tax that is imposed on amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Foreign Lender’s failure to comply with Section 2.15(e), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrower with respect to such withholding tax pursuant to Section 2.15(a).
     “Existing Credit Agreement” has the meaning assigned to such term in the recitals hereto.
     “Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.
     “Fee Letter” means the Fee Letter, dated June 27, 2006, among Herbalife International, Inc., Merrill Lynch, Pierce, Fenner & Smith, Incorporated, Merrill Lynch Capital Corporation, JPMorgan Chase Bank, N.A., J.P. Morgan Securities Inc. and Morgan Stanley Senior Funding, Inc., as amended.
     “Fees” mean the Commitment Fees, the Administrative Agent Fees, the LC Participation Fees and the Fronting Fees.
     “Financial Officer” means, as applied to any person, the Chief Financial Officer, Chief Accounting Officer, Treasurer or Controller of such person.
     “FIRREA” means the Federal Institutions Reform, Recovery and Enforcement Act of 1989.
     “Foreign Lender” means any Lender that is not a United States person within the meaning of Section 7701(a)(30) of the Tax Code.
     “Foreign Plan” means any employee benefit plan, program, policy, arrangement or agreement that would be an “employee pension benefit plan” under Section 3(2) of ERISA if such plan, program, policy, arrangement or agreement was not maintained outside the United States primarily for the benefit of persons substantially all of whom are nonresident aliens with respect to which any Company could incur liability.
     “Foreign Security Agreements” means each security, pledge or similar agreement necessary or desirable to evidence the grant of a security interest or pledge of assets of any Subsidiary Guarantor that is a Foreign Subsidiary and that is required hereunder, in each case in form and substance satisfactory to the Collateral Agent and as such agreement may thereafter be amended, supplemented or otherwise modified from time to time.

     “Foreign Subsidiary” means a Subsidiary that is organized under the laws of a jurisdiction other than the United States or any state thereof or the District of Columbia.
     “Fronting Fees” has the meaning assigned to such term in Section 2.05(c).
     “GAAP” means generally accepted accounting principles in the United States.
     “Governmental Authority” means any federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.
     “Guaranteed Obligations” has the meaning assigned to such term in Section 7.01.
     “Guarantees” means the guarantees issued pursuant to Article VII (or pursuant to any other form of guarantee required by applicable Requirements of Law and in form and substance reasonably satisfactory to the Administrative Agent) by Holdings, Parent, the LuxCos, HIL Swiss, Cayman III, WH Capital and the Subsidiary Guarantors.
     “Guarantors” has the meaning assigned to such term in the preamble hereof.
     “Hazardous Materials” means all pollutants, contaminants, chemicals, wastes, substances and constituents including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls (“PCBs”) or PCB-containing materials or equipment, radon gas, infectious or medical wastes and all other substances or wastes, of any nature subject to regulation, or that can give rise to liability under any Environmental Law.
     “Hedging Agreement” means any Interest Rate Protection Agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.
     “HIL Swiss” means HIL Swiss International G.m.b.H., a limited liability company organized under to the laws of Switzerland.
     “Holding Companies” means, collectively, Holdings, Parent, Cayman III, Luxembourg Holdings, New Lux, WH Capital, Luxembourg Intermediate Holdings and, individually, each of the foregoing.
     “Holdings” has the meaning assigned to such term in the preamble hereto.
     “Holdings Senior Note Agreement” means that certain Indenture dated as of March 8, 2004 (as in effect on the date hereof) by and among Holdings and WH Capital, as issuers, and The Bank of New York, as trustee.
     “Holdings Senior Note Documents” means the Holdings Senior Notes, the Holdings Senior Note Agreement, and all other documents executed and delivered with respect to either of the foregoing.
     “Holdings Senior Notes” means the $275.0 million in the aggregate principal amount of 9 1/2% Notes due 2011 issued by Holdings and WH Capital under the Holdings Senior Note Agreement.
     “HV” has the meaning assigned to such term in the preamble hereof.

     “Immaterial Subsidiary” means a Subsidiary that generates less than $1.0 million of net sales during any fiscal year (or, in the case of a Subsidiary without prior operating history, is reasonably projected by Borrower to generate less than $1.0 million of net sales during its first full year of operation). Notwithstanding the foregoing, Herbalife Hungary Trading, Limited and Herbalife International SDN, BHD shall be deemed Immaterial Subsidiaries. All Immaterial Subsidiaries in existence on the Closing Date are identified on Schedule 1.01(b).
     “Indebtedness” of any person means, without duplication, (a) all obligations of such person for borrowed money; (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments; (c) all obligations of such person upon which interest charges are customarily paid or accrued; (d) all obligations of such person under conditional sale or other title retention agreements relating to property purchased by such person; (e) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable incurred in the ordinary course of business); (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed; (g) all Capital Lease Obligations, Purchase Money Obligations and Synthetic Lease Obligations of such person; (h) all obligations of such person in respect of Hedging Agreements; provided that, the amount of Indebtedness of the type referred to in this clause (h) of any person shall be zero unless and until such Indebtedness shall be terminated, in which case the amount of such Indebtedness shall be the termination payment due thereunder by such person; (i) all obligations of such person as an account party in respect of letters of credit, letters of guaranty and bankers’ acceptances; (j) all Attributable Indebtedness of such person; and (k) all Contingent Obligations of such person in respect of Indebtedness or obligations of others of the kinds referred to in clauses (a) through (j) above. The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such person is not liable therefor.
     “Indemnified Taxes” means Taxes other than Excluded Taxes.
     “Indemnitee” has the meaning assigned to such term in Section 11.03(b).
     “Information” has the meaning assigned to such term in Section 11.12.
     “Intellectual Property” has the meaning assigned to such term in the U.S. Security Agreement.
     “Intercompany Note” means a promissory note, substantially in the form of Exhibit G, evidencing Indebtedness payable by a payor Company to a payee Loan Party.
     “Interest Election Request” means a request by Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.08(b), substantially in the form of Exhibit D.
     “Interest Payment Date” means (a) with respect to any ABR Loan, the last day of each March, June, September and December to occur during the period that such Loan is outstanding and the final maturity date of such Loan; and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part, and in the case of a Eurodollar Loan with an Interest Period of more than three-months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three-months’ duration after the first day of such Interest Period.
     “Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six, or if available by all Lenders, one week, nine months or twelve months thereafter (provided that one week Interest Periods may only be used for purposes of minimizing breakage costs in connection with a proposed prepayment of all or a portion of the Loans) provided that, (A) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day; and (B) any Interest Period that commences on the last Business Day of a calendar month, or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period, shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
     “Interest Rate Protection Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or similar agreement or arrangement designed to protect Holdings or its Subsidiaries against fluctuations in interest rates and not entered into for speculation.
     “internally generated funds” means funds not constituting the proceeds of any Loan, Debt Issuance, Asset Sale, insurance recovery or Indebtedness (in each case without regard to the exclusions from the definition thereof).
     “Investments” has the meaning assigned to such term in Section 6.03.
     “Issuing Bank” means, as the context may require, (a) Cooperatieve Centrale Raiffeisen-Boerenleenbank, B.A. “Rabobank International”, New York Branch with respect to Letters of Credit issued by it; (b) any other Lender that may become an Issuing Bank pursuant to Section 2.17(i), with respect to Letters of Credit issued by such Lender; or (c) collectively, all of the foregoing.
     “Joinder Agreement” means a joinder agreement substantially in the form of Exhibit H.
     “LC Commitment” means the commitment of the Issuing Bank to issue Letters of Credit pursuant to Section 2.17.
     “LC Disbursement” means a payment or disbursement made by the Issuing Bank pursuant to a Letter of Credit.
     “LC Exposure” means at any time the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time, plus (b) the aggregate principal amount of all LC Disbursements that have not yet been reimbursed at such time. The LC Exposure of any Revolving Lender at any time shall mean its Pro Rata Percentage of the aggregate LC Exposure at such time.
     “LC Participation Fee” has the meaning assigned to such term in Section 2.05(c).

     “LC Sub-Account” has the meaning assigned to such term in Section 9.01(d).
     “Leases” means any and all leases, subleases, tenancies, options, concession agreements, rental agreements, occupancy agreements, franchise agreements, access agreements and any other agreements (including all amendments, extensions, replacements, renewals, modifications and/or guarantees thereof), whether or not of record and whether now in existence or hereafter entered into, affecting the use or occupancy of all or any portion of any Real Property.
     “Lenders” means (a) the financial institutions listed on Annex II (other than any such financial institution that has ceased to be a party hereto pursuant to an Assignment and Acceptance) and (b) any financial institution that has become a party hereto pursuant to an Assignment and Acceptance.
     “Lender Affiliate” means with respect to any Lender that is a fund that invests in bank loans, any other fund that invests in commercial loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such advisor.
     “Letter of Credit” means any (i) Standby Letter of Credit and (ii) Commercial Letter of Credit, in each case, issued or to be issued by an Issuing Bank for the account of Borrower pursuant to Section 2.17.
     “Letter of Credit Request” means a request by Borrower in accordance with the terms of Section 2.17 and substantially in the form of Exhibit M, or such other form as shall be approved by the Administrative Agent and the Issuing Bank.
     “Leverage Ratio” means, as of the last day of any fiscal quarter of Holdings, the ratio of: (a) Consolidated Indebtedness of Holdings on such date to (b) Consolidated EBITDA of Holdings computed for the period consisting of such fiscal quarter and each of the three immediately preceding fiscal quarters.
     “LIBOR Rate” means, with respect to any Eurodollar Borrowing for any Interest Period therefor, the rate per annum determined by the Administrative Agent to be the arithmetic mean (rounded to the nearest 1/100th of 1%) of the offered rates for deposits in dollars with a term comparable to such Interest Period that appears on the Telerate British Bankers Assoc. Interest Settlement Rates Page (as defined below) at approximately 11:00 a.m., London, England time, on the second full Business Day preceding the first day of such Interest Period; provided, however, that (i) if no comparable term for an Interest Period is available, the LIBOR Rate shall be determined using the weighted average of the offered rates for the two terms most nearly corresponding to such Interest Period, and (ii) if there shall at any time no longer exist a Telerate British Bankers Assoc. Interest Settlement Rates Page, “LIBOR Rate” shall mean, with respect to each day during each Interest Period pertaining to Eurodollar Borrowings comprising part of the same Borrowing, the rate per annum equal to the rate at which the Administrative Agent determines that prime banks are offered deposits in dollars at approximately 11:00 a.m., London, England time, two Business Days prior to the first day of such Interest Period in the London interbank market for delivery on the first day of such Interest Period for the number of days comprised therein and in an amount comparable to its portion of the amount of such Eurodollar Borrowing to be outstanding during such Interest Period. “Telerate British Bankers Assoc. Interest Settlement Rates Page” means the display designated as Page 3750 on the Telerate System Incorporated Service (or such other page as may replace such page on such service for the purpose of displaying the rates at which dollar deposits are offered by leading banks in the London interbank deposit market).

     “Lien” means, with respect to any property, (a) any mortgage, deed of trust, lien, pledge, encumbrance, claim, charge, assignment, hypothecation, security interest or encumbrance of any kind, any other type of preferential arrangement in respect of such property, including any easement, right-of-way or other encumbrance on title to Real Property, in each of the foregoing cases whether voluntary or imposed by law; and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such property.
     “Loan Documents” means this Agreement, each Guarantee, the Letters of Credit, the Notes (if any) and the Security Documents.
     “Loan Parties” means Holdings, Parent, Cayman III, the LuxCos, WH Capital, Borrower, and each other Guarantor.
     “Loan” means, as the context may require, a Revolving Loan or a Term Loan.
     “LuxCos” means Luxembourg Holdings, New Lux and Luxembourg Intermediate Holdings.
     “Luxembourg Distribution” has the meaning assigned to such term in the preamble hereof.
     “Luxembourg Holdings” has the meaning assigned to such term in the preamble hereof.
     “Luxembourg Intermediate Holdings” has the meaning assigned to such term in the preamble hereof.
     “Margin Stock” has the meaning assigned to such term in Regulation U.
     “Material Adverse Effect” means (a) a material adverse effect on the business, property, results of operations or condition, financial or otherwise, of Holdings and its Subsidiaries, taken as a whole; (b) material impairment of the ability of the Loan Parties to perform their obligations under any Loan Document; (c) material impairment of the rights of or benefits or remedies available to the Lenders or the Collateral Agent under any Loan Document; or (d) a material adverse effect on the Collateral or the Liens in favor of the Collateral Agent (for its benefit and for the benefit of the other Secured Parties) on the Collateral or the priority of such Liens.
     “Material Agreement” means those agreements, documents or instruments to which Holdings or any of its Subsidiaries is a party and which the breach thereof by such party or failure by such party to maintain such agreement, document or instrument in effect would reasonably be expected to have a Material Adverse Effect.
     “Maximum Rate” has the meaning assigned to such term in Section 11.13.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Moody’s Rating” means the debt rating of Borrower’s senior secured debt rating most recently announced by Moody’s.
     “Multiemployer Plan” means a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA (a) to which any Company or any of its ERISA Affiliates is then making or accruing an obligation to make contributions, (b) to which any Company or any ERISA Affiliate has within the preceding five plan years made contributions, or (c) with respect to which any Company or any ERISA Affiliate could incur liability.
     “Net Cash Proceeds” means:
     (a) with respect to any Asset Sale, the cash proceeds received by any Loan Party (including cash proceeds subsequently received (as and when received by any Loan Party) in respect of noncash consideration initially received) net of (i) selling expenses (including reasonable brokers’ fees or commissions, legal fees, transfer and similar taxes and Borrower’s reasonable and good faith estimate of income, franchise, sales, and other applicable taxes required to be paid by Holdings or any of its Subsidiaries in connection with such Asset Sale in the taxable year that such sale is consummated or in the immediately succeeding taxable year, the computation of which shall take into account the reduction in tax liability resulting from any available operating losses and net operating loss carryovers, tax credits, and tax credit carry forwards, and similar tax attributes; (ii) amounts escrowed or provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such escrow or reserve, such amounts shall constitute Net Cash Proceeds); (iii) Borrower’s good faith estimate of payments required to be made with respect to unassumed liabilities relating to the assets sold within 90 days of such Asset Sale (provided that, to the extent such cash proceeds are not used to make payments in respect of such unassumed liabilities within 90 days of such Asset Sale, such cash proceeds shall constitute Net Cash Proceeds); and (iv) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money that is secured by a senior Lien on the asset sold in such Asset Sale and that is repaid with such proceeds (other than any such Indebtedness assumed by the purchaser of such asset);
     (b) with respect to any Debt Issuance, the cash proceeds thereof, net of customary fees, commissions, discounts, costs and other expenses incurred in connection therewith; and
     (c) with respect to any Casualty Event, the cash insurance proceeds, condemnation awards and other compensation received in respect thereof, net of all reasonable costs and expenses incurred in connection with the collection of such proceeds, awards or other compensation in respect of such Casualty Event.
     “New Lux” has the meaning assigned to such term in the preamble hereof.
     “New Wholly Owned Subsidiary” has the meaning assigned to such term in Section 5.11(b).
     “Non-Guarantor Subsidiary” means (a) all of the Companies designated on Schedule 3.06(a) (as in effect on the Closing Date) as a “Non-Guarantor Subsidiary”, (b) each Subsidiary that has been and remains released from its Guarantee in accordance with Section 7.09 hereof, and (c) each New Wholly Owned Subsidiary that is not required to become a Guarantor hereunder in accordance with Section 5.11.
     “Notes” means any notes evidencing the Term Loans or Revolving Loans issued pursuant to this Agreement, if any, substantially in the form of Exhibit J-1 or J-2, as applicable.

     “Obligations” means (a) obligations of each Loan Party from time to time arising under or in respect of the due and punctual payment of (i) the principal of and premium, if any, and interest (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by each Loan Party under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon and obligations to provide cash collateral, and (iii) all other monetary obligations, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), of each Loan Party under this Agreement and the other Loan Documents; (b) the due and punctual performance of all covenants, agreements, obligations and liabilities of each Loan Party under or pursuant to this Agreement and the other Loan Documents; (c) the due and punctual payment and performance of all obligations of each Loan Party under each Hedging Agreement entered into with any counterparty that was a Lender or Affiliate of a Lender at the time such Hedging Agreement was entered into; and (d) the due and punctual payment and performance of all obligations in respect of overdrafts and related liabilities owed to any Lender, any Affiliate of a Lender, the Administrative Agent or the Collateral Agent arising from treasury, depositary and cash management services or in connection with any automated clearinghouse transfer of funds.
     “Officers’ Certificate” means, as applied to any person, a certificate executed on behalf of such person by its Chairman of the Board (if an officer), its Chief Executive Officer, its President or one of its Vice Presidents (or an equivalent officer) or by its Chief Financial Officer, Vice President-Finance or its Treasurer (or an equivalent officer), each in their official (and not individual) capacity.
     “Other Taxes” means any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.
     “Parent” has the meaning assigned to such term in the preamble hereto.
     “Participant” has the meaning assigned to such term in Section 11.04(e).
     “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA.
     “Perfection Certificate” means a certificate in the form of Exhibit I-1.
     “Permitted Acquisitions” means any acquisition of 100% of the issued and outstanding Equity Interests of, or assets constituting a business, division or product line of, any other person, provided, that (a) Holdings shall be in compliance on a pro forma basis with Section 6.07(a) and (b) after giving effect to such acquisition as of the last measurement date (to be determined on a basis consistent with Article 1 of Regulation S-X promulgated under the Securities Act of 1933 (as amended) and as interpreted by the staff of the Securities and Exchange Commission as of January 1, 1997) which pro forma adjustments shall be certified by the principal financial officer or principal accounting officer of Holdings using the historical financial statements of the acquired business and the consolidated financial statements of Holdings and its Subsidiaries which shall be reformulated (i) as if such acquisition and any other acquisitions which have been consummated during such period, any Indebtedness or other liabilities incurred or repaid in connection with any such acquisition had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the interest rates applicable to outstanding Loans as of the date of calculation of such pro forma adjustments), (ii) solely if quantifiable based on the underlying accounting records of such property, entity or business unit, (iii) only if factually supportable and (iv) otherwise in conformity with certain procedures to be agreed upon between Administrative Agent and the Borrower, all such calculations to be in form and substance reasonably satisfactory to Administrative Agent and (b) no Default or Event of Default shall have occurred and be continuing or result therefrom and (c) the Borrower shall have complied with the provisions of Section 5.11.
     “Permitted Holders” means the Sponsors and their Affiliates.
     “Permitted Liens” has the meaning assigned to such term in Section 6.02.
     “person” means any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership or government, or any agency or political subdivision thereof.
     “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Tax Code or Section 307 of ERISA, and in respect of which any Company or any of its ERISA Affiliates is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA or with respect to which any Company could incur liability.
     “Preferred Stock” means, with respect to any person, any and all preferred or preference Equity Interests (however designated) of such person whether now outstanding or issued after the Closing Date.
     “Pro Rata Percentage” of any Revolving Lender at any time means the percentage of the total Revolving Commitment represented by such Lender’s Revolving Commitment.
     “property” means any right, title or interest in or to property or assets of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible and including Equity Interests or other ownership interests of any person and whether now in existence or owned or hereafter entered into or acquired.
     “Purchase Money Obligation” means, for any person, the obligations of such person in respect of Indebtedness incurred for the purpose of financing all or any part of the purchase price of any property (including Equity Interests of any person) or the cost of installation, construction or improvement of any property or assets and any refinancing thereof; provided, however, that such Indebtedness is incurred within 90 days after such acquisition of such property by such person.
     “Real Property” means, collectively, all right, title and interest (including any leasehold estate) in and to any and all parcels of or interests in real property owned, leased or operated by any person, whether by lease, license or other means, together with, in each case, all easements, hereditaments and appurtenances relating thereto, all improvements and appurtenant fixtures and equipment, all general intangibles and contract rights and other property and rights incidental to the ownership, lease or operation thereof.
     “Redemption” has the meaning assigned to such term in the recitals hereto.
     “Register” has the meaning assigned to such term in Section 11.04(c).
     “Refinancing” has the meaning assigned to such term in the recitals hereto.
     “Regulation D” means Regulation D of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Regulation T” means Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Regulation U” means Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Regulation X” means Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.
     “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing, depositing, dispersing, emanating or migrating of any Hazardous Material in, into, onto or through the environment.
     “Released Guarantor” has the meaning assigned to such term in Section 7.09.
     “Required Lenders” means, at any time, Lenders having Loans, LC Exposure and unused Revolving Commitments representing at least a majority of the sum of all Loans outstanding, LC Exposure and unused Revolving Commitments at such time.
     “Requirements of Law” means, collectively, any and all requirements of any Governmental Authority including any and all laws, ordinances, rules, regulations or similar statutes or case law.
     “Response” means (a) “response” as such term is defined in CERCLA, 42 U.S.C. § 9601(24), and (b) all other actions required by any Governmental Authority or voluntarily undertaken to: (i) clean up, remove, treat, abate or in any other way address any Hazardous Material in the environment; (ii) prevent the Release or threat of Release, or minimize the further Release, of any Hazardous Material; or (iii) perform studies and investigations in connection with, or as a precondition to, clause (i) or (ii) above.
     “Responsible Officer” of any corporation means any executive officer or Financial Officer of such corporation and any other officer or similar official thereof responsible for the administration of the obligations of such corporation in respect of this Agreement.
     “Revolving Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.
     “Revolving Borrowing” means a Borrowing comprised of Revolving Loans.

     “Revolving Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans hereunder as set forth on Annex II, or in the Assignment and Acceptance pursuant to which such Lender assumed its Revolving Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.07 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 11.04. The amount of each Lender’s Revolving Commitment is set forth on Annex II, or in the Assignment and Acceptance pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The aggregate amount of the Lenders’ Revolving Commitments as of the Closing Date is $100.0 million.
     “Revolving Commitment Fee” has the meaning assigned to such term in Section 2.05(a).
     “Revolving Exposure” means, with respect to any Lender at any time, the aggregate principal amount at such time of all outstanding Revolving Loans of such Lender, plus the aggregate amount at such time of such Lender’s LC Exposure.
     “Revolving Lender” means a Lender with a Revolving Commitment.
     “Revolving Loans” means a Loan made by the Lenders to Borrower pursuant to Section 2.01(b).
     “Revolving Maturity Date” means the sixth anniversary of the Closing Date.
     “S&P” mean Standard & Poor’s Rating Service, a division of The McGraw-Hill Companies.
     “S&P Rating” means the rating of Borrower’s senior secured debt rating most recently announced by S&P.
     “Secured Parties” has the meaning assigned to such term in the Security Documents.
     “Securities Act” means the Securities Act of 1933, as amended.
     “Security Agreements” means, collectively, the U.S. Security Agreement and each Foreign Security Agreement.
     “Security Agreement Collateral” has the meaning set forth in any Security Agreement delivered on the Closing Date or thereafter pursuant to the terms of this Agreement.
     “Security Documents” means the Security Agreements, the Perfection Certificate and each other security document or pledge agreement required by applicable local law to grant a valid, perfected security interest in any property acquired or developed, and all instruments of perfection required by this Agreement or any Security Agreement to be filed with respect to the security interests in property and fixtures created pursuant to any Security Agreement and any other document or instrument utilized to pledge as collateral for the Obligations any property of whatever kind or nature.
     “Sponsor” means each of Whitney V, L.P., Whitney Strategic Partners V, L.P. and CCG Investments (BVI), L.P.

     “Standby Letter of Credit” means any standby letter of credit or similar instrument issued for the purpose of supporting (a) workers’ compensation liabilities of Borrower or any Subsidiary, (b) the obligations of third-party insurers of Borrower or any Subsidiary arising by virtue of the laws of any jurisdiction requiring third-party insurers to obtain such letters of credit, or (c) performance, payment, deposit or surety obligations of Borrower or any Subsidiary if required by law or governmental rule or regulation or in accordance with custom and practice in the industry.
     “Subsidiary” means, with respect to any person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more Subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
     “Subsidiary Guarantor” means each Subsidiary listed on Schedule 1.01(e), each other Subsidiary that is or becomes a party to this Agreement pursuant to Section 5.11 (but excluding any Released Guarantor that remains released from its Guarantee in accordance with Section 7.09).
     “Synthetic Lease” means, as applied to any person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is not a capital lease in accordance with GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for federal income tax purposes, other than any such lease under which that person is the lessor.
     “Synthetic Lease Obligation” means the monetary obligation of a person under a Synthetic Lease.
     “Tax Code” means the Internal Revenue Code of 1986, as amended.
     “Tax Indemnity” means that certain indemnity payable by Holdings and Borrower to certain shareholders of Holdings in respect of certain tax matters as set forth in that certain Indemnification Agreement dated as of December 1, 2004 among Holdings, Whitney Strategic Partners V, L.P., Whitney Private Debt Fund, L.P., Green River Offshore Fund, CCG Investments (BVI), L.P., CCG Associates-QP, LLC, CCG Associates-AI, LLC, CCG AV, LLC-Series C, CCG AV, LLC-Series E, CCG CI, LLC, and GGC Administration, LLC.
     “Tax Refund” has the meaning assigned to such term in Section 2.15(f).
     “Tax Return” means all returns, statements, filings, attachments and other documents or certifications required to be filed in respect of Taxes or any amendments thereof or thereto.
     “Taxes” mean any and all present or future taxes, duties, levies, fees, assessments, imposts, deductions, charges or withholdings, whether computed on a separate, consolidated, unitary, combined or other basis and any and all liabilities (including interest, fines, penalties or additions to tax) with respect to the foregoing.

     “Term Lender” means a Lender with an outstanding Term Loan.
     “Term Loan” means the term loans made by the Lenders to Borrower on the Delayed Draw Closing Date; unless the context otherwise requires, “Term Loan” includes any term loans made by the Lenders to Borrower pursuant to any Additional Term Loan Commitments extended in accordance with Section 2.18. Each Term Loan shall be either an ABR Term Loan or a Eurodollar Term Loan.
     “Term Loan Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan hereunder on the Delayed Draw Closing Date, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Lender hereunder. The initial amount of each Lender’s Term Loan Commitment is set forth in Annex II. The initial aggregate amount of the Lenders’ Term Loan Commitments is $200.0 million. Unless the context otherwise requires, “Term Loan Commitments” includes any Additional Term Loan Commitments.
     “Term Loan Commitment Fee” has the meaning assigned to such term in Section 2.05(d).
     “Term Loan Maturity Date” means the seventh anniversary of the Closing Date.
     “Term Loan Repayment Date” haves the meaning assigned to such term in Section 2.09(a).
     “Transaction Costs” has the meaning assigned to such term in the recitals hereto.
     “Transaction Documents” means any and all documents entered into or delivered in connection with the Transactions, including, without limitation, the Loan Documents delivered on the Closing Date and documents entered into in connection with the Redemption.
     “Transactions” has the meaning assigned to such term in the recitals hereto.
     “Type,” when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the LIBOR Rate or the Alternate Base Rate.
     “UCC” has the meaning set forth in the U.S. Security Agreement.
     “U.S. Security Agreement” means a Security Agreement substantially in the form of Exhibit F among the Loan Parties and Collateral Agent for the benefit of the Secured Parties, as the same may be amended in accordance with the terms thereof and hereof, or such other agreements reasonably acceptable to Collateral Agent as shall be necessary to comply with applicable Requirements of Law and effective to grant to Collateral Agent (on behalf of the Secured Parties) a perfected, first-priority security interest in the Security Agreement Collateral covered thereby.
     “WH Capital” has the meaning assigned to such term in the recitals hereto.
     “Voting Stock” means any class or classes of capital stock of Holdings pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors of Holdings.

     “Wholly Owned Subsidiary” means, as to any person, (a) any corporation 100% of whose capital stock (other than directors’ qualifying shares) is at the time owned by such person and/or one or more Wholly Owned Subsidiaries of such person and (b) any partnership, association, joint venture, limited liability company or other entity in which such person and/or one or more Wholly Owned Subsidiaries of such person have a 100% equity interest at such time.
     “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
     SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).
     SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be modified by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument of other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified in accordance with the provisions hereof and thereof; (b) any reference herein to any person shall be construed to include such person’s successors and assigns; (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision of this Agreement; (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to articles and sections of, and exhibits and schedules to, this Agreement; and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references to the knowledge of any Company or to facts known by any Company shall mean actual knowledge of any Responsible Officer of any Loan Party or any of its Subsidiaries.
     SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP, as in effect from time to time. Financial statements and other information required to be delivered by Holdings to Lenders pursuant to Sections 5.01(a), (b) and (c) shall be prepared in accordance with GAAP as in effect at the time of such preparation. Notwithstanding the foregoing, calculations in connection with the definitions, covenants and other provisions hereof shall utilize accounting principles and policies in conformity with those used to prepare the historical financial statements delivered on the Closing Date. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and Borrower, the Administrative Agent or the Required Lenders shall so request, the Administrative Agent, the Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein.

ARTICLE II
The Credits
     SECTION 2.01. Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth:
     (a) each Term Lender agrees, severally and not jointly, to make a Term Loan to Borrower on the Delayed Draw Closing Date in a principal amount equal to its Term Loan Commitment; and
     (b) each Revolving Lender agrees, severally and not jointly to make Revolving Loans to Borrower, at any time and from time to time after the Closing Date, and until the earlier of the Revolving Maturity Date and the termination of the Commitment of such Lender in accordance with the terms hereof, in an aggregate principal amount at any time outstanding that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment.
Amounts paid or prepaid in respect of Term Loans may not be reborrowed. Within the limits set forth in clause (b) above and subject to the terms, conditions and limitations set forth herein, Borrower may borrow, pay or prepay and reborrow Revolving Loans.
     SECTION 2.02. Loans.
     (a) Each Loan shall be made as part of a Borrowing consisting of Loans made by the Lenders ratably in accordance with their applicable Commitments; provided, however, that the failure of any Lender to make any Loan shall not in itself relieve any other Lender of its obligation to lend hereunder (it being understood, however, that no Lender shall be responsible for the failure of any other Lender to make any Loan required to be made by such other Lender). Except for Loans deemed made pursuant to Section 2.02(f), Loans comprising any Borrowing shall be in an aggregate principal amount that is (i) an integral multiple of $1.0 million or (ii) equal to the remaining available balance of the applicable Commitments.
     (b) Subject to Sections 2.11 and 2.12, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that, any exercise of such option shall not affect the obligation of Borrower to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that Borrower shall not be entitled to request any Borrowing that, if made, would result in more than ten Eurodollar Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.
     (c) Except with respect to Loans made pursuant to Section 2.02(f), each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account in New York City as the Administrative Agent may designate not later than 12:00 noon, New York City time, and the Administrative Agent shall promptly credit the amounts so received to an account as directed by Borrower in the applicable Borrowing Request maintained with the Administrative Agent or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.
     (d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with Section 2.02(c), and the Administrative Agent may, in reliance upon such assumption, make available to Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available, then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to Borrower until the date such amount is repaid to the Administrative Agent at (i) in the case of Borrower, the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.
     (e) Notwithstanding any other provision of this Agreement, Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing of Eurodollar Loans if the Interest Period requested with respect thereto would end after the Revolving Maturity Date or the Term Loan Maturity Date, as applicable.
     (f) If the Issuing Bank shall not have received from Borrower the payment required to be made by Section 2.17(e) within the time specified in such section, the Issuing Bank will promptly notify the Administrative Agent of the LC Disbursement and the Administrative Agent will promptly notify each Revolving Lender of such LC Disbursement and its Pro Rata Percentage thereof. Each Revolving Lender shall pay by wire transfer of immediately available funds to the Administrative Agent on such date (or, if such Revolving Lender shall have received such notice later than 12:00 noon, New York City time, on any day, not later than 11:00 a.m., New York City time, on the immediately following Business Day), an amount equal to such Lender’s Pro Rata Percentage of such LC Disbursement (it being understood that such amount shall be deemed to constitute an ABR Revolving Loan of such Lender, and such payment shall be deemed to have reduced the LC Exposure), and the Administrative Agent will promptly pay to the Issuing Bank amounts so received by it from the Revolving Lenders. The Administrative Agent will promptly pay to the Issuing Bank any amounts received by it from Borrower pursuant to Section 2.17(e) prior to the time that any Revolving Lender makes any payment pursuant to this Section 2.02(f); any such amounts received by the Administrative Agent thereafter will be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made such payments and to the Issuing Bank, as their interests may appear. If any Revolving Lender shall not have made its Pro Rata Percentage of such LC Disbursement available to the Administrative Agent as provided above, such Lender and Borrower severally agree to pay interest on such amount, for each day from and including the date such amount is required to be paid in accordance with this Section 2.02(f) to but excluding the date such amount is paid, to the Administrative Agent for the account of the Issuing Bank at (i) in the case of Borrower, a rate per annum equal to the interest rate applicable to Revolving Loans pursuant to Section 2.06(a), and (ii) in the case of such Lender, for the first such day, the Federal Funds Effective Rate, and for each day thereafter, the Alternate Base Rate.
     SECTION 2.03. Borrowing Procedure. To request a Borrowing (including in respect of a Borrowing of the Term Loans to be made hereunder), Borrower shall notify the Administrative Agent of such request by telephone (promptly confirmed by telecopy) or by delivering a duly completed Borrowing Request (a) in the case of a Eurodollar Borrowing, not later than 2:00 p.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 2:00 p.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that, any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.17(e) may be given not later than 11:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed not later than 3:00 p.m., New York City time, on such Business Day by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request substantially in the form of Exhibit C and signed by Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:
     (a) the aggregate amount of such Borrowing;
     (b) the date of such Borrowing, which shall be a Business Day;
     (c) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;
     (d) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
     (e) the location and number of Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.02.
If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
     SECTION 2.04.` Evidence of Debt; Repayment of Loans. (a) Borrower hereby unconditionally promises to pay to (i) each Lender holding Term Loans, the principal amount of each Term Loan of such Lender as provided in Section 2.09; and (ii) each Revolving Lender, the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date.
     (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of Borrower to such Lender resulting from each

Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.
     (c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type and Class thereof and the Interest Period applicable thereto; (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to each Lender hereunder; and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
     (d) The entries made in the accounts maintained pursuant to Sections 2.04(b) and (c) shall be prima facie evidence of the existence and amounts of the obligations therein recorded (in the absence of manifest error); provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of Borrower to repay the Loans in accordance with their terms.
     (e) Any Lender may request that Loans of any Class made by it be evidenced by a Note. In such event, Borrower shall prepare, execute and deliver to such Lender a Note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after assignment pursuant to Section 11.04) be represented by one or more Notes in such form payable to the order of the payee named therein (or, if such Note is a registered note, to such payee and its registered assigns).
All payments shall be made on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders.
     SECTION 2.05. Fees.
     (a) Revolving Commitment Fee. Borrower agrees to pay to each Revolving Lender, a revolving commitment fee (a “Revolving Commitment Fee”) equal to the Applicable Commitment Fee Percentage times the average daily unused amount of the Revolving Commitments of such Revolving Lender. All Revolving Commitment Fees shall be payable quarterly in arrears on the last Business Day of March, June, September and December in each year (commencing with the first such date to occur after the Closing Date) and on each date (including the Revolving Maturity Date) on which the Revolving Commitment of such Lender shall expire or be terminated as provided herein. All Revolving Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Revolving Commitment Fee due to each Lender shall commence to accrue on the Closing Date and shall cease to accrue on the date on which the Revolving Commitment of such Lender shall expire or be terminated as provided herein.
     (b) Administrative Agent Fees. Borrower agrees to pay to the Administrative Agent, for its own account, the administrative fees set forth in the Fee Letter or such other fees payable in the amounts and at the times separately agreed upon between Borrower and the Administrative Agent (the “Administrative Agent Fees”).

     (c) LC and Fronting Fees. Borrower agrees to pay (i) to each Revolving Lender a participation fee (“LC Participation Fee”) with respect to its participations in Letters of Credit, which shall accrue at a rate equal to the Applicable Margin from time to time used to determine the interest rate on Eurodollar Revolving Loans pursuant to Section 2.06 on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee (“Fronting Fee”), which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. LC Participation Fees and Fronting Fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided that, all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this Section 2.05(c) shall be payable within ten days after demand. All LC Participation Fees and Fronting Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
     (d) Term Loan Commitment Fee. Borrower agrees to pay to each Lender with a Term Loan Commitment, a term loan commitment fee (a “Term Loan Commitment Fee”) equal to the Applicable Commitment Fee Percentage times the unused amount of the Term Loan Commitments of such Lender. All Term Loan Commitment Fees shall be payable in arrears on the date on which the Term Loan Commitment of such Lender shall expire or be terminated as provided herein. All Term Loan Commitment Fees shall be computed on the basis of the actual number of days elapsed in a year of 360 days. The Term Loan Commitment Fee due to each Lender shall commence to accrue on the Closing Date and shall cease to accrue on the date on which the Term Loan Commitment of such Lender shall expire or be terminated as provided herein.
All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders, except that the Fronting Fees shall be paid directly to the Issuing Bank. Once paid, none of the Fees shall be refundable under any circumstances.
     SECTION 2.06. Interest on Loans.
     (a) Subject to the provisions of Section 2.06(c), the Loans comprising each ABR Borrowing shall bear interest at a rate per annum equal to the Alternate Base Rate plus the Applicable Margin in effect from time to time.
     (b) Subject to the provisions of Section 2.06(c), the Loans comprising each Eurodollar Borrowing shall bear interest at a rate per annum equal to the LIBOR Rate for the Interest Period in effect for such Borrowing plus the Applicable Margin in effect from time to time.
     (c) Notwithstanding the foregoing, upon the occurrence and during the continuation of any Event of Default, and at the election of the Required Lenders following written notice thereof to the Borrower, the outstanding principal amount of all Loans and, to the extent permitted by applicable law, any interest payments thereon and any fees and other amounts hereunder, in each case that are due and payable and have not been paid, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable upon demand at a rate that is 2% per annum in excess of the interest rate otherwise applicable under this Agreement with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate that is 2% per annum in excess of the interest rate otherwise payable under this Agreement for ABR Loans); provided that, in the case of Eurodollar Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective, such Eurodollar Rate Loans, at the time the Borrower is notified in accordance with Section 2.08(c), shall thereupon become ABR Loans and shall thereafter bear interest payable upon demand at a rate that is 2% per annum in excess of the interest rate otherwise payable under this Agreement for ABR Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.06(c) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.
     (d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that, (i) interest accrued pursuant to Section 2.06(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
     (e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or LIBOR Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
     SECTION 2.07. Termination and Reduction of Commitments.
     (a) The Revolving Commitments and the LC Commitment shall automatically terminate on the Revolving Maturity Date.
     (b) Borrower may at any time terminate, or from time to time reduce, the Revolving Commitments; provided that, (i) each reduction of the Revolving Commitments shall be in an amount that is an integral multiple of $500,000 and not less than $1.0 million and (ii) the Revolving Commitments shall not be terminated or reduced if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.10(b), the sum of the Revolving Exposures would exceed the aggregate amount of Revolving Commitments.
     (c) Borrower shall notify the Administrative Agent of any election to terminate or reduce the Revolving Commitments under Section 2.07(b) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by Borrower pursuant to this Section 2.07(b) shall be irrevocable. Any termination or reduction of the Revolving Commitments shall be permanent. Each reduction of the Revolving Commitments shall be made ratably among the Revolving Lenders in accordance with their respective Revolving Commitments.
     (d) The Term Loan Commitments shall terminate on the earliest to occur of (i) the Delayed Draw Closing Date, (ii) that date that is 45 days after the Closing Date and (iii) the termination of the Term Loan Commitments in accordance with Article VIII.
     SECTION 2.08. Interest Elections.
     (a) Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.08. Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.
     (b) To make an election pursuant to this Section 2.08, Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if Borrower were requesting a Revolving Borrowing or Term Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request substantially in the form of Exhibit D.
     (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
     (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

     (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
     (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
     (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then (except in the case of clause (iv) above) Borrower shall be deemed to have selected an Interest Period of one month’s duration.
     (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
     (e) If an Interest Election Request with respect to a Eurodollar Borrowing is not timely delivered prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an ABR Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies Borrower, then, after the occurrence and during the continuance of a Default, (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
     SECTION 2.09. Amortization of Term Borrowings.
     (a) Borrower shall pay to the Administrative Agent, for the account of the Term Lenders, on the dates set forth on Annex I, or if any such date is not a Business Day, on the next preceding Business Day (each such date being a “Term Loan Repayment Date”), a principal amount of the Term Loans (as adjusted from time to time pursuant to Sections 2.09(b) and 2.10) equal to the amount set forth on Annex I for such date (less all mandatory and optional prepayments made thereon), together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.
     (b) To the extent not previously paid, all Term Loans shall be due and payable on the Term Loan Maturity Date.
     SECTION 2.10. Optional and Mandatory Prepayments of Loans.
     (a) Optional Prepayments. Borrower shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, subject to the requirements of this Section 2.10; provided that, each partial prepayment shall be in an amount that is an integral multiple of $1.0 million and, in the case of any prepayment of the Term Loans, not less than $5.0 million.

     (b) Revolving Loan Prepayments. In the event of any termination of all the Revolving Commitments, Borrower shall, on the date of such termination, repay or prepay all its outstanding Revolving Borrowings and replace all outstanding Letters of Credit, cause the issuance of backstop letters of credit, and/or deposit an amount equal to the LC Exposure in the LC Sub-Account. In the event of any partial reduction of the Revolving Commitments, (i) at or prior to the effective date of such reduction, the Administrative Agent shall notify Borrower and the Revolving Lenders of the sum of the Revolving Exposures after giving effect thereto and (ii) if the sum of the Revolving Exposures would exceed the aggregate amount of Revolving Commitments after giving effect to such reduction or termination, then Borrower shall, on the date of such reduction or termination, repay or prepay Revolving Borrowings and/or replace or cash collateralize outstanding Letters of Credit in an amount sufficient to eliminate such excess.
     (c) Asset Sales. Not later than five Business Days following the receipt of any Net Cash Proceeds of any Asset Sale (in the case of Asset Sales by non-U.S. parties, to the extent such amounts can be repatriated to the United States without materially adverse tax or other economic consequences taking into account the amount of proceeds received from such Asset Sale as determined by the Administrative Agent (after consultation with Borrower)), Borrower shall apply 100% of the Net Cash Proceeds received with respect thereto to make prepayments in accordance with Sections 2.10(i) and (j); provided that:
     (i) no such prepayment shall be required with respect to (A) any Asset Sale permitted by Sections 6.04(b)(i), 6.04(d), 6.04(e), 6.04(g), 6.04(i), and 6.04(k), (B) the disposition of assets subject to a condemnation or eminent domain proceeding or insurance settlement to the extent it does not constitute a Casualty Event, (C) Asset Sales resulting in no more than $2.5 million in Net Cash Proceeds in any fiscal year and (D) an issuance of Equity Interests by a Non-Guarantor Subsidiary to another Non-Guarantor Subsidiary; and
     (ii) so long as no Default or Event of Default shall then exist or would arise therefrom, no such prepayment shall be required to the extent that Borrower shall have delivered an Officers’ Certificate to the Administrative Agent on or prior to such date stating that the Net Cash Proceeds of such Asset Sale will be used to purchase replacement assets or other assets useful in such person’s business within 270 days of such Asset Sale and setting forth estimates of the proceeds to be so expended; provided, however, that if any portion of such Net Cash Proceeds are not reinvested in accordance with this clause (ii), such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.10(c).
     (d) Debt Issuance. Upon any Debt Issuance after the Closing Date, Borrower shall make prepayments in accordance with Sections 2.10(h) and (i) in an aggregate principal amount equal to 100% of the Net Cash Proceeds of such Debt Issuance.
     (e) [Reserved]

     (f) Casualty Events. Not later than one Business Day following the receipt of any Net Cash Proceeds from a Casualty Event (in the case of a Casualty Event by non-U.S. parties, to the extent such amounts can be repatriated to the United States without materially adverse tax or other economic consequences taking into account the amount of proceeds received from such Casualty Event as determined by the Administrative Agent (after consultation with Borrower)), Borrower shall make prepayments in accordance with Sections 2.10(i) and (j) in an amount equal to 100% of such Net Cash Proceeds; provided, however, that:
     (i) so long as no Default or Event of Default then exists or would arise therefrom, the Net Cash Proceeds thereof shall not be required to be so applied on such date to the extent that Borrower has delivered an Officers’ Certificate to the Collateral Agent on or prior to such date stating that such proceeds shall be used to fund the acquisition of property used or usable in the business of a Loan Party or a Subsidiary thereof or repair, replace or restore the property in accordance with the provisions of the applicable Security Document in respect of which such Casualty Event has occurred, in each case within 270 days following the date of the receipt of such Net Cash Proceeds;
     (ii) to the extent such Casualty Event affects any of the Collateral, all property acquired to effect any repair, replacement or restoration of such Collateral shall be made subject to the Lien of the Security Documents in accordance with the provisions of Section 5.11;
     (iii) if all or any portion of such Net Cash Proceeds shall not be so applied within such 270-day period, such unused portion shall be applied on the last day of such period as a mandatory prepayment as provided in this Section 2.10(f); and
     (iv) no such prepayment shall be required with respect to Casualty Events resulting in no more than $1.0 million in Net Cash Proceeds in any fiscal year.
     (g) Excess Cash Flow. Within 10 days of the date of the delivery of the audited annual financial statements contemplated by Section 5.01(a), commencing with the fiscal year ending on December 31, 2006, Borrower shall make prepayments in accordance with Section 2.10(i)(ii) and Section 2.10(j) in an aggregate principal amount equal to 50% of Excess Cash Flow for the fiscal year then ended; provided, that if the Moody’s Rating is equal to or greater than Ba1 and the S&P Rating is equal to or greater than BB+, then Borrower shall make prepayments in accordance with Section 2.10(i)(ii) and Section 2.10(j) in an aggregate principal amount equal to 25% of Excess Cash Flow for the fiscal year then ended; provided, further, in the event of a split rating, the higher of such Debt Ratings shall be used to determine the applicable percentage above, except that, if there is a two tier difference in the Debt Ratings, the Debt Rating one notch higher than the lower of the two Debt Ratings shall be used to determine the applicable percentage above.
     (h) Redemption of Holdings Senior Notes. If Holdings does not redeem all of the aggregate principal amount of Holdings Senior Notes outstanding as of the Closing Date within 45 days after the Closing Date, (i) the Borrower shall make prepayments in accordance with Section 2.10(i) and Section 2.10(j), in an aggregate principal amount equal to the excess of (x) the sum of (A) all Term Loans outstanding as of such date plus (B) all Holdings Senior Notes outstanding as of such date over (y) the aggregate principal amount of all Holdings Senior Notes outstanding as of the Closing Date and (ii) all unused Term Loan Commitments outstanding as of such date shall immediately terminate.
     (i) Application of Prepayments.
     (i) Optional prepayments under this Agreement shall be applied to Loans of the Class and Type (and, in the case of prepayment of Term Loans, to reduce the scheduled installments of principal) as specified by Borrower in the applicable notice of prepayment in Section 2.10(j); provided that, in the event Borrower fails to specify the Loans to which any such prepayment shall be applied, such prepayment shall be applied first to repay outstanding Revolving Loans to the full extent thereof, and second to repay outstanding Term Loans to the full extent thereof. Mandatory prepayments of Term Loans made under this Agreement shall be applied to reduce the remaining scheduled installments of principal due in respect of the Term Loans under Section 2.09 pro rata on the basis of the respective amounts thereof then unpaid. After application of mandatory prepayments pursuant to the immediately preceding sentence and to the extent there are mandatory prepayment amounts remaining after such application, any such remaining portion of the mandatory prepayment amounts shall be applied (i) to prepay the Revolving Loans to the full extent thereof and to further permanently reduce the Revolving Commitments ratably among the Revolving Lenders by the amount of such prepayment (and Borrower shall comply with Section 2.10(b)), and (ii) then, to the extent of any remaining portion of the mandatory prepayment amounts, to further permanently reduce the Revolving Commitments ratably among the Revolving Lenders to the full extent thereof.
     (ii) Amounts to be applied pursuant to this Section 2.10 to the prepayment of Term Loans and Revolving Loans shall be applied, as applicable, first to reduce outstanding ABR Term Loans and ABR Revolving Loans, respectively. Any amounts remaining after each such application shall be applied to prepay Eurodollar Term Loans or Eurodollar Revolving Loans, as applicable. Notwithstanding the foregoing, if the amount of any prepayment of Loans required under this Section 2.10 shall be in excess of the amount of the ABR Loans at the time outstanding, only the portion of the amount of such prepayment as is equal to the amount of such outstanding ABR Loans shall be immediately prepaid and, at the election of Borrower, the balance of such required prepayment shall be either (x) deposited in the Collateral Account and applied to the prepayment of Eurodollar Loans on the last day of the then next-expiring Interest Period for Eurodollar Loans (with all interest accruing thereon for the account of Borrower) or (y) prepaid immediately, together with any amounts owing to the Lenders under Section 2.13. Notwithstanding any such deposit in the Collateral

Account, interest shall continue to accrue on such Loans until prepayment.
     (j) Notice of Prepayment. Borrower shall notify the Administrative Agent by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment, and (iii) in the case of any mandatory prepayment under Section 2.10(g), not later than 11:00 a.m., New York City time, ten Business Days before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.06.
     SECTION 2.11. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:
     (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the LIBOR Rate for such Interest Period; or
     (b) the Administrative Agent is advised by the Required Lenders that the LIBOR Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.
     SECTION 2.12. Increased Costs.
     (a) If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or the Issuing Bank; or
     (ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or

Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise) (except for purposes of this subsection (a) any such increased cost or reduction resulting from Taxes or Other Taxes (as to which Section 2.15 shall govern)), then Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
     (b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.
     (c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in Section 2.12(a) or Section 2.12(b), in detail sufficient to allow the Borrower to verify the computation thereof, shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within ten days after receipt thereof.
     (d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.12 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that, Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 2.12 for any increased costs or reductions incurred more than 180 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.
     (e) Borrower shall pay to each Lender, as long as such Lender shall be required to maintain reserves under Regulation D with respect to “Eurocurrency liabilities” within the meaning of Regulation D, or under any similar or successor regulation with respect

Eurocurrency liabilities or Eurocurrency funding, additional interest on the unpaid principal amount of each Eurodollar Loan equal to the actual costs of such reserves allocated to such Eurodollar Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which shall be due and payable on each date on which interest is payable on such LIBOR Loan, provided Borrower shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest from such Lender. If a Lender fails to give notice 10 days prior to the relevant interest payment date, such additional interest shall be due and payable 10 days from receipt of such notice.
     SECTION 2.13. Breakage Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan or Term Loan on the date specified in any notice delivered pursuant hereto or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by Borrower pursuant to Section 2.16, then, in any such event, Borrower shall compensate each Lender for the reasonable loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the LIBOR Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the Eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.13, in detail sufficient to allow the Borrower to verify the computation thereof, shall be delivered to Borrower and shall be conclusive absent manifest error. Borrower shall pay such Lender the amount shown as due on any such certificate within ten days after receipt thereof.
     SECTION 2.14. Payments Generally; Pro Rata Treatment; Sharing of Set-offs.
     (a) Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.12, 2.13 or 2.15, or otherwise) on or before the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 4 World Financial Center, 22nd Floor, New York, New York 10080, Attention: Nancy Meadows, except payments to be made directly to the Issuing Bank as expressly provided herein and except that payments pursuant to Sections 2.12, 2.13, 2.15 and 11.03 shall be made directly to the persons entitled thereto and payments pursuant to other Loan Documents shall be made to the persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.
     (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
     (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, Term Loans or participations in LC Disbursements resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Term Loans and participations in LC Disbursements and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Term Loans and participations in LC Disbursements of the other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Term Loans and participations in LC Disbursements; provided that, (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 2.14(c) shall not be construed to apply to any payment made by Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 2.14(c) shall apply). Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of Borrower in the amount of such participation.
     (d) Unless the Administrative Agent shall have received notice from Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that Borrower will not make such payment, the Administrative Agent may assume that Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
     (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.02(f), 2.14(d), 2.17(d) or 11.03(d), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such sections until all such unsatisfied obligations are fully paid.
     SECTION 2.15. Taxes.
     (a) Any and all payments by or on account of any obligation of Borrower hereunder or under any other Loan Document shall be made without set-off, counterclaim or other defense and free and clear of and without deduction or withholding for any and all Indemnified Taxes or Other Taxes; provided that, if Borrower shall be required by law to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section 2.15) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) Borrower shall make such deductions or withholdings and (iii) Borrower shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.
     (b) In addition, Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
     (c) Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within ten Business Days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.15) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. If in the reasonable opinion of Borrower, any amount has been paid to, by or on behalf of the Administrative Agent, any Lender or the Issuing Bank (as the case may be) pursuant to clause (a), (b) or this (c) of this Section 2.15 with respect to Taxes or Other Taxes which are not correctly or legally asserted, the Administrative Agent, such Lender or the Issuing Bank (as the case may be) will cooperate with Borrower in seeking to obtain a refund for the benefit of Borrower of such amount, provided that, the rendering of any such cooperation by the Administrative Agent, such Lender, or the Issuing Bank, would not, in the reasonable opinion of the Administrative Agent, such Lender, or the Issuing Bank, (i) cause the Administrative Agent, such Lender, or the Issuing Bank, to incur any expense or liability (which is not otherwise paid in full by Borrower prior to or at the time that such expense or liability is incurred) or (ii) have any adverse effect on the Administrative Agent, such Lender, or the Issuing Bank.

A certificate as to the amount of such payment or liability, in detail sufficient to allow the Borrower to verify the computation thereof, delivered to Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error. If the Administrative Agent, any Lender, or the Issuing Bank receives a written notice of Tax assessment from any Governmental Authority regarding any Tax in respect of which indemnification may be required pursuant to this Section 2.15(c), the Administrative Agent, such Lender, or the Issuing Bank, as the case may be, shall notify Borrower within 120 days following the receipt of such notice that such notice has been received; provided, however, that the failure of the Administrative Agent, such Lender, or the Issuing Bank to provide such notice shall not relieve Borrower of its obligation to make any indemnification payment under this Agreement.
     (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by Borrower to a Governmental Authority, Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
     (e) On or before the Closing Date in the case of the Administrative Agent, any Lender or the Issuing Bank, or on or before the acceptance of any appointment as the Administrative Agent in the case of a successor Agent, or on or before the effective date of an Assignment and Acceptance pursuant to which it became a Lender in the case of an assignee, or on or prior to the date that any Lender becomes an Issuing Bank pursuant to Section 2.17(i), and if otherwise reasonably requested from time to time by Borrower or the Administrative Agent, within 30 days of such request, the Administrative Agent, each Lender or the Issuing Bank which is not a U.S. Person within the meaning of Section 7701(a)(30) of the Tax Code shall provide to each of the Administrative Agent and Borrower two duly completed and signed copies of Internal Revenue Service Forms W-8BEN, or W-8ECI or successor form(s), as the case may be, certifying as to such Administrative Agent’s, Lender’s or Issuing Bank’s (if applicable) status for purposes of determining exemption from United States withholding taxes with respect to all payments to be made to the Administrative Agent, each Lender or the Issuing Bank under this Agreement. Until Borrower and the Administrative Agent have received such forms and indicating that payments under this Agreement are subject to an exemption from or reduction of United States withholding tax, Borrower or the Administrative Agent (if not withheld by Borrower) shall withhold taxes from such payments at the applicable statutory rate, without any obligation to “gross-up” or make the Administrative Agent, such Lender or Issuing Bank whole under clause (a) of this Section. In the case of an Administrative Agent, Lender, or Issuing Bank that is subject to a reduction of, rather than exemption from, United States withholding tax, the obligation of Borrower to “gross-up” under clause (a) of this Section shall not apply in respect of the amount of United States withholding tax that the Administrative Agent, such Lender, or the Issuing Bank is subject to at the time they become a party to this Agreement (provided, however, that in the case of an assignee that becomes a Lender pursuant to Section 11.04, the obligation of Borrower to “gross-up” under clause (a) of this Section, or indemnify for Indemnified Taxes under clause (c) of this Section, shall apply in respect of the amount of United States withholding tax that is applicable to payments made on or after the date upon which the assignee first becomes a Lender to the same extent that Borrower would have been obligated to “gross-up” under clause (a) of this Section, or indemnify for

Indemnified Taxes under clause (c) of this Section, had the Administrative Agent, relevant Lender, or the Issuing Bank, as the case may be, not made such assignment to such assignee).
     (f) If (i) the Administrative Agent, any Lender, or the Issuing Bank receives a cash refund in respect of an overpayment of Indemnified Taxes or Other Taxes from a Governmental Authority with respect to, and actually resulting from, an amount of Indemnified Taxes or Other Taxes actually paid to or on behalf of the Administrative Agent, such Lender, or Issuing Bank by Borrower (a “Tax Refund”) and (ii) the Administrative Agent, such Lender, or the Issuing Bank, as the case may be, determines in its reasonable opinion that such Tax Refund has been correctly paid by such Governmental Authority and will not be required to be repaid to such Governmental Authority, then the Administrative Agent, such Lender, or the Issuing Bank, as the case may be, shall use its reasonable efforts to notify Borrower of such Tax Refund and to forward the proceeds of such Tax Refund (or relevant portion thereof) to Borrower as reduced by any expense or liability incurred by the Administrative Agent, such Lender, or the Issuing Bank, as the case may be, in connection with obtaining such Tax Refund.
     SECTION 2.16. Mitigation Obligations; Replacement of Lenders.
     (a) Mitigation of Obligations. If any Lender requests compensation under Section 2.12, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the reasonable judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.12 or 2.15, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
     (b) Replacement of Lenders. If any Lender requests compensation under Section 2.12, or if Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15, or if any Lender defaults in its obligation to fund Loans hereunder, then Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 11.04), all of its interests, rights and obligations under this Agreement to an assignee selected by Borrower that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that, (i) Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, the Issuing Bank), which consent shall not unreasonably be withheld; (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or Borrower (in the case of all other amounts); and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.12 or payments required to be made pursuant to Section 2.15, such assignment will result in a material reduction in such compensation or payments. A

Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling Borrower to require such assignment and delegation cease to apply.
     SECTION 2.17. Letters of Credit.
     (a) General. Subject to the terms and conditions set forth herein, Borrower may request the issuance of Letters of Credit for its own account or the account of any other Loan Party or Subsidiary thereof in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Availability Period (provided that, Borrower shall be a co-applicant with respect to each Letter of Credit issued for the account of or in favor of another Loan Party or Subsidiary). In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter-of-credit application or other agreement submitted by Borrower to, or entered into by Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
     (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (at least three Business Days in advance of the requested date of issuance, amendment, renewal or extension, or such shorter period as is acceptable to such respective Issuing Bank) a duly completed Letter of Credit Request, together with such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, Borrower also shall submit a letter-of-credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit, Borrower shall be deemed to represent and warrant that) after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure shall not exceed $25.0 million, (ii) the total Revolving Exposures shall not exceed the total Revolving Commitments, (iii) the stated amount of each Letter of Credit shall be no less than $500,000, or such lesser amount as is acceptable to the Issuing Bank, and (iv) each Letter of Credit shall be denominated in dollars.
     (c) Expiration Date. Each Letter of Credit shall expire no later than the close of business on the earlier of (i) in the case of a Standby Letter of Credit, (x) the date one year after the date of the issuance of such Standby Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (y) the date that is 15 Business Days prior to the Revolving Maturity Date and (ii) in the case of a Commercial Letter of Credit, (x) the date that is 180 days after the date of issuance of such Commercial Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (y) the date that is 15 Business Days prior to the Revolving Maturity Date.
     (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Pro Rata Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Pro Rata Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by Borrower on the date due as provided in Section 2.17(e), or of any reimbursement payment required to be refunded to Borrower for any reason. Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.17(d) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or Event of Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
     (e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, Borrower shall reimburse such LC Disbursement by paying to the Issuing Bank an amount equal to such LC Disbursement not later than 2:00 p.m., New York City time, on the date that such LC Disbursement is made, if Borrower shall have received notice of such LC Disbursement prior to 11:00 a.m., New York City time on such date, or, if such notice has not been received by Borrower prior to such time on such date, then not later than 2:00 p.m., New York City time, on (i) the Business Day that Borrower receives such notice, if such notice is received prior to 11:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 that such payment be financed with an ABR Revolving Borrowing in an equivalent amount and, to the extent so financed, Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing. If Borrower fails to make such payment when due, the Issuing Bank shall notify the Administrative Agent and the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from Borrower in respect thereof and such Lender’s Pro Rata Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Pro Rata Percentage of the unreimbursed LC Disbursement in the same manner as provided in Section 2.02(f), with respect to Loans made by such Lender, and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from Borrower pursuant to this Section 2.17(e), the Administrative Agent shall, to the extent that Revolving Lenders have made payments pursuant to this Section 2.17(e) to reimburse the Issuing Bank, distribute such payment to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this Section 2.17(e) to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans as contemplated above) shall not constitute a Loan and shall not relieve Borrower of its obligation to reimburse such LC Disbursement.
     (f) Obligations Absolute. The obligation of Borrower to reimburse LC Disbursements as provided in Section 2.17(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.17(f), constitute a legal or equitable discharge of, or provide a right of set-off against, the obligations of Borrower hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Affiliates, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank; provided that, the foregoing shall not be construed to excuse the Issuing Bank from liability to Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by Borrower to the extent permitted by applicable law) suffered by Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.
     (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that, any failure to give or delay in giving such notice shall not relieve Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement (other than with respect to the timing of such reimbursement obligation set forth in Section 2.17(e)).
     (h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if Borrower fails to reimburse such LC Disbursement when due pursuant to Section 2.17(e), then Section 2.06(c) shall apply. Interest accrued pursuant to this Section 2.17(h) shall be for the account of the Issuing

Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to Section 2.17(e) to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
     (i) Resignation or Removal of the Issuing Bank; Additional Issuing Banks. The Issuing Bank may resign as Issuing Bank or be replaced at any time by written agreement among Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. Borrower may, at any time and from time to time with the consent of the Administrative Agent (which consent shall not be unreasonably withheld) and such Lender, by written agreement designate one or more additional Lenders to act as an issuing bank under the terms of this Agreement. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank or any such additional Issuing Bank. At the time any such replacement shall become effective, Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.05(c). From and after the effective date of any such replacement or addition, as applicable, (i) the successor or additional Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter by such Lender, and (ii) references herein and in the other Loan Documents to the term “Issuing Bank” shall be deemed to refer to such successor or such addition to any previous Issuing Bank, or to such successor or such addition and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit. If at any time there is more than one Issuing Bank hereunder, Borrower may, in its discretion, select which Issuing Bank is to issue any particular Letter of Credit.
     (j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this Section 2.17(j), Borrower shall deposit in the LC Sub-Account, in the name of the Collateral Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that, the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to Borrower described in paragraph (g) or (h) of Article VIII. Each such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the obligations of Borrower under this Agreement. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Collateral Agent and at the risk and expense of Borrower, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be invested in Cash Equivalents and applied by the Collateral Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving

Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other Obligations of Borrower under this Agreement. If Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount plus any accrued interest or realized profits or such amounts (to the extent not applied as aforesaid) shall be returned to Borrower within three Business Days after all Events of Default have been cured or waived.
     SECTION 2.18. Facility Increase. Borrower may by written notice to the Administrative Agent elect to request on one or more occasions (i) the establishment of one or more additional term loan commitments (each, an “Additional Term Loan Commitment”; and the term loans made pursuant to such Additional Term Loan Commitments are referred to herein as “Additional Term Loans”) and/or (ii) an increase in the aggregate Revolving Commitments, so long as after giving affect to any such request the aggregate amount of Additional Term Loan Commitments and increases in the aggregate Revolving Commitments does not exceed $200.0 million. Each such notice shall specify (a) the date (each, an “Increased Amount Date”) on which Borrower proposes that the Additional Term Loan Commitments and/or increase in Revolving Commitments, as the case may be, shall be effective, which shall be a date not less than 10 Business Days nor more than 90 days after the date on which such notice is delivered to the Administrative Agent or such earlier date as may reasonably be acceptable to the Administrative Agent and (b) the amount of the Additional Term Loan Commitments being requested (which shall be in minimum increments of $5.0 million and a minimum amount of $25.0 million, or the amount equal to the then remaining Additional Term Loan Commitment. Each Revolving Lender shall, by notice to the Borrower and the Administrative Agent given not more than 10 days after the date of the Borrower’s notice, either agree to increase its Revolving Commitments by all or a portion of such Revolving Lender’s pro rata portion of the offered amount or decline to increase its Revolving Commitment (and any Revolving Lender that does not deliver such a notice within such period of 10 days shall be deemed to have so declined). Each Term Lender shall, by notice to the Borrower and the Administrative Agent given not more than 10 days after the date of the Borrower’s notice, either agree to make such Additional Term Loan Commitment by all or a portion of such Term Lender’s pro rata portion of the offered amount or decline to make such Additional Term Loan Commitment (and any Term Lender that does not deliver such a notice within such period of 10 days shall be deemed to have so declined). In the event that, on the 10th day after the Borrower shall have delivered a notice pursuant to this Section 2.18, the amount of the Additional Term Loan Commitments agreed to are less than the Additional Term Loan Commitments requested by the Borrower, the Borrower may arrange for one or more banks or other entities to extend Additional Term Loan Commitments in an aggregate amount equal to the unsubscribed amount; provided, however, that each Additional Lender, if not already a Lender hereunder, shall be subject to the prior approval of the Administrative Agent (and, in the case of an increase in the Revolving Commitments, the Issuing Bank), which consent shall not be unreasonably withheld or delayed (each, an “Additional Lender”); provided that any Lender approached to provide all or a portion of the Additional Term Loan Commitments or increase in Revolving Commitments, as the case may be, may elect or decline, in its sole discretion, to provide an Additional Term Loan Commitment or increase its Revolving Commitment. Any such Additional Term Loan Commitments and increase in the aggregate Revolving Commitments shall become effective, as of such Increased Amount Date; provided that (1) no Default or Event of Default shall exist on the Increased Amount Date before or immediately after giving effect to such Additional Term Loan Commitments or increase in Revolving Commitments, as the case may be; (2) Borrower shall be in pro forma compliance with each of the covenants set forth in Section 6.07 as of the last day of the most recently ended fiscal quarter for which financial statements are available to Borrower after giving effect to such Additional Term Loan Commitments or increase in Revolving Commitments, as the case may be;

and (3) the Additional Term Loan Commitments or increase in Revolving Commitments, as the case may be, shall be effected pursuant to one or more joinder agreements (in form and substance reasonable acceptable) executed and delivered by Borrower, Administrative Agent and the corresponding Lenders, and each of which shall be recorded in the Register. Any Additional Term Loans made on an Increased Amount Date shall, for all purposes, constitute “Term Loans” hereunder. On any Increased Amount Date on which any Additional Term Loan Commitments are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each Additional Lender with an Additional Term Loan Commitment shall make an Additional Term Loan to Borrower in an amount equal to its Additional Term Loan Commitment, and (ii) each Additional Lender with an Additional Term Loan Commitment shall become a Lender hereunder with respect to the Additional Term Loan Commitment and the Additional Term Loans made pursuant thereto. Administrative Agent shall notify Lenders promptly upon receipt of Borrower’s notice of each Increased Amount Date of the Additional Term Loan Commitments or the increase in Revolving Commitments and the Additional Lenders, if any.
     The terms and provisions of the Additional Term Loans and Additional Term Loan Commitments shall be identical to the initial Term Loans made hereunder. The Additional Term Loans will constitute Obligations hereunder for all purposes of this Agreement and the Security Documents and will be secured by the Collateral securing the other Obligations. The parties hereto acknowledge and agree that the Administrative Agent may hereunder or pursuant to any Joinder Agreement may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.18, including, without limitation, conforming amendments (which may be in the form of an amendment and restatement) to provide for the Additional Term Loans to share ratably in the benefits of this Agreement and the other Loan Documents with the Term Loans and Revolving Loans; provided that such amendments may not alter the obligations of the Loan Parties under the Loan Documents except as provided in this Section.
ARTICLE III
Representations and Warranties
     Each of the Loan Parties, as applicable, represents and warrants to the Administrative Agent, the Collateral Agent, the Issuing Bank and each of the Lenders that:
     SECTION 3.01. Organization; Powers. Each Company (a) is duly organized and validly existing under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to carry on its business as now conducted, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, and (c) is qualified and in good standing (to the extent such concept is applicable in the applicable jurisdiction) to do business in every jurisdiction where such qualification is required, except in such jurisdictions where the failure to so qualify, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     SECTION 3.02. Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s powers and have been duly authorized by all necessary action. This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
     SECTION 3.03. Governmental Approvals; No Conflicts. Except as set forth on Schedule 3.03, the Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect, (ii) filings necessary to perfect Liens created under the Loan Documents and (iii) consents, approvals, registrations, filings or actions the failure of which to obtain or perform could not reasonably be expected to result in a Material Adverse Effect; (b) will not violate (i) any applicable law or regulation except for violations that could not reasonably be expected to result in a Material Adverse Effect, or (ii) the charter, bylaws or other organizational documents of any Company (other than any Immaterial Subsidiary) or any order of any Governmental Authority; (c) will not violate, result in a default or require any consent or approval under any indenture, agreement or other instrument binding upon any Company or its assets, or give rise to a right thereunder to require any payment to be made by any Company, except for violations, defaults or the creation of such rights that could not reasonably be expected to result in a Material Adverse Effect; and (d) will not result in the creation or imposition of any Lien on any asset of any Company, except Liens created under the Loan Documents and Permitted Liens.
     SECTION 3.04. Financial Statements. All financial statements delivered to the Lenders by Borrower have been prepared in accordance with GAAP applied on a consistent basis throughout the periods presented (except as disclosed therein, and in the case of interim financial statements for the absence of footnotes and year-end adjustments). The unaudited pro forma financial statements and the notes thereto delivered to the Lenders by Borrower have been prepared on a basis consistent with the historical financial statements of Holdings and its Subsidiaries and give effect to assumptions used in the preparation thereof on a reasonable basis and in good faith and present fairly in all material respects the historical transactions and the proposed Transactions.
     SECTION 3.05. Properties.
     (a) Each Loan Party has good title to, or valid leasehold interests in or other valid rights to use, all of such Company’s Real Property, and all of such Loan Party’s personal property material to its business. Title to all such property held by such Loan Party is free and clear of all Liens except for Permitted Liens. The property of the Companies, taken as a whole, (i) is in good operating order, condition and repair (ordinary wear and tear excepted) (except to the extent such condition could not reasonably be expected to result in a Material Adverse Effect) and (ii) constitutes all the properties that are required for the business and operations of the Companies as currently conducted.
     (b) Each Company owns, or is licensed to use, all Intellectual Property used in the conduct of its business as currently conducted, except for those the failure to own or license that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No claim has been asserted and is pending by any person challenging or questioning the use of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Company know of any valid basis for any such claim. The use of such Intellectual Property by each Company does not infringe the rights of any person, except for such claims and infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     (c) No Company has received any notice of, nor has any knowledge of, the occurrence or pendency or contemplation of any Casualty Event, zoning change, variance or special zoning exception affecting or that would affect all or any portion of the property that would reasonably be expected to have a Material Adverse Effect.
     SECTION 3.06. Equity Interests and Subsidiaries; Consent.
     (a) Schedule 3.06(a) sets forth a list of (i) all Subsidiaries of Holdings and their jurisdiction of organization as of the Closing Date; (ii) the number of shares of each class of its Equity Interests authorized, and the number outstanding, on the Closing Date and the number of shares covered by all outstanding options, warrants, rights of conversion or purchase and similar rights at the Closing Date of each such Subsidiary; and (iii) a designation as to whether such Subsidiary constitutes a Non-Guarantor Subsidiary. Schedule 3.06(a) designates the only Subsidiaries of Borrower that constitute Non-Guarantor Subsidiaries on the Closing Date. Such schedule may be amended from time to time without the prior written consent of the Administrative Agent so long as the Loan Parties and their Subsidiaries comply with all related obligations under this Agreement (including obligations described in Section 5.11 hereof). All Equity Interests of each direct and indirect Subsidiary of Holdings are duly and validly issued, are fully paid and non-assessable. Each Loan Party is the record and beneficial owner of, and has good and marketable title to, the Equity Interests pledged by it under the applicable Security Agreement, free of any and all Liens, rights or claims of other persons, except for the security interest created by the Security Agreements.
     (b) No consent of any person including any other general or limited partner, any other member of a limited liability company, any other shareholder or any trust beneficiary is necessary or desirable in connection with the creation, perfection or first priority status of the security interest of the Collateral Agent in any Equity Interests, pledged to the Collateral Agent for the benefit of the Secured Parties under any Security Agreement or the exercise by the Collateral Agent of the voting or other rights provided for in any Security Agreement or the exercise of remedies in respect thereof.
     SECTION 3.07. Litigation; Compliance with Laws.
     (a) Except as set forth on Schedule 3.07, there are no investigations, actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to the knowledge of any Company, threatened against or affecting any Company or any business, property or rights of any such person (i) that involve any Loan Document or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.
     (b) Except for matters covered by Section 3.17, no Company or any of its property is in violation of, nor will the continued operation of their property as currently conducted violate, any Requirements of Law (including any zoning or building ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting the Real Property or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, in each case where such violation or default could reasonably be expected to result in a Material Adverse Effect.
     SECTION 3.08. Agreements.
     (a) No Company is a party to any agreement or instrument or subject to any corporate or other constitutional restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.
     (b) No Company is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other agreement or instrument to which it is a party or by which it or any of its property are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.
     (c) Schedule 3.08 accurately and completely lists all Material Agreements (other than Leases of Real Property) to which any Loan Party is a party that were in effect on the Closing Date and Borrower has delivered to the Administrative Agent complete and correct copies of all such Material Agreements, including any amendments, supplements or modifications with respect thereto in effect as of the Closing Date.
     SECTION 3.09. Federal Reserve Regulations.
     (a) No Company is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.
     (b) No part of the proceeds of any Loan or any Letter of Credit will be used in any manner, whether directly or indirectly, for any purpose that violates, or that is inconsistent with, the provisions of the regulations of the Board, including Regulation T, U or X. The pledge of the Securities Collateral (as defined in the Security Agreement) pursuant to the Security Agreements does not violate such regulations.
     SECTION 3.10. Investment Company Act. No Company is an “investment company” or a company “controlled” by an “investment company,” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended.
     SECTION 3.11. Use of Proceeds. Borrower will use the proceeds of the Loans (a) to finance a portion of the Transactions, (b) to pay fees and expenses related thereto and (c) for general corporate purposes of Holdings and its Subsidiaries.
     SECTION 3.12. Taxes. Each Company has (a) filed or caused to be filed all federal Tax Returns and all material state, local and foreign Tax Returns or materials required to have been filed by it and (b) duly paid or caused to be duly paid all Taxes (whether or not shown on any Tax Return) due and payable by it and all assessments received by it, except Taxes that are being contested in good faith by appropriate proceedings and for which such Company shall have set aside on its books adequate reserves in accordance with GAAP.
     SECTION 3.13. No Material Misstatements. No written information, report, financial statement, exhibit or schedule furnished by or on behalf of any Company to any Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto, taken together with all related information so furnished, contained, contains or will contain (when delivered) any material misstatement of fact or omitted, omits or will omit (when delivered) to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading as of the date such information is dated or certified; provided that, to the extent any such information, report, financial statement, exhibit or schedule was based upon or constitutes a forecast, projection or pro forma adjustment, each Company represents only that it acted in good faith and utilized reasonable assumptions and due care in the preparation of such information, report, financial statement, exhibit or schedule (it being understood that, with respect to projected financial information, actual results may vary significantly from such projected results).
     SECTION 3.14. Labor Matters. As of the Closing Date, there are no strikes, lockouts or slowdowns against any Company pending or, to the knowledge of any Company, threatened which could reasonably be expected to result in a Material Adverse Effect. The hours worked by and payments made to employees of any Company have not been in violation of the Fair Labor Standards Act or any other applicable federal, state, local or foreign law dealing with such matters in any manner that could reasonably be expected to result in a Material Adverse Effect. All payments due from any Company, or for which any claim may be made against any Company, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of such Company except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Company is bound.
     SECTION 3.15. Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the fair value of the assets of the Loan Parties, taken as a whole, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Loan Parties, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their collective debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Loan Parties, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Loan Parties, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Closing Date.
     SECTION 3.16. Employee Benefit Plans.
     (a) Each Company and its ERISA Affiliates are in compliance in all material respects with the applicable provisions of ERISA and the Tax Code and the regulations and published interpretations thereunder. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect. No liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Plan or any trust established under Title IV of ERISA has been or is expected to be incurred by any Company or any ERISA Affiliate. No Company or any of its ERISA Affiliates sponsor, contribute, participate in or have any liability under a plan established under Title IV of ERISA or a Multiemployer Plan.

     (b) Each Foreign Plan has been maintained in substantial compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities, except when such failure to comply is not reasonably expected to result in a Material Adverse Effect. No Company has incurred any material obligation in connection with the termination of or withdrawal from any Foreign Plan that is reasonably expected to result in a Material Adverse Effect. The present value of the accrued benefit liabilities (whether or not vested) under each Foreign Plan that is funded, determined as of the end of the most recently ended fiscal year of the respective Company on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Plan by an amount that is reasonably expected to result in a Material Adverse Effect.
     SECTION 3.17. Environmental Matters.
     (a) The Real Property of the Companies does not contain, and has not previously contained, therein, thereon or thereunder, including the soil and groundwater thereunder, any Hazardous Materials in amounts or concentrations that (i) constitute or constituted a violation of, (ii) require a Response under, or (iii) could give rise to liability under, Environmental Laws, which violations, Response and liabilities, in the aggregate, could reasonably be expected to result in a Material Adverse Effect;
     (b) All operations of the Companies are in compliance, and, to the knowledge of the Companies, the Real Property is, and in the last three years such operations and the Real Property have been in compliance, with all Environmental Laws and all necessary permits have been obtained and are in effect, except to the extent that such non-compliance or failure to obtain any necessary permits, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect;
     (c) There have been no Releases or threatened Releases by any Company or, to their knowledge, by any other party, at, from, under or proximate to the Real Property or otherwise in connection with the operations of any Company, which Releases or threatened Releases, in the aggregate, could reasonably be expected to result in a Material Adverse Effect;
     (d) None of the Companies has received any notice of an Environmental Claim in connection with the Real Property or operations of any Company or with regard to any person whose liabilities for environmental matters any of the Companies has retained or assumed, in whole or in part, contractually, by operation of law or otherwise, that, in the aggregate, could reasonably be expected to result in a Material Adverse Effect;
     (e) Hazardous Materials have not been transported from Real Property of the Companies by or on behalf of any of the Companies, nor have Hazardous Materials been generated, treated, stored or disposed of at, on or under any of such Real Property in a manner that could give rise to liability under, or in violation of, any Environmental Law, nor has any Company retained or assumed any liability, contractually, by operation of law or otherwise, with respect to the generation, treatment, storage, transport or disposal of Hazardous Materials, which transportation, generation, treatment, storage or disposal, or retained or assumed liabilities, in the aggregate, could reasonably be expected to result in a Material Adverse Effect;

     (f) No Lien has been recorded, or to the knowledge of any Company threatened, under any Environmental Law with respect to any owned Real Property or relating to any operations or assets of any Company;
     (g) No Real Property of the Companies is (i) listed or proposed for listing on the National Priorities List under CERCLA or (ii) to the knowledge of the Companies, listed on the Comprehensive Environmental Response, Compensation and Liability Information System promulgated pursuant to CERCLA, or (iii) to the knowledge of the Companies, included on any similar list maintained by any Governmental Authority (except in the case of clauses (ii) and (iii), for listings relating to events or conditions that could not reasonably be expected to have a Material Adverse Effect); and
     (h) No Company is currently conducting any Response pursuant to any Environmental Law with respect to any Real Property or any other location except such waste management activities, air emission or water discharges which are conducted in compliance with Environmental Laws in the normal course of the Companies’ operations or any other Response that could not reasonably be expected to result in a Material Adverse Effect.
     SECTION 3.18. Insurance. Schedule 3.18 sets forth a true, complete and correct description of all insurance maintained by each Loan Party as of the Closing Date. As of such date, such insurance is in full force and effect and all premiums have been duly paid. Each Company has insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.
     SECTION 3.19. Security Documents.
     (a) The Security Agreements are effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in and Lien on the Security Agreement Collateral and, when (i) financing statements and other filings in appropriate form are filed in the appropriate governmental offices and (ii) the Loan Parties have complied with Article III of the U.S. Security Agreement, the security interest granted under the U.S. Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in such Collateral (other than (A) the Intellectual Property and (B) such Collateral in which a security interest cannot be perfected under the Uniform Commercial Code as in effect at the relevant time in the relevant jurisdiction for filing), in each case subject to no Liens other than Permitted Liens.
     (b) When the appropriate financing statements are filed in the appropriate filing offices and the U.S. Security Agreement is filed in the United States Patent and Trademark Office and the United States Copyright Office, the security interests granted under the U.S. Security Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in the Intellectual Property (as defined in the U.S. Security Agreement), in each case subject to no Liens other than Permitted Liens (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered trademarks, trademark applications and copyrights acquired by the grantors after the Closing Date).

     (c) Each Security Document delivered pursuant to Section 5.11 will, upon execution and delivery thereof, be effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Collateral described therein, and when such Security Document is filed or recorded in the appropriate offices as may be required under applicable law, such Security Document will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Security Agreement Collateral, in each case subject to no Liens other than the applicable Permitted Liens.
     SECTION 3.20. Material Adverse Changes. Since December 31, 2005, there has been no change that could reasonably be expected to result in a Material Adverse Effect.
ARTICLE IV
Conditions of Lending
     The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder are subject to the satisfaction of the following conditions:
     SECTION 4.01. All Credit Extensions. On the date of each Borrowing (including the date that the Term Loans hereunder are made), and on the date of each issuance, amendment, extension or renewal of a Letter of Credit (each such event being called a “Credit Extension”):
     (a) The Administrative Agent shall have received a notice of such Borrowing as required by Section 2.03 (or such notice shall have been deemed given in accordance with Section 2.03) or, in the case of the issuance, amendment, extension or renewal of a Letter of Credit, the Issuing Bank and the Administrative Agent shall have received a notice requesting the issuance, amendment, extension or renewal of such Letter of Credit as required by Section 2.17(b).
     (b) No Default or Event of Default shall have occurred and be continuing and no Default or Event of Default will result from such Borrowing.
     (c) Each of the representations and warranties set forth in Article III hereof or in any other Loan Document shall be true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date of such Credit Extension with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date (in which case shall have been true and correct in all material respects (except that those that are qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of such earlier date).
Each Credit Extension shall be deemed to constitute a representation and warranty by Borrower and each other Loan Party on the date of such Credit Extension as to the matters specified in paragraphs (b) and (c) above.

     SECTION 4.02. Initial Credit Extension. The effectiveness of this Agreement is subject to the fulfillment, to the satisfaction of the Administrative Agent, of each of the following conditions:
     (a) Loan Documents. All legal matters incident to this Agreement, the Borrowings and extensions of credit hereunder and the other Loan Documents shall be satisfactory to the Lenders, to the Issuing Bank and to the Administrative Agent and the Administrative Agent shall have received a duly executed counterpart of each of the Loan Documents, including, without limitation, this Agreement, each Security Agreement and the Perfection Certificate.
     (b) Corporate Documents. The Administrative Agent shall have received:
     (i) a certificate of the Secretary or Assistant Secretary of each Loan Party dated the Closing Date and certifying (A) that attached thereto is a true and complete copy of the certificate or articles of incorporation or other constitutive documents, including all amendments thereto certified as of a recent date by the Secretary of State (or like official) of the jurisdiction of its organization (if such document is of a type that may be so certified), (B) that attached thereto is a true and complete copy of the bylaws or other organizational documents of each Loan Party as in effect on the Closing Date and at all times since a date prior to the date of the resolutions described in clause (C) below, (C) that attached thereto is a true and complete copy of resolutions duly adopted by the Board of Directors or other governing body of such person authorizing the execution, delivery and performance of the Loan Documents to which such person is a party and, in the case of Borrower, the borrowings hereunder, and that such resolutions have not been modified, rescinded or amended and are in full force and effect and (D) as to the incumbency and specimen signature of each officer executing any Loan Document or any other document delivered in connection herewith on behalf of such person (together with a certificate of another officer as to the incumbency and specimen signature of the Secretary or Assistant Secretary executing the certificate in this clause (i));
     (ii) certificates as to the good standing of each Loan Party as of a recent date, from the Secretary of State (or like official) of the jurisdiction of its organization, to the extent such certificates or their equivalent are issued by such jurisdiction; and
     (iii) such other documents as the Administrative Agent, the Issuing Bank or the Lenders may reasonably request.
     (c) Officer’s Certificate. The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer of Borrower, confirming compliance with the conditions precedent set forth in Section 4.01 and stating that each of Holdings and its Subsidiaries is compliance with all applicable Requirements of Law, including all applicable environmental laws and regulations, except to the extent such noncompliance could not reasonably be expected to have a Material Adverse Effect.
     (d) Redemption of the Holdings Senior Notes and Other Transactions, Etc.

     (i) The Lenders shall be reasonably satisfied with the form and substance of the Transaction Documents; the Transactions scheduled to occur on the Closing Date shall have been consummated or shall be consummated simultaneously on the Closing Date, in each case in all material respects in accordance with the terms hereof and the terms of the Transaction Documents (and without the waiver or amendment of any such terms not approved by the Administrative Agent and the Arrangers).
     (ii) The Administrative Agent shall have received copies of the Holdings Senior Note Documents certified by a Responsible Officer of Holdings as true, complete and current.
     (iii) The Refinancing shall have been consummated in full to the satisfaction of the Lenders with all Liens in favor of the lenders to the Existing Credit Agreement being unconditionally released; the Administrative Agent shall have received a “pay-off” letter with respect to all debt being refinanced in the Refinancing; the Administrative Agent shall have received from any person holding any Lien securing any such debt, such UCC (or other) termination statements, mortgage releases, releases of assignments of leases and rents and other instruments, in each case in proper form for recording, as the Administrative Agent shall have reasonably requested to release and terminate of record the Liens securing such debt.
     (iv) The Lenders shall be reasonably satisfied with the capitalization, the terms and conditions of any equity arrangements, the ownership, management, tax, corporate, legal or other organizational structure of Borrower and each Guarantor.
     (v) Holdings shall have delivered or shall deliver substantially contemporaneously with the closing hereunder to the indenture trustee (with a copy to the Administrative Agent) under the Holdings Senior Note Agreement a notice of redemption of all Holdings Senior Notes.
     (e) Indebtedness. After giving effect to the Transactions (other than the Redemption) and the other transactions contemplated hereby, no Company shall have outstanding any Indebtedness, Preferred Stock or minority interests other than (i) the Loans and extensions of credit hereunder, (ii) the Holdings Senior Notes, (iii) the Indebtedness described on Schedule 6.01 attached hereto and (iv) the minority interests described on Schedule 3.06(a) attached hereto.
     (f) Financial Statements; Pro Forma Balance Sheet; Projections. The Lenders shall have received, reviewed, and be reasonably satisfied with, (i) the unaudited consolidated balance sheets and related statements of income, stockholders’ equity and cash flows of Holdings and its Subsidiaries for each fiscal quarter of the fiscal year in which the Closing Date occurs ended prior to 45 days prior to the Closing Date and for the comparable periods of the preceding fiscal year; (ii) the pro forma consolidated balance sheets and statements of income for Holdings and its Subsidiaries, as well as the pro forma levels of EBITDA and other operating data, for the fiscal year ended December 31, 2005 and each fiscal quarter of the fiscal year in which the Closing Date occurs ended prior to 45 days prior to the Closing Date and for the comparable periods of the preceding fiscal year, after giving effect to the transactions contemplated hereby; and (iii) final forecasts of the financial performance of Holdings and its Subsidiaries. The forecasts provided to the Lenders and any cost savings shall be included in such financial statements prepared in accordance with GAAP only to the extent permitted to be included in pro forma financial statements set forth in a registration statement filed with the Securities and Exchange Commission.
     (g) Opinions of Counsel. The Administrative Agent shall have received, on behalf of itself, the other Agents, the Arrangers, the Lenders and the Issuing Bank, a favorable written opinion of Gibson, Dunn & Crutcher LLP, special counsel for certain of the Loan Parties, and of each other local counsel listed on Schedule 4.02(g), in each case (A) in form reasonably acceptable to the Administrative Agent, (B) dated the Closing Date, (C) addressed to the Agents, the Arrangers, the Issuing Bank, and the Lenders and (D) covering such other matters relating to the Loan Documents and the Transactions as the Administrative Agent shall reasonably request.
     (h) Requirements of Law. The Administrative Agent shall be satisfied that the Transactions shall be in full compliance with all material Requirements of Law, including Regulations T, U and X of the Board.
     (i) Financial Condition Certificate. The Administrative Agent shall have received a certificate from the chief financial officer of Borrower, substantially in the form of Exhibit L, dated the Closing Date and with appropriate attachments, demonstrating, after giving effect to the Transaction, the solvency of the Loan Parties on a consolidated basis.
     (j) Consents. The Administrative Agent shall be satisfied that all material consents and approvals required from Governmental Authorities and third parties in connection with the Transactions have been obtained and remain in effect, and there shall be no governmental or judicial action (or any adverse development therein), actual or threatened, that the Lenders shall reasonably determine has or could have, singly or in the aggregate, a Material Adverse Effect or could materially and adversely affect the ability of Holdings and its Subsidiaries to fully and timely perform their respective obligations under the Transaction Documents, or the ability of the parties to consummate the financings contemplated hereby or the other Transactions.
     (k) Litigation. Except as set forth on Schedule 3.07, there shall be no litigation, public or private, or administrative proceedings, governmental investigation or other legal or regulatory developments that, singly or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or could materially and adversely affect the ability of Holdings and its Subsidiaries to fully and timely perform their respective obligations under the Transaction Documents, or the ability of the parties to consummate the financings contemplated hereby or the other Transactions.
     (l) Sources and Uses. The sources and uses of the Loans shall be as set forth in Section 3.11.
     (m) Fees and Expenses. The Arrangers, Lenders and Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all reasonable out-of-

pocket expenses (including the reasonable legal fees and expenses of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel to the Administrative Agent and other foreign and local counsel to the Administrative Agent) required to be reimbursed or paid by Borrower hereunder or under any other Loan Document.
     (n) Personal Property Requirements. The Collateral Agent shall have received from each Loan Party (except to the extent the Administrative Agent determines that any of the following is not commercially feasible, taking into account the cost to procure and the effectiveness and enforceability under local law):
     (i) all certificates, agreements or instruments representing or evidencing the Pledged Equity Interests and the Pledged Intercompany Debt (each as defined in the U.S. Security Agreement) accompanied by instruments of transfer and stock powers endorsed in blank;
     (ii) all other certificates, agreements, including Control Agreements, or instruments necessary to perfect security interests in all Chattel Paper, all Instruments, all Deposit Accounts and all Investment Property of each Loan Party (as each such term is defined in the U.S. Security Agreement and to the extent required by the terms of the U.S. Security Agreement);
     (iii) UCC financing statements in appropriate form for filing under the UCC and such other documents under applicable Requirements of Law in each jurisdiction as may be necessary or appropriate to perfect the Liens created, or purported to be created, by the Security Documents;
     (iv) certified copies of Requests for Information (Form UCC-11), tax lien, judgment lien, bankruptcy and pending lawsuit searches or equivalent reports or lien search reports, each of a recent date listing all effective financing statements, lien notices or comparable documents that name (A) any domestic Loan Party as debtor and that are filed in those state and county jurisdictions in which any of the property of such domestic Loan Party is located and the state and county jurisdictions in which such domestic Loan Party’s principal place of business is located, and (B) any foreign Loan Party, to the extent obtainable from the District of Columbia, none of which encumber the Collateral covered or intended to be covered by the Security Documents (other than those relating to Liens acceptable to the Collateral Agent);
     (v) delivery of such documents and instruments and instruments as the Collateral Agent may request for filing with the United States Patent, Trademark and Copyright Offices, and the execution and/or delivery of such other security and other documents, and the taking of all actions as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the Liens created, or purported to be created, by the Security Agreements;
     (vi) any documents required to be submitted to the Collateral Agent by the Loan Parties as may be necessary or desirable to perfect the security interest of the Collateral Agent pursuant to each Foreign Security Agreement; and
     (vii) evidence acceptable to the Collateral Agent of payment by the Loan Parties of all applicable recording taxes, fees, charges, costs and expenses required for the recording of the Security Documents.
     (o) Insurance. The Administrative Agent shall have received a copy of, or a certificate as to coverage under, the insurance policies required by Section 5.04 and the applicable provisions of the Security Documents, each of which shall be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable endorsement and to name the Collateral Agent as additional insured, in form and substance satisfactory to the Administrative Agent.
     (p) Subsidiary Guarantors. Each Subsidiary Guarantor listed on Schedule 1.01(e) that is a Foreign Subsidiary and is not a signatory to this Agreement (including, without limitation, HIL Swiss) shall have executed and delivered a Guarantee in form and substance satisfactory to the Administrative Agent.
     (q) Ratings. The Administrative Agent shall have received certified copies of the Moody’s Rating and the S&P Rating.
ARTICLE V
Affirmative Covenants
     Each Loan Party covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document shall have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, each Loan Party will, and will cause each of its Subsidiaries to:
     SECTION 5.01. Financial Statements, Reports, Etc. In the case of Borrower, furnish to the Administrative Agent and each Lender:
     (a) Annual Reports. Contemporaneously with the date on which consolidated financial statements for such year are required to be delivered to the Securities and Exchange Commission under the Exchange Act, (i) the consolidated balance sheet of Holdings as of the end of such fiscal year and related consolidated statements of income, cash flows and stockholders’ equity for such fiscal year, and notes thereto (including a note with a balance sheet and statements of income and cash flows separating out the Loan Parties (other than Holdings) from the Non-Guarantor Subsidiaries), all prepared in accordance with Regulation S-X under the Securities Act and in a manner acceptable to the Securities and Exchange Commission and accompanied by an opinion of KPMG LLP or other independent public accountants of recognized national standing satisfactory to the Administrative Agent (which opinion shall not be qualified as to scope or contain any going concern or other qualification), stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations, cash flows and changes in stockholders’ equity of the Consolidated Companies as of the end of and for such fiscal year in accordance with GAAP; and (ii) a management’s discussion and analysis of the financial condition and results of operations for such fiscal year, as compared to the previous fiscal year;
     (b) Quarterly Reports. Contemporaneously with the date on which consolidated financial statements for such year are required to be delivered to the Securities and Exchange Commission under the Exchange Act, (i) the consolidated balance sheet of Holdings as of the end of such fiscal quarter and related consolidated statements of income and cash flows for such fiscal quarter and for the then elapsed portion of the fiscal year, in comparative form with the consolidated statements of income and cash flows for the comparable periods in the previous fiscal year, and notes thereto (including a note with a balance sheet and statements of income and cash flows separating out the Loan Parties from the Non-Guarantor Subsidiaries), all prepared in accordance with Regulation S-X under the Securities Act and in a manner acceptable to the Securities and Exchange Commission and accompanied by a certificate of a Financial Officer stating that such financial statements fairly present, in all material respects, the consolidated financial condition, results of operations and cash flows of the Consolidated Companies as of the date and for the periods specified in accordance with GAAP and on a basis consistent with the audited financial statements referred to in Section 5.01(a), subject to normal year-end audit adjustments and the absence of footnotes; and (ii) a management’s discussion and analysis of the financial condition and results of operations for such fiscal quarter and the then elapsed portion of the fiscal year, as compared to the comparable periods in the previous fiscal year;
     (c) Financial Officer’s Compliance Certificate. (i) Concurrently with any delivery of financial statements under Sections 5.01(a) and (b), a certificate of a Financial Officer certifying that no Default or Event of Default has occurred or, if such a Default or Event of Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto; (ii) concurrently with any delivery of financial statements under Sections 5.01(a) and (b), a certificate of a Financial Officer, substantially in the form of Exhibit K attached hereto, setting forth computations in reasonable detail satisfactory to the Administrative Agent demonstrating compliance with the covenants contained in Section 6.07 and, in the case of Section 5.01(a), setting forth Borrower’s calculation of Excess Cash Flow (if applicable); and (iii) in the case of Section 5.01(a) above, a report of the accounting firm opining on or certifying such financial statements stating that in the course of its regular audit of the financial statements of Holdings and its Subsidiaries, which audit was conducted in accordance with GAAP, nothing came to their attention that caused them to believe that the any Loan Party failed to comply with the terms, covenants, provisions or conditions of Article VI of this Agreement, insofar as they relate to financial and accounting matters, or if any Default or Event of Default has been noted, specifying the nature and extent thereof;
     (d) Public Reports. Promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by any Company with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, as the case may be;

     (e) Management Letters. Promptly after the receipt thereof by any Company, a copy of any “management letter” received by any such person from its certified public accountants and management’s responses thereto;
     (f) Budgets. At least once in any calendar year, and in any event within 30 days of the date the below referenced budget or strategic plan, as the case may be, is approved by the Board of Directors of Holdings, (i) an annual budget of Holdings and its Subsidiaries in form reasonably satisfactory to the Administrative Agent (including budgeted statements of income by each of Borrower’s business units and sources and uses of cash and balance sheets) prepared by Holdings for each fiscal month of the fiscal year covered by such budget prepared in detail and (ii) a strategic plan prepared in summary form; and, in the case of the annual budget, such budget shall be prepared in detail with appropriate presentation and discussion of the principal assumptions upon which such budget is based, accompanied by the statement of a Financial Officer of each of Holdings and Borrower to the effect that the budget is a reasonable estimate for the period covered thereby (it being understood that actual results may vary significantly from any such projected or forecasted results);
     (g) Annual Meetings with Lenders. Within 120 days after the close of each fiscal year of Borrower (commencing with fiscal year 2006), each of Holdings and Borrower shall, at the request of the Administrative Agent or Required Lenders, hold a meeting (at a mutually agreeable location and time and at the expense of the participating Lenders (other than with respect to the cost of the location of such meeting, which shall be paid by Borrower)) with all Lenders who choose to attend such meeting at which meeting shall be reviewed the financial results of the previous fiscal year and the financial condition of the Companies and the budgets presented for the current fiscal year of the Companies;
     (h) Notices in Connection with the Holdings Senior Note Documents. Until the Redemption has been consummated, promptly following the delivery or receipt by any Loan Party of any written notice or other written communication pursuant to or in connection with any Holdings Senior Note Document, a copy of such notice or communication; and
     (i) Other Information. Promptly, from time to time, such other information regarding the operations, business affairs and financial condition of any Company, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.
     (j) Deemed Delivery. Information required to be delivered pursuant to clauses (a), (b) and (d) of this Section shall be deemed to have been delivered on the date on which the Borrower posts such information on the Borrower’s website on the Internet at http://ir.herbalife.com/phoenix.zhtml?c=183888&p=irol-irhome, at www.sec.gov/edgar/searchedgar/webusers.htm or at another website identified in a notice to the Administrative Agent and the Lenders and accessible by the Lenders without charge, provided that the Borrower shall deliver paper copies of the information required to be delivered pursuant to clauses (a), (b) and (d) to any Lender that requests such delivery.

     SECTION 5.02. Litigation and Other Notices. Furnish to the Administrative Agent and each Lender prompt written notice upon any Responsible Officer of a Loan Party becoming aware of the following:
     (a) any Default or Event of Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;
     (b) the filing or commencement of, or any threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity by or before any Governmental Authority (i) against any Company (or any Affiliate thereof) that could reasonably be expected to result in a Material Adverse Effect or (ii) with respect to any Loan Document;
     (c) any development that has resulted in, or could reasonably be expected to result in a Material Adverse Effect;
     (d) the occurrence of a Casualty Event in excess of $1.0 million; provided that the Net Cash Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are to be applied in accordance with the applicable provisions of this Agreement and the Security Documents; and
     (e) the incurrence of any material Lien (other than Permitted Liens) on, or claim asserted against any of the Collateral.
     SECTION 5.03. Existence; Businesses and Properties.
     (a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise expressly permitted under Section 6.05 or, in the case of any Subsidiary, where the failure to perform such obligations, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     (b) Do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations, patents, copyrights, trademarks and trade names material to the conduct of its business; comply with all applicable Requirements of Law (including any and all zoning, building, Environmental Law, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Real Property) and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; pay and perform its obligations under all Leases, except where the failure to comply, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; and at all times maintain and preserve all property material to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times; provided, however, that nothing in this Section 5.03(b) shall prevent (i) sales of assets, consolidations or mergers by or involving any Company in accordance with Section 6.04; (ii) the withdrawal by any Company of its qualification as a foreign corporation in any jurisdiction where such withdrawal, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect; or (iii) the abandonment by any Company of any property, rights, franchises, licenses, trademarks, tradenames, copyrights or patents that such person reasonably determines are not useful to its business.
     SECTION 5.04. Insurance.
     (a) Keep its insurable property adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire, flood (provided that, with respect to flood insurance, the Borrower shall not be required to acquire flood insurance to the extent such coverage is not available on commercially reasonable terms) and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any property owned, occupied or controlled by it, to the extent obtainable on commercially reasonable terms; and maintain such other insurance as may be required by law.
     (b) All such insurance shall (i) provide that no cancellation, material reduction in amount or material change in coverage thereof shall be effective until at least 30 days after receipt by the Collateral Agent of written notice thereof; (ii) name the Collateral Agent as insured party or loss payee; (iii) if reasonably requested by the Collateral Agent, include a breach-of-warranty clause; and (iv) be reasonably satisfactory in all other respects to the Collateral Agent.
     (c) Notify the Administrative Agent and the Collateral Agent immediately whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.04 is taken out by any Company; and promptly deliver to the Administrative Agent and the Collateral Agent a duplicate original copy of such policy or policies.
     (d) Borrower shall deliver to the Administrative Agent and the Collateral Agent and the Lenders a report of a reputable insurance broker annually with respect to such insurance and such supplemental reports with respect thereto as the Administrative Agent or the Collateral Agent may from time to time reasonably request.
     SECTION 5.05. Taxes. Pay and discharge promptly when due all Taxes before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien (other than a Permitted Lien) upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Taxes, as well as all lawful claims for labor, materials and supplies or otherwise, so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and the applicable Company shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such proceeding (or orders entered in connection with such proceedings) operate to prevent the forfeiture or sale of the property or assets subject to any such Lien and suspend collection of the contested Tax and enforcement of a Lien and, in the case of Collateral, the applicable Company shall have otherwise complied with the provisions of the applicable Security Document in connection with such nonpayment.

     SECTION 5.06. Employee Benefits. (a) Comply in all material respects with the applicable provisions of ERISA and the Tax Code, and (b) furnish to the Administrative Agent (i) as soon as possible after, and in any event within ten days after any Responsible Officer of the Companies or their ERISA Affiliates or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred that, alone or together with any other ERISA Event, could reasonably be expected to result in liability of the Companies or their ERISA Affiliates under Title IV of ERISA, Section 302 of ERISA or Section 401(a)(29) or 412(n) of the Tax Code in any amount or other liability in an aggregate amount exceeding $1.0 million, a statement of a Financial Officer of Holdings setting forth details as to such ERISA Event and the action, if any, that the Companies propose to take with respect thereto, and (ii) upon request by the Administrative Agent, copies of: (w) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by any Company or any ERISA Affiliate with the Internal Revenue Service with respect to each Plan, (x) the most recent actuarial valuation report for each Plan, (y) all notices received by any Company or any ERISA Affiliate from a Multiemployer Plan sponsor or any governmental agency concerning an ERISA Event, and (z) such other documents or governmental reports or filings relating to any Plan (or employee benefit plan sponsored or contributed to by any Company) as the Administrative Agent shall reasonably request.
     SECTION 5.07. Maintaining Records; Access to Properties and Inspections. Keep proper books of record and account (i) in which full, true and correct entries are made in conformity with GAAP and in all material respects in conformity with all Requirements of Law, and (ii) in which all material dealings and transactions in relation to its business and activities are recorded. Each Company will permit any representatives designated by the Administrative Agent or any Lender to visit and inspect the financial records and the property of such Company at reasonable times during normal business hours and upon reasonable advance notice (no more frequently than twice during any fiscal year of Holdings and at the sole cost and expense of the Lenders unless a Default or Event of Default shall have occurred and be continuing) and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of any Company with and be advised as to the same by the officers thereof and the independent accountants therefor.
     SECTION 5.08. Use of Proceeds. Use the proceeds of the Loans and request the issuance of Letters of Credit only for the purposes set forth in Section 3.11.
     SECTION 5.09. Compliance with Environmental Laws; Environmental Reports.
     (a) Comply and cause all lessees and other persons occupying Real Property, to the extent owned, operated or otherwise controlled by any Company, to comply, in all material respects with all Environmental Laws and Environmental Permits applicable to its operations and property and obtain and renew all material Environmental Permits applicable to its operations and property and conduct any Response in accordance with Environmental Laws; provided, however, that no Company shall be required to comply with the foregoing to the extent that either (i) its obligation to do so is being contested in good faith and by proper proceedings and appropriate reserves are being maintained with respect to such circumstances in accordance with GAAP or (ii) the failure to so comply could not reasonably be expected to result in a Material Adverse Effect.
     (b) If a Default caused by reason of a breach of Section 3.17 or 5.09(a) shall have occurred and be continuing for more than 20 days without the Companies commencing activities reasonably likely to cure such Default, at the written request of the

Required Lenders through the Administrative Agent, provide to the Lenders within 45 days after such request, at the expense of Borrower, an environmental site assessment report regarding the matters that are the subject of such default, including where appropriate, any soil and/or groundwater sampling prepared by an environmental consulting firm and in form and substance reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or Response to address them in connection with such Default.
     SECTION 5.10. Interest Rate Protection. No later than the 90th day after the Closing Date, Borrower shall enter into, for a minimum of three years after the Closing Date, Interest Rate Protection Agreements acceptable to the Administrative Agent that result in an amount to be determined by the Administrative Agent of up to 25% of the aggregate principal amount of Terms Loans outstanding hereunder being effectively subject to a fixed or maximum interest rate acceptable to the Administrative Agent.
     SECTION 5.11. Additional Collateral; Additional Guarantors.
     (a) Subject to this Section 5.11 and except to the extent the Administrative Agent (after consultation with Borrower) determines that any of the following is not commercially reasonable (taking into account the expense of obtaining the same, the ability of Borrower or the relevant Subsidiary to obtain any necessary approvals or consents required to be obtained under applicable law in connection therewith, and the effectiveness and enforceability thereof under applicable law), with respect to any assets acquired after the Closing Date by Borrower or any other Loan Party that are intended to be subject to the Lien created by any of the Security Documents but that are not so subject, and with respect to any assets held by Borrower or any other Loan Party on the Closing Date not made subject to a Lien created by any of the Security Documents but of a type intended to be subject to the Lien created by the applicable Security Documents (but, in any event, excluding any assets described in Section 5.11(b)), promptly (and in any event within 60 days after the acquisition thereof or upon the Administrative Agent’s request): (i) execute and deliver to the Collateral Agent such amendments or supplements to the relevant Security Documents or such other documents as the Collateral Agent shall deem necessary or advisable to grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a Lien on such properties or assets, subject to no Liens other than Permitted Liens, and (ii) take all actions necessary to cause such Lien to be duly perfected to the extent required by such Security Document in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Collateral Agent. Borrower or any such Loan Party shall otherwise take such actions and execute and/or deliver to the Collateral Agent such documents as the Collateral Agent shall require to confirm the validity, perfection and priority of the Lien of Security Documents against such after-acquired properties or assets, and such assets held on the Closing Date not made subject to a Lien created by any of the Security Documents.
     (b) To the extent the Administrative Agent (after consultation with Borrower) determines that any of the following is commercially reasonable (taking into account the expense (including taxes) of obtaining the same, the ability of Borrower or the relevant Subsidiary to obtain any necessary approvals or consents required to be obtained under applicable law in connection therewith, and the effectiveness and enforceability thereof under applicable law), with respect to any person that becomes, after the Closing Date, a Wholly Owned Subsidiary directly owned by a Loan Party and organized under the laws of the United States, Cayman Islands, Luxembourg, England and Wales, Japan, Mexico, Switzerland or a political subdivision of any thereof (a “New Wholly Owned Subsidiary”), promptly, and in any event no later than 60 days after each such person becomes a New Wholly Owned Subsidiary, cause such Subsidiary (i) to become a Guarantor and deliver to the Collateral Agent the certificates representing the Equity Interests of such Subsidiary (provided, that, in no event shall the stock of any such Subsidiary be required to be pledged if such pledge is illegal under applicable law and no reasonable alternative structure can be devised having substantially the same effect as such pledge that would not be illegal under applicable law), together with undated stock powers executed and delivered in blank by a duly authorized officer of such Subsidiary’s parent, as the case may be, and all Intercompany Notes owing from such Subsidiary to any Loan Party; and (ii) (A) to execute a Joinder Agreement or such comparable documentation, in form and substance reasonably satisfactory to the Administrative Agent, and (B) to take all actions reasonably necessary or advisable to cause the Lien created by each Security Agreement to be duly perfected to the extent required by such agreement in accordance with all applicable Requirements of Law, including the filing of financing statements in such jurisdictions as may be reasonably requested by the Collateral Agent (provided, that any such Subsidiary shall not be required to comply with clause (ii)(A) and (B) above if satisfying such requirements is illegal under applicable law and no reasonable alternative structure can be devised having substantially the same effect as such pledge that would not be illegal under applicable law).
     (c) Notwithstanding anything to the contrary contained herein, in the case of any (x) New Wholly Owned Subsidiary that has not previously become (and, if so, does not remain) a Guarantor or (y) other Non-Guarantor Subsidiary directly owned by a Loan Party, 66% of the Equity Interests of any such Subsidiary (and 100% of the Equity Interests of any Domesticated Foreign Subsidiary) (exclusive, however, of Herbalife China LLC, Herbalife Del Ecuador, S.A., Herbalife International Products, N.V. or any Immaterial Subsidiary) shall be subject to a Lien or be required to be pledged under the applicable Loan Document (except to the extent the Administrative Agent, after consultation with Borrower, determines that such Lien or pledge is not commercially reasonable (taking into account the expense, including taxes, of obtaining the same, the ability of Borrower or such Subsidiary to obtain any necessary approvals or consents required to be obtained under applicable law in connection therewith, and the effectiveness and enforceability thereof under applicable law)); and, in any event, no Loan Party shall be required to deliver any supplemental Loan Document to give effect to this clause (c) that is governed by any law other than the laws of the United States, Cayman Islands, Luxembourg, England and Wales, Japan, Mexico, Switzerland or any political subdivision of any thereof).
     SECTION 5.12. Security Interests; Further Assurances.(a)(i) Promptly, upon the reasonable request of the Administrative Agent, any Lender or the Collateral Agent, at Borrower’s expense, execute, acknowledge and deliver, or cause the execution, acknowledgment and delivery of, and thereafter register, file or record, or cause to be registered, filed or recorded, in an appropriate governmental office, any document or instrument supplemental to or confirmatory of the Security Documents or otherwise deemed by Administrative Agent or the Collateral Agent reasonably necessary or desirable for the continued validity, perfection and priority of the Liens on the Collateral covered thereby superior and prior to the rights of all third persons other than the holders of Permitted Liens and subject to other Liens except as permitted by the Security Documents, or use commercially reasonable efforts to obtain any consents as may be necessary or appropriate in connection therewith, to the extent contemplated hereby; (ii)

deliver or cause to be delivered to the Administrative Agent and the Collateral Agent from time to time such other documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent as the Administrative Agent or the Collateral Agent shall deem necessary to perfect or maintain the Liens on the Collateral pursuant to the Security Documents; and (iii) upon the exercise by the Administrative Agent or the Collateral Agent of any power, right, privilege or remedy pursuant to any Loan Document that requires any consent, approval, registration, qualification or authorization of any Governmental Authority or any other person, execute and deliver and/or obtain all applications, certifications, instruments and other documents and papers that the Administrative Agent or the Collateral Agent may be so required to obtain (other than in respect of any registration under the Securities Act).
     (b) Each Loan Party shall, at its own cost and expense, take any and all actions necessary to defend title to the Collateral against all persons and to defend the security interest of the Collateral Agent in the Collateral and the priority thereof against any Lien not expressly permitted pursuant to Section 6.02. Notwithstanding anything to the contrary contained herein, if an Event of Default has occurred and is continuing, the Administrative Agent and the Collateral Agent shall have the right to require any Loan Party to execute and deliver documentation, consents, authorizations, approvals and orders in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent as the Administrative Agent and the Collateral Agent shall deem necessary to grant to the Collateral Agent, for its benefit and for the benefit of the other Secured Parties, a valid and perfected Lien subject to no Liens other than Permitted Liens on such assets and properties not otherwise required hereunder, except to the extent such requirements are illegal under applicable law, and no reasonable alternative structure can be devised having substantially the same effect as such actions that would not be illegal under applicable law. If the Administrative Agent, the Collateral Agent or the Required Lenders determine that they are required by law or regulation to have appraisals prepared in respect of the Real Property of any Loan Party constituting Collateral, Borrower shall provide to the Administrative Agent appraisals that satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of FIRREA and are in form and substance satisfactory to the Administrative Agent and the Collateral Agent.
     SECTION 5.13. Know-Your-Customer Rules.
     If :
     (a) (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;
     (i) any change in the status of a Loan Party after the date of this Agreement; or
     (ii) a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer, obliges the Administrative Agent or any Lender (or, in the case of clause (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Loan Party shall promptly upon the request of the Administrative Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in clause (iii) above, on behalf of any prospective new Lender) in order for the Administrative Agent, such Lender or, in the case of the event described in clause (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.
     (b) Each Lender shall promptly upon the request of the Administrative Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Administrative Agent (for itself) in order for the Administrative Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Loan Documents.
     SECTION 5.14. Post-Closing Matters. Execute and deliver the documents and complete the tasks set forth on Schedule 5.14, in each case within the time limits specified on such schedule or as such time as may be extended by the Collateral Agent in its sole discretion.
ARTICLE VI
Negative Covenants
     Each Loan Party covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until the Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts payable under any Loan Document have been paid in full and all Letters of Credit have been canceled or have expired and all amounts drawn thereunder have been reimbursed in full, unless the Required Lenders shall otherwise consent in writing, no Loan Party will, nor will any Loan Party cause or permit any of its Subsidiaries to:
     SECTION 6.01. Indebtedness. Incur, create, assume or permit to exist, directly or indirectly, any Indebtedness, except:
     (a) Indebtedness incurred pursuant to this Agreement and the other Loan Documents;
     (b) Indebtedness under Interest Rate Protection Agreements entered into in compliance with Section 5.10 and such other non-speculative Interest Rate Protection Agreements that may be entered into from time to time by any Company and that such Company in good faith believes will provide protection against fluctuations in interest rates with respect to floating rate Indebtedness then outstanding, and permitted to remain outstanding, pursuant to the other provisions of this Section 6.01;
     (c) Indebtedness under Hedging Agreements (other than Interest Rate Protection Agreements) entered into from time to time by any Company in accordance with Section 6.03(c);

     (d) intercompany Indebtedness of the Companies outstanding to the extent permitted by Sections 6.03(d), (k), (l), (m), (n) and (o);
     (e) Indebtedness of a Company in respect of Purchase Money Obligations, Synthetic Leases and Capital Lease Obligations and refinancings or renewals thereof, in an aggregate amount not to exceed at any time outstanding (i) if in respect of lease obligations incurred in connection with the establishment of new real estate leasehold interests, $100.0 million, so long as such payments are made over not less than ten years, (ii) if in respect of the build out and related tenant improvements for the new leasehold interests contemplated by the preceding clause (i), $25.0 million, and (iii) otherwise $20.0 million outstanding at any time;
     (f) Indebtedness in respect of workers’ compensation claims, self-insurance obligations, performance bonds, surety appeal or similar bonds and completion guarantees provided by a Company in the ordinary course of its business;
     (g) (i) Indebtedness (other than as described in clause (iii) below) actually outstanding on the Closing Date and listed on Schedule 6.01, provided, that, any such scheduled Indebtedness that constitutes intercompany Indebtedness (A) owing to a Loan Party by a Loan Party must be subordinated to the Obligations of the Loan Parties in accordance with a subordination agreement in form and substance reasonably satisfactory to the Administrative Agent, and (B) shall be permitted under Section 6.03; (ii) refinancings or renewals thereof, provided, that, (A) any such refinancing Indebtedness is in an aggregate principal amount not greater than the aggregate principal amount of the Indebtedness being renewed or refinanced, plus the amount of any premiums required to be paid thereon and fees and expenses associated therewith, (B) such refinancing Indebtedness has a later or equal final maturity and longer or equal weighted average life than the Indebtedness being renewed or refinanced and (C) the covenants, events of default subordination and other provisions thereof (including any guarantees thereof) shall be, in the aggregate, not materially less favorable to the Lenders than those contained in the Indebtedness being renewed or refinanced; and (iii) the Holdings Senior Notes (including any notes issued in exchange therefor in accordance with any registration rights agreement entered into in connection with the issuance of the Holdings Senior Notes);
     (h) so long as no Default or Event of Default exists or would result therefrom, Indebtedness of Borrower in respect of the Tax Indemnity, so long as Borrower is not obligated to make payments in excess of $15.0 million in any fiscal year and the obligation to make any such payment relates to a taxable year that closed prior to the Closing Date;
     (i) other Indebtedness of a Company or any Subsidiary thereof not to exceed $25.0 million in aggregate principal amount at any time outstanding;
     (j) Indebtedness assumed in connection with a Permitted Acquisition so long as such Indebtedness is in existence at the time of the consummation of the Permitted Acquisition and is not created in anticipation thereof;
     (k) Indebtedness of a Company or any Subsidiary thereof incurred in respect of bank guarantees, letters of credit or similar instruments to support local regulatory,

solvency, consumer requirements and tax disputes not to exceed $25.0 million in the aggregate at any time outstanding; and
     (l) Indebtedness of a Company or any Subsidiary thereof incurred in connection with the acquisition of a corporate jet designated by Borrower to the Administrative Agent for an aggregate purchase price (including (i) fees and expenses related to such purchase and (ii) costs associated with retrofitting, refurbishing or otherwise modifying such airplane) not to exceed $20.0 million;
provided, however, that notwithstanding anything to the contrary herein, no Subsidiary of Holdings (other than WH Capital) may guarantee or otherwise become liable for any obligations in respect of the Holdings Senior Notes or any other Holdings Senior Note Document.
     SECTION 6.02. Liens. Create, incur, assume or permit to exist, directly or indirectly, any Lien on any property now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except (each of the following being the “Permitted Liens”):
     (a) inchoate Liens for Taxes not yet due and payable or delinquent and Liens for Taxes (including in respect of deposits made in respect of such Taxes) that (i) are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings (or orders entered in connection with such proceedings) have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien, or (ii) in the case of any such charge or claim that has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;
     (b) Liens in respect of property of a Company or any Subsidiary thereof imposed by law that were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s, landlords’, workmen’s, suppliers’, repairmen’s and mechanics’ Liens and other similar Liens arising in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that are being contested in good faith by appropriate proceedings, so long as (A) adequate reserves have been established in accordance with GAAP, and (B) in the case of any such Lien that has or may become a Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;
     (c) easements, rights-of-way, restrictions (including zoning restrictions), covenants, encroachments, protrusions and other similar charges or encumbrances, and minor title deficiencies on or with respect to any Real Property, in each case whether now or hereafter in existence, not (i) securing Indebtedness and (ii) individually or in the aggregate materially interfering with the conduct of the business of the Companies at such Real Property;
     (d) Liens arising out of judgments or awards not resulting in an Event of Default and in respect of which such Company shall in good faith be prosecuting an appeal or proceedings for review in respect of which there shall be secured a subsisting stay of execution pending such appeal or proceedings;

     (e) Liens (other than any Lien imposed by ERISA or Section 401(a)(29) or 412(n) or the Tax Code) (i) imposed by law or deposits made in connection therewith in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security; (ii) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (including obligations imposed by the applicable laws of foreign jurisdictions and exclusive of obligations for the payment of borrowed money); or (iii) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; provided that, (x) with respect to clauses (i), (ii) and (iii) above such Liens are set amounts not yet due and payable or delinquent or, to the extent such amounts are so due and payable, such amounts are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP, which proceedings for orders entered in connection with such proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien, (y) to the extent such Liens are not imposed by law, such Liens shall in no event encumber any property other than cash and Cash Equivalents, and (z) in the case of any such Lien against any of the Collateral, such Lien and the contest thereof shall satisfy the Contested Collateral Lien Conditions;
     (f) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by a Company or any Subsidiary thereof in the ordinary course of business in accordance with the past practices of a Company or Subsidiary;
     (g) Liens arising pursuant to Purchase Money Obligations, Synthetic Lease Obligations or Capital Lease Obligations incurred pursuant to Section 6.01(e); provided that, (i) the Indebtedness secured by any such Lien (including refinancings thereof) does not exceed 100% of the cost (including financing cost) of the property being acquired or leased at the time of the incurrence of such Indebtedness and (ii) any such Liens attach only to the property being financed pursuant to such Purchase Money Obligations, Synthetic Lease Obligations or Capital Lease Obligations and directly related assets, such as proceeds (including insurance proceeds), products, accessions and substitutions, and do not encumber any other property of any Company;
     (h) bankers’ Liens, rights of set-off and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by a Company or any Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided that, in no case shall any such Liens secure (either directly or indirectly) the repayment of any Indebtedness;
     (i) Liens on assets of a person (and its Subsidiaries) existing at the time such person is acquired or merged with or into or consolidated with a Company or any of its Subsidiaries (and not created in anticipation or contemplation thereof); provided that, such Liens do not extend to assets not subject to such Liens at the time of acquisition (other than improvements thereon) and, in respect of a Replacement Lien, such Liens do not encumber any property other than the property subject thereto on the date such person is acquired or merged with or into or consolidated with a Company or any of its Subsidiaries;
     (j) Liens pursuant to the Security Documents;
     (k) Liens in existence on the Closing Date and set forth on Schedule 6.02, including Liens replacing such Liens (“Replacement Liens”); provided that, (i) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not increase; and (ii) such Liens do not encumber any property other than the property subject thereto on the Closing Date;
     (l) Licenses of Intellectual Property (i) granted by Holdings and its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of Holdings and its Subsidiaries and (ii) between or among the Loan Parties;
     (m) cash deposits required to secure obligations in respect of (i) letters of credit and bank guarantees actually outstanding on the Closing Date and listed on Schedule 6.01 and (ii) refinancings or renewals thereof permitted under Section 6.01(g);
     (n) restrictions on transfers of securities imposed by applicable securities laws;
     (o) Liens securing Indebtedness permitted under Section 6.01(k) in an amount not to exceed $25.0 million at any one time;
     (p) Liens securing Indebtedness and other obligations in an amount not to exceed $25.0 million at any one time; and
     (q) Liens securing Indebtedness permitted under Section 6.01(1) in an amount not to exceed $20.0 million;
provided, however, that no Liens shall be permitted to exist, directly or indirectly, on any Securities Collateral (as defined in the U.S. Security Agreement) except to the extent permitted under Section 6.02(m) above).
     SECTION 6.03. Investments, Loans and Advances. Directly or indirectly, lend money or credit or make advances to any person, or purchase or acquire any stock, obligations or securities of, or any other interest in, or make any capital contribution to, any other person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (all of the foregoing, collectively, “Investments”), except that the following shall be permitted:
     (a) the Companies may consummate the Transactions in accordance with the provisions of the Transaction Documents;
     (b) Holdings and its Subsidiaries may (i) acquire and hold accounts receivables owing to any of them if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary terms, (ii) acquire and hold cash and Cash Equivalents, (iii) endorse negotiable instruments for collection in the ordinary course of business, or (iv) make lease, utility and other similar deposits in the ordinary course of business;

     (c) the Loan Parties may enter into Interest Rate Protection Agreements to the extent permitted by Section 6.01(b) and may enter into and perform its obligations under Hedging Agreements entered into in the ordinary course of business and so long as any such Hedging Agreement is not speculative in nature;
     (d) any Loan Party may make an Investment in any other Loan Party; provided that, if such Investment is in the form of an intercompany loan, such loan shall be (i) evidenced by an Intercompany Note, (ii) pledged (and delivered) by such Loan Party that is the lender of such intercompany loan as Collateral pursuant to the applicable Security Agreement and (iii) subordinated to the prior payment in full of the Obligations pursuant to a subordination agreement in form and substance reasonably satisfactory to the Administrative Agent;
     (e) Holdings and its Subsidiaries may make Investments in the form of advances to employees for travel, relocation and like expenses, in each case, in the ordinary course of business and consistent with such Company’s past practices;
     (f) Holdings and its Subsidiaries may make Investments in the form of loans and advances not to exceed $7.0 million in the aggregate at any one time outstanding pursuant to this Section 6.03(f) to employees, directors and distributors of Holdings and its Subsidiaries for the purpose of funding the purchase of Equity Interests of Holdings by such employees, directors and distributors;
     (g) Holdings and its Subsidiaries may sell or transfer amounts to the extent permitted by Section 6.04;
     (h) Investments in securities of trade creditors or customers in the ordinary course of business and consistent with such Company’s past practices that are received in the settlement of bona fide disputes or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers;
     (i) Investments made by Holdings or any Subsidiary as a result of consideration received in connection with an Asset Sale or other transaction effected in compliance with Section 6.04;
     (j) Investments outstanding on the Closing Date and identified on Schedule 6.03;
     (k) the Loan Parties may make Investments in other persons, including Non-Guarantor Subsidiaries; provided that, (i) after giving pro forma effect to each such Investment, the aggregate amount of all such Investments made by all Loan Parties on and after the Closing Date pursuant to this Section 6.03(k) that are outstanding at any time does not exceed $100.0 million (excluding any amounts invested in any Non-Guarantor Subsidiary that subsequently becomes a Guarantor (effective only upon such person becoming a Guarantor and only for so long as such person remains a Guarantor)) and (ii) if such Investment is in the form of an intercompany loan, such loan shall be (A) evidenced by an Intercompany Note and (B) pledged (and delivered) by the Loan Party that is the lender of such intercompany loan as Collateral pursuant to the applicable Security Agreement;

     (l) the Loan Parties may make Investments in Non-Guarantor Subsidiaries for the purposes of enabling such Non-Guarantor Subsidiaries to comply with statutory obligations imposed by Governmental Authorities; provided that, if such Investment is in the form of an intercompany loan, each such intercompany loan shall be evidenced by an Intercompany Note and shall be pledged (and delivered) by the Loan Party that is the lender of such intercompany loan as Collateral pursuant to the applicable Security Agreement; provided, further that after giving pro forma effect to each such Investment, the aggregate amount of all such Investments made by all Loan Parties on and after the Closing Date pursuant to this Section 6.03(l) that are outstanding at any time does not exceed $25.0 million (excluding any amounts invested in any Non-Guarantor Subsidiary that subsequently becomes a Guarantor (effective only upon such person becoming a Guarantor and only for so long as such person remains a Guarantor));
     (m) Investments by the Loan Parties in Non-Guarantor Subsidiaries; provided, that, (i) such Investments are contemporaneously or within five Business Days remitted to the Loan Parties, and (ii) such Investments are made to facilitate repatriation of monies to the United States;
     (n) Investments by Non-Guarantor Subsidiaries in Loan Parties;
     (o) Investments by Non-Guarantor Subsidiaries in Non-Guarantor Subsidiaries;
     (p) Investments by Borrower in the Collateral Account and LC Sub-Account;
     (q) Permitted Acquisitions; and
     (r) so long as no Default or Event of Default exists or would result therefrom, Investments resulting from the purchase, repurchase, redemption or other acquisition for value of Holdings Senior Notes.
     SECTION 6.04. Mergers, Consolidations, Sales and Purchases of Assets. Wind up, liquidate or dissolve its affairs or enter into any transaction of merger or consolidation, or convey, sell, lease or otherwise dispose of all or any part of its property or assets (other than sales and other dispositions of inventory in the ordinary course of business), or purchase or otherwise acquire (in one or a series of related transactions) any part of the property or assets (other than purchases or other acquisitions of assets used or useful in the Companies’ business, but not all or substantially all of a person’s assets) of any person, except that:
     (a) Capital Expenditures shall be permitted to the extent permitted by Section 6.07(c);
     (b) (i) Asset Sales of used, worn out, obsolete or surplus property by any Company in the ordinary course of business and the abandonment or other Asset Sale of Intellectual Property that is, in the reasonable judgment of Borrower, no longer economically practicable to maintain or useful in the conduct of the business of the Companies, taken as a whole, shall be permitted; (ii) any Company shall be permitted to barter obsolete inventory for advertising media and for other ordinary course trade purposes; and (iii) subject to Section 2.10(c), sell, lease or otherwise dispose of any assets, provided that, the aggregate consideration received in respect of all Asset Sales pursuant to this clause (iii) shall not exceed $6.0 million in any four fiscal quarters of Holdings;

     (c) Investments shall be permitted to the extent permitted by Section 6.03;
     (d) Holdings and its Subsidiaries may sell Cash Equivalents in the ordinary course of business;
     (e) Holdings and its Subsidiaries may lease (as lessee or lessor) real or personal property and may guaranty such lease in the ordinary course of business;
     (f) any Subsidiary may be merged into Borrower (as long as Borrower is the surviving corporation of such merger and remains a Wholly Owned Subsidiary of Holdings) or any other Wholly Owned Subsidiary Guarantor; provided, however, that the Lien on and security interest in such property granted in favor of the Collateral Agent under the Security Documents shall be maintained in accordance with the provisions of Section 5.11;
     (g) (i) any Loan Party or any Subsidiary thereof (in any case, other than Borrower) may merge, convey, sell, transfer, assign or otherwise dispose of assets to Borrower or any other Loan Party and (ii) Borrower may convey, sell, transfer, assign or otherwise dispose of assets constituting Equity Interests of Designated Subsidiaries and other intangible assets relating to the operations of such Foreign Subsidiary to HIL;
     (h) Holdings and its Subsidiaries may incur Liens that are not prohibited hereunder;
     (i) any Non-Guarantor Subsidiary may merge, convey, sell, transfer, assign or otherwise dispose of assets to any Company;
     (j) Holdings and its Subsidiaries may make Investments pursuant to and in accordance with Section 6.03;
     (k) licenses and sublicenses by any Company of software, Intellectual Property and other general intangibles in the ordinary course of business and which do not materially interfere with the ordinary conduct of business of such Company;
     (l) Holdings and its Subsidiaries may settle, release or surrender tort or other litigation claims in the ordinary course of business;
     (m) any Non-Guarantor Subsidiary and any Immaterial Subsidiary may voluntarily dissolve, liquidate or wind up; and
     (n) Holdings may sell its capital stock to officers, directors, distributors and employees of Holdings and its Subsidiaries.
To the extent the Required Lenders waive the provisions of this Section 6.04 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 6.04, such Collateral (unless sold to a Company) shall be sold free and clear of the Liens created by the Security Documents, and the Agents shall take all actions deemed appropriate to effect the foregoing.
     SECTION 6.05. Dividends. Pay any Dividends with respect to any Company, except that:

     (a) any Subsidiary of Borrower (i) may pay cash Dividends to Borrower or any Wholly Owned Subsidiary of Borrower and (ii) if such Subsidiary is not a Wholly Owned Subsidiary of Borrower, may pay cash Dividends to its shareholders generally so long as Borrower or its Subsidiary that owns the equity interest or interests in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holdings of Equity Interests in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests in such Subsidiary);
     (b) any Non-Guarantor Subsidiary (i) may pay cash Dividends to its parent and (ii) if such Non-Guarantor Subsidiary is not a Wholly Owned Subsidiary, may pay cash Dividends to its shareholders generally so long as the Subsidiary of Holdings that owns the Equity Interest in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holdings of Equity Interests in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests in such Subsidiary)
     (c) so long as no Default or Event of Default exists or would result therefrom, Borrower and each Guarantor may pay Dividends for the purpose of enabling Holdings to, and Holdings may, repurchase outstanding shares of its capital stock (or options to purchase such common stock) following the death, disability, retirement or termination of employment of current or former employees, officers, distributors or directors of any Company; provided that, (i) all amounts used to effect such repurchases are obtained by Holdings from a substantially concurrent issuance of its capital stock (or exercise of options to purchase such capital stock) to other employees, members of management, distributors, executive officers or directors of Holdings, Borrower or any of its Subsidiaries; or (ii) to the extent the proceeds used to effect any repurchase pursuant to this clause (ii) are not obtained as described in preceding clause (i), the aggregate amount of Dividends paid by Holdings pursuant to this Section 6.05(c) (exclusive of amounts paid as described pursuant to preceding clause (i)) shall not exceed $10.0 million in the aggregate on and after the Closing Date plus the amount of any key-man life insurance proceeds actually received in any fiscal year of Holdings;
     (d) so long as no Default or Event of Default exists or would result therefrom, Borrower and each Guarantor may pay cash Dividends for the purpose of paying, so long as all proceeds thereof are promptly used to pay, each Loan Party’s operating expenses incurred in the ordinary course of business and other corporate overhead costs and expenses (including legal and accounting expenses and similar expenses); provided that, the aggregate amount of Dividends paid pursuant to this Section 6.05(d) shall not exceed $150,000 in any fiscal year of Holdings;
     (e) so long as, after giving effect to any such cash Dividend on a pro forma basis, no Default or Event of Default exists or would result therefrom, Borrower and each Guarantor may pay cash Dividends for the purpose of enabling Holdings to pay (so long as all proceeds thereof are used by Holdings to pay) regularly scheduled payments of stated interest (and any applicable withholding tax gross-up payments or other tax indemnity payments in respect thereof) on, or the redemption price (including any premium required and interest on amounts redeemed) in respect of, the Holdings Senior Notes (pursuant to the terms of the Holdings Senior Note Documents as in effect on the Closing Date), so long as, until such time as the amount of cash Dividends made by Borrower pursuant to this Section 6.05(e) are applied to the payment of such regularly scheduled payments of stated interest (and any applicable withholding tax gross-up payments or other tax indemnity payments in respect thereof) on, or the redemption price (including any premium required and interest on amounts redeemed) in respect of, the Holdings Senior Notes, the Collateral Agent shall have a valid and perfected Lien on and security interest in such proceeds in accordance with Sections 5.11 and 5.12;
     (f) so long as no Default or Event of Default exists or would result therefrom, Holdings and any Subsidiary of Holdings may make Dividends in respect of any stock appreciation rights, plans, equity incentive or achievement plans or any similar plan, so long as such rights or similar plans are approved by the board of directors of Holdings (or a duly constituted committee thereof);
     (g) so long as no Default or Event of Default exists or would result therefrom, any Subsidiary of Holdings may purchase the capital stock of Holdings in connection with the exercise of stock option or similar arrangements by a director, officer or employee of such Subsidiary; provided, that such capital stock is immediately granted to the applicable director, officer or employee of such Subsidiary;
     (h) Borrower and each Guarantor may pay cash Dividends to allow Holdings to pay cash Dividends so long as (i) no Default or Event of Default exists or would result therefrom and (ii) after giving effect to any such Dividend by Holdings the aggregate amount of Dividends paid by Holdings after the Closing Date pursuant to this Section 6.05(h) does not exceed the sum of (i) $300.0 million plus (ii) 50% of cumulative Consolidated Net Income of Holdings and its Subsidiaries for the period (taken as one accounting period) from the beginning of the first fiscal quarter of the 2007 fiscal year to the last day of the fiscal quarter most recently ended prior to the date of the Dividend to be made by Holdings for which financial statements are available; and
     (i) Borrower and its direct and indirect parent companies may pay cash Dividends to their respective parent companies (and such parent companies may pay cash Dividends) to the extent of U.S. federal and state income and other tax obligations of WH Capital to the extent that such U.S. federal and state income and tax obligations are reasonably attributable to income or operations of the Borrower and any of its Subsidiaries. Any payments made pursuant to this Section 6.05(i) shall, no later than the 30th day after receipt, either be used to pay such obligations to the applicable taxing authority or be remitted to the Borrower.
     SECTION 6.06. Transactions with Affiliates. Enter into, directly or indirectly, any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate of any Company, other than in the ordinary course of business and on terms and conditions substantially as favorable to such Company as would reasonably be obtained by such Company at that time in a comparable arm’s-length transaction with a person other than an Affiliate, except that:
     (a) Dividends that are not otherwise restricted hereby may be made;
     (b) loans may be made and other transactions may be entered into between and among any Company and its Affiliates to the extent permitted by Sections 6.01 and 6.03;
     (c) assets sales permitted by Section 6.04 may be consummated;

     (d) customary fees may be paid to non-officer directors of the Loan Parties, and customary indemnities may be provided to all directors of the Loan Parties;
     (e) transactions between or among the Loan Parties may be effected; and
     (f) the Transactions may be effected.
     SECTION 6.07. Financial Covenants.
     (a) Maximum Leverage Ratio. Permit the Leverage Ratio of Holdings, as of the last day of the fiscal quarter of Holdings ending on September 30, 2006 and every fiscal quarter thereafter, to exceed 2.50:1.00.
     (b) Minimum Interest Coverage Ratio. Permit the Consolidated Interest Coverage Ratio of Holdings, as of the last day of the fiscal quarter of Holdings ending on September 30, 2006 and every fiscal quarter thereafter, to be less than 4.00:1.00.
     (c) Limitation on Capital Expenditures. (i) Make any Capital Expenditures, other than Capital Expenditures made by Holdings and its Consolidated Subsidiaries (A) which in the aggregate do not exceed $62.5 million in any fiscal year or (B) for purposes of (i) acquiring the office buildings designated by Borrower to the Administrative Agent for an aggregate purchase price for all such acquisitions not to exceed $50.0 million and (ii) the build out and tenant improvements for the new leasehold interests contemplated by Section 6.01(e) which in the aggregate do not exceed $25.0 million or (C) for purposes of acquiring a corporate jet designated by Borrower to the Administrative Agent for an aggregate purchase price (including (i) fees and expenses related to such purchase and (ii) costs associated with retrofitting, refurbishing or otherwise modifying such airplane) not to exceed $20.0 million. (ii) Notwithstanding anything to the contrary contained in clause (i) above, to the extent that the Capital Expenditures made by Holdings and its Consolidated Subsidiaries in any period set forth in clause (i) above are less than the amount permitted to be made in such period (without giving effect to any additional amount available as a result of this clause (ii)), the amount of such difference may be carried forward and used to make Capital Expenditures in the next succeeding fiscal year of Holdings.
     SECTION 6.08. Limitation on Modifications of Indebtedness; Modifications of Certificate of Incorporation, Other Constitutive Documents or Bylaws and Certain Other Agreements, Etc.
     (a) Amend or modify, or permit the amendment or modification of, any provision of any agreement comprising a Material Agreement other than any amendments, modifications, agreements or changes pursuant to this clause (a) that could not reasonably be expected to result in a Material Adverse Effect; and
     (b) In respect of the Borrower, amend, modify or change its articles of incorporation or other constitutive documents (including by the filing or modification of any certificate of designation) or bylaws, or any agreement entered into by it, with respect to its capital stock (including any shareholders’ agreement) that could reasonably be expected to result in a Material Adverse Effect.

     SECTION 6.09. Limitation on Certain Restrictions on Subsidiaries. Directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Subsidiary of Borrower to (a) pay dividends or make any other distributions on its capital stock or any other interest or participation in its profits owned by Borrower or any Subsidiary of Borrower, or pay any Indebtedness owed to Borrower or a Subsidiary of Borrower; (b) make loans or advances to Borrower or any of Borrower’s Subsidiaries; or (c) transfer any of its properties to Borrower or any of Borrower’s Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Loan Documents, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of Borrower or a Subsidiary of Borrower, (iv) existing restrictions under Indebtedness existing on the Closing Date and described in Schedule 6.01 attached hereto, (v) restrictions with respect solely to any Subsidiary of Holdings imposed pursuant to a binding agreement which has been entered into for the sale or disposition of all of the Equity Interests or assets of such Subsidiary; provided that, such restrictions apply solely to the Equity Interests or assets of such Subsidiary which are being sold, (vi) in connection with and pursuant to refinancings permitted under this Agreement, replacements of restrictions imposed pursuant to clause (iv) or this clause (vi) that are not more restrictive taken as a whole than those being replaced and do not apply to any other person or assets other than those that would have been covered by the restrictions in the Indebtedness so refinanced or replaced, or (vii) customary provisions with respect to the disposition or distribution of assets in joint venture agreements and other similar agreements relating solely to the assets subject to such agreement.
     SECTION 6.10. Sale and Leaseback Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred, except such transactions among Loan Parties, unless (i) the sale of such property is permitted by Section 6.04 and (ii) any Liens arising in connection with its use of such property are permitted by Section 6.02.
     SECTION 6.11. Holding Companies. Notwithstanding anything to the contrary contained in this Agreement, with respect to the Holding Companies, (i) incur, directly or indirectly, any Indebtedness other than the Obligations under the Loan Documents to which any such Company is a party, the Holdings Senior Notes and any intercompany Indebtedness between Holding Companies permitted hereunder or incurred in connection with the payments required to consummate the Transactions, (ii) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by such Company other than the Liens permitted to exist under Sections 6.02(a), (b), (d), (h), (j) and (l), (iii) engage in any business or own any assets other than holding the Equity Interest of such Company’s direct Subsidiaries, claims against another Company, proceeds received in connection with the Transactions, and activities reasonably related to each of the foregoing; (iv) consolidate with or merge with or into, or convey, transfer (except in connection with the Transactions) or lease all or any portion of its assets to, any person other than a Loan Party or (iv) sell or otherwise dispose of any Equity Interest of any of such Company’s Subsidiaries other than to Loan Party.
     SECTION 6.12. Business. Holding and its Subsidiaries, engage (directly or indirectly) in any business other than those businesses in which Borrower and its Subsidiaries are engaged on the Closing Date (or that are incidental, complementary or substantially related thereto or are reasonable extensions thereof).

     SECTION 6.13. Limitation on Accounting Changes. Make or permit any change in accounting policies or reporting practices without the consent of the Required Lenders, which consent shall not be unreasonably withheld, except changes that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect or are required by GAAP.
     SECTION 6.14. Fiscal Year. Change its fiscal year-end to a date other than December 31.
ARTICLE VII
Guarantee
     SECTION 7.01. The Guarantee. The Guarantors hereby irrevocably and unconditionally, jointly and severally guarantee as primary obligors and not as sureties to each Secured Party and their respective successors and assigns the prompt payment in full when due (whether at stated maturity, by acceleration or otherwise) of the principal of and interest on (including any interest, fees, costs or charges that would accrue but for the provisions of Title 11 of the United States Code after any bankruptcy or insolvency petition under Title 11 of the United States Code) the Loans made by the Lenders to, and the Notes held by each Lender of, Borrower, and all other Obligations from time to time owing to the Secured Parties by any Loan Party under any Loan Document or Interest Rate Protection Agreement relating to the Loans, in each case strictly in accordance with the terms thereof (such obligations being herein collectively called the “Guaranteed Obligations”). The Guarantors hereby irrevocably and unconditionally, jointly and severally agree that if Borrower or other Guarantor(s) shall fail to pay in full when due (whether at stated maturity, by acceleration or otherwise) any of the Guaranteed Obligations, the Guarantors will promptly pay the same, without any demand or notice whatsoever, and that in the case of any extension of time of payment or renewal of any of the Guaranteed Obligations, the same will be promptly paid in full when due (whether at extended maturity, by acceleration or otherwise) in accordance with the terms of such extension or renewal.
     SECTION 7.02. Obligations Unconditional. The obligations of the Guarantors under Section 7.01 shall constitute a guaranty of payment (and not of collection) and are absolute, irrevocable and unconditional, joint and several (except to the extent otherwise limited in accordance with applicable Requirements of Law as described in Annex III attached hereto or in any other Guarantee required by applicable Requirements of Law), irrespective of the value, genuineness, validity, regularity or enforceability of the Guaranteed Obligations of Borrower under this Agreement, the Notes, if any, or any other agreement or instrument referred to herein or therein, or any substitution, release or exchange of any other guarantee of or security for any of the Guaranteed Obligations and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever that might otherwise constitute a legal or equitable discharge or defense of a surety or Guarantor (except for payment in full). Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not alter or impair the liability of the Guarantors hereunder, which shall remain absolute, irrevocable and unconditional under any and all circumstances as described above:
     (i) at any time or from time to time, without notice to the Guarantors, the time for any performance of or compliance with any of the Guaranteed Obligations shall be extended, or such performance or compliance shall be waived;

     (ii) any of the acts mentioned in any of the provisions of this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein shall be done or omitted;
     (iii) the maturity of any of the Guaranteed Obligations shall be accelerated, or any of the Guaranteed Obligations shall be amended in any respect, or any right under the Loan Documents or any other agreement or instrument referred to herein or therein shall be amended or waived in any respect or any other guarantee of any of the Guaranteed Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with;
     (iv) any Lien or security interest granted to, or in favor of, the Issuing Bank or any Lender or Agent as security for any of the Guaranteed Obligations shall fail to be perfected; or
     (v) the release of any other Guarantor.
     The Guarantors hereby expressly waive diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that any Loan Party exhaust any right, power or remedy or proceed against Borrower under this Agreement or the Notes, if any, or any other agreement or instrument referred to herein or therein, or against any other person under any other guarantee of, or security for, any of the Guaranteed Obligations. The Guarantors waive any and all notice of the creation, renewal, extension, waiver, termination or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by any Secured Party upon this Guarantee or acceptance of this Guarantee, and the Guaranteed Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred in reliance upon this Guarantee, and all dealings between Borrower and the Secured Parties shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee. This Guarantee shall be construed as a continuing, absolute, irrevocable and unconditional guarantee of payment without regard to any right of offset with respect to the Guaranteed Obligations at any time or from time to time held by the Secured Parties, and the obligations and liabilities of the Guarantors hereunder shall not be conditioned or contingent upon the pursuit by the Secured Parties or any other person at any time of any right or remedy against Borrower or against any other person that may be or become liable in respect of all or any part of the Guaranteed Obligations or against any collateral or guarantee therefor or right of offset with respect thereto. This Guarantee shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the successors and assigns thereof, and shall inure to the benefit of the Lenders, and their respective successors and assigns, notwithstanding that from time to time during the term of this Agreement there may be no Guaranteed Obligations outstanding.
     For purposes of this paragraph only, references to the “principal” include each Loan Party and references to the “creditor” include each Secured Party. In accordance with Section 2856 of the California Civil Code, each Guarantor waives all rights and defenses (i) available to such Guarantor by reason of Sections 2787 through 2855, 2899, and 3433 of the California Civil Code, including all rights or defenses such Guarantor may have by reason of protection afforded to the principal with respect to any of the Guaranteed Obligations, or to any other guarantor of any of the Guaranteed Obligations with respect to any of such guarantor’s obligations under its guarantee, in either case in accordance with the antideficiency or other laws of the State of California limiting or discharging the principal’s Indebtedness or such other guarantor’s obligations, including Sections 580a, 580b, 580d and 726 of the California Code of Civil Procedure; and (ii) arising out of an election of remedies by the creditor, even though such election, such as a nonjudicial foreclosure with respect to security for any Guaranteed Obligation (or any obligation of any other guarantor of any of the Guaranteed Obligations), has destroyed such Guarantor’s right of subrogation and reimbursement against the principal (or such other guarantor) by the operation of Section 580d of the California Code of Civil Procedure or otherwise. No other provision of this Guarantee shall be construed as limiting the generality of any of the covenants and waivers set forth in this paragraph. As provided below, this Agreement shall be governed by, and shall be construed and enforced in accordance with the laws of the State of New York. This paragraph is included solely out of an abundance of caution, and shall not be construed to mean that any of the above-referenced provisions of California law are in any way applicable to this Agreement or to any of the Guaranteed Obligations.
     SECTION 7.03. Reinstatement. The obligations of the Guarantors under this Article VII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of Holdings, Borrower or any other Loan Party in respect of the Guaranteed Obligations is rescinded or must be otherwise restored by any holder of any of the Guaranteed Obligations, whether as a result of any proceedings in bankruptcy or reorganization or otherwise. The Guarantors jointly and severally (except to the extent otherwise limited in accordance with applicable Requirements of Law as described in Annex III attached hereto or in any other Guarantee required by applicable Requirements of Law) agree that they will indemnify each Secured Party on demand for all reasonable costs and expenses (including reasonable fees of counsel) incurred by such Secured Party in connection with such rescission or restoration, including any such costs and expenses incurred in defending against any claim alleging that such payment constituted a preference, fraudulent transfer or similar payment under any bankruptcy, insolvency or similar law, other than any costs or expenses resulting from the gross negligence, bad faith or willful misconduct of such Secured Party.
     SECTION 7.04. Subrogation; Subordination. Each Guarantor hereby agrees that until the indefeasible payment and satisfaction in full in cash of all Guaranteed Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall not exercise any right or remedy arising by reason of any performance by it of its guarantee in Section 7.01, whether by subrogation or otherwise, against Borrower or any other Guarantor of any of the Guaranteed Obligations or any security for any of the Guaranteed Obligations. The payment of any amounts due with respect to any indebtedness of Borrower or any other Guarantor now or hereafter owing to any Guarantor or Borrower by reason of any payment by such Guarantor under the Guarantee in this Article VII is hereby subordinated to the prior indefeasible payment in full in cash of the Guaranteed Obligations. In addition, any Indebtedness of the Guarantors now or hereafter held by any Guarantor is hereby subordinated in right of payment in full in cash to the Guaranteed Obligations. Each Guarantor agrees that it will not demand, sue for or otherwise attempt to collect any such indebtedness of Borrower or any other Guarantor to such Guarantor until the Obligations shall have been indefeasibly paid in full in cash. If, notwithstanding the preceding sentence, any Guarantor shall, prior to the indefeasible payment in full in cash of the Guaranteed Obligations, collect, enforce or receive any amounts in respect of such indebtedness, such amounts shall be collected, enforced and received by such Guarantor as trustee for the Secured Parties and be paid over to Administrative Agent on account of the Guaranteed Obligations without affecting in any manner the liability of such Guarantor under the other provisions of the guaranty contained herein.
     SECTION 7.05. Remedies. The Guarantors jointly and severally (except to the extent otherwise limited in accordance with applicable Requirements of Law as described in

Annex III attached hereto) agree that, as between the Guarantors and the Lenders, the obligations of Borrower under this Agreement and the Notes, if any, may be declared to be forthwith due and payable as provided in Article VIII (and shall be deemed to have become automatically due and payable in the circumstances provided in said Article VIII) for purposes of Section 7.01, notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from becoming automatically due and payable) as against Borrower and that, in the event of such declaration (or such obligations being deemed to have become automatically due and payable), such obligations (whether or not due and payable by Borrower) shall forthwith become due and payable by the Guarantors for purposes of Section 7.01.
     SECTION 7.06. Instrument for the Payment of Money. Each Guarantor hereby acknowledges that the guarantee in this Article VII constitutes an instrument for the payment of money, and consents and agrees that any Lender or Agent, at its sole option, in the event of a dispute by such Guarantor in the payment of any moneys due hereunder, shall have the right to bring a motion-action under New York CPLR Section 3213 to the extent permitted thereunder.
     SECTION 7.07. General Limitation on Guarantee Obligations. In any action or proceeding involving any state corporate law, or any state, federal or foreign bankruptcy, insolvency, reorganization or other law affecting the rights of creditors generally, if the obligations of any Guarantor under Section 7.01 would otherwise be held or determined to be void, voidable, invalid or unenforceable, or subordinated to the claims of any other creditors, on account of the amount of its liability under Section 7.01, then, notwithstanding any other provision to the contrary, the amount of such liability shall, without any further action by such Guarantor, any Loan Party or any other person, be automatically limited and reduced to the highest amount that is valid and enforceable and not subordinated to the claims of other creditors as determined in such action or proceeding.
     SECTION 7.08. Continuing Guarantee. The Guarantees in this Article VII are continuing guarantees of payment, and shall apply to all Guaranteed Obligations whenever arising.
     SECTION 7.09. Release of Guarantors. If at any time after the Closing Date and in connection with the Guarantee of any Loan Party in this Article VII (i) subject to the requirements of Section 5.11(c), in the case of a Foreign Subsidiary, the Administrative Agent (after consultation with Borrower) determines that in the case of any existing Guarantor, it would not be commercially reasonable for such Guarantor to remain a Guarantor (taking into account the expense (including taxes), the ability of Borrower or such Guarantor to obtain any necessary approvals or consents required to be obtained under applicable law (but have not been previously obtained) in connection therewith, and the effectiveness and enforceability thereof under applicable law) or (ii) such Guarantee becomes illegal under applicable law and such Loan Party delivers to the Administrative Agent, the Lenders and the Collateral Agent a legal opinion from its counsel to such effect, and no reasonable alternative structure can be devised having substantially the same effect as the issuance of a Guarantee that would not be illegal under applicable law, then, so long as such Guarantor has been released or is contemporaneously released under any other guaranty such Guarantor may be a party to, in case of each of the immediately preceding clauses (i) and (ii), the Collateral Agent shall (at the expense of Borrower) take all action necessary to release its security interest in that portion of the Security Agreement Collateral owned by such Guarantor (provided, however, that 66% of the Equity Interests of such Guarantor (and 100% of the Equity Interests of any Domesticated Foreign Subsidiary) shall not be released from the Security Agreement Collateral)), and such Guarantor shall be released from its obligations in respect of the Guarantees in this Article VII (such Guarantor being hereinafter referred to as a “Released Guarantor,” so long as it continues to be a Non-Guarantor Subsidiary), which release from such Guarantees, in the case of an event described in the immediately preceding clause (i), shall become effective as of the closing of the last day of the taxable year that immediately precedes the date that the Administrative Agent makes a determination described in such clause (i); provided that, such Released Guarantor shall continue to be subject to Section 5.11(b).
ARTICLE VIII
Events of Default
     In case of the happening of any of the following events (“Events of Default”):
     (a) default shall be made in the payment of any principal of any Loan or the reimbursement with respect to any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof (including a Term Loan Repayment Date) or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;
     (b) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in paragraph (a) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of five Business Days;
     (c) any representation or warranty made or deemed made in or in connection with any Loan Document or the borrowings or issuances of Letters of Credit hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished;
     (d) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in Section 5.02, 5.03, 5.08, or 5.14 or in Article VI;
     (e) default shall be made in the due observance or performance by any Company of any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (a), (b) or (d) above), or under any Hedging Agreement entered into with any Lender or Affiliate of a Lender, and such default shall continue unremedied or shall not be waived for a period of 30 days after the earlier of (i) an officer of such Company becoming aware of such default or (ii) receipt by Borrower and such Company of notice from the Administrative Agent or any Lender of such default; provided, however, that with respect to any default in obligations under Section 5.09(a), such 30-day period shall be extended if the relevant Company has commenced and continues diligently to pursue prudent and necessary response actions and otherwise complies with Section 5.09(b) and any applicable Environmental Laws;
     (f) any Company (other than any Immaterial Subsidiary) shall (i) fail to pay any principal or interest, regardless of amount, due in respect of any Indebtedness (other than the Obligations) when and as the same shall become due and payable (after all applicable grace periods have expired); or (ii) fail to observe or perform any other term, covenant, condition or agreement contained in any agreement or instrument evidencing or governing any such Indebtedness if the effect of any failure referred to in this clause (ii) is to cause, or to permit the holder or holders of such Indebtedness or a trustee on its or their behalf (with or without the giving of notice, the lapse of time or both) to cause, such Indebtedness to become due prior to its stated maturity; provided that, it shall not constitute an Event of Default pursuant to this paragraph (f) unless the aggregate amount of all such Indebtedness referred to in clauses (i) and (ii) exceeds $10.0 million at any one time;
     (g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of any Company (other than any Immaterial Subsidiary), or of a substantial part of the property or assets of any Company (other than any Immaterial Subsidiary), under the Bankruptcy Code, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Company (other than any Immaterial Subsidiary) or for a substantial part of the property or assets of any Company; or (iii) the winding-up or liquidation of any Company (other than any Immaterial Subsidiary); and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
     (h) any Company (other than any Immaterial Subsidiary) shall (i) voluntarily commence any proceeding or file any petition seeking relief under the Bankruptcy Code, or any other federal, state or foreign bankruptcy, insolvency, receivership or similar law; (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (g) above; (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Company (other than any Immaterial Subsidiary) or for a substantial part of the property or assets of any Company (other than any Immaterial Subsidiary); (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding; (v) make a general assignment for the benefit of creditors; (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due; (vii) take any action for the purpose of effecting any of the foregoing; or (viii) wind up or liquidate (except as otherwise permitted under Section 6.04);
     (i) one or more judgments for the payment of money in an aggregate amount in excess of $10.0 million (to the extent not covered by insurance as to which the insurer does not dispute coverage thereof) shall be rendered against any Company or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed;
     (j) an ERISA Event occurs, an event of noncompliance with respect to any Foreign Plan occurs or, if the present value of the accrued benefit liabilities (whether or not vested) under any Foreign Plan that is funded, determined as of the end of the most recently ended fiscal year of the respective Loan Party on the basis of actuarial assumptions proper under applicable foreign law, exceeds the current value of the assets of such Foreign Plan by more than $2.5 million, that in the opinion of the Required Lenders, when taken together with all other such ERISA Events, noncompliance and underfunding, could reasonably be expected to result in liability to any Company or its ERISA Affiliates in an aggregate amount exceeding $2.5 million;

     (k) any security interests and Liens on an asset or assets of the Loan Parties whose fair market value in the aggregate is greater than $500,000, purported to be created by any Security Document shall cease to be in full force and effect, or shall cease to give the Collateral Agent, for the benefit of the Secured Parties, the Liens, rights, powers and privileges purported to be created and granted under such Security Documents (including a perfected first priority security interest in and Lien on all of the Collateral thereunder (except as otherwise expressly provided in such Security Documents)) in favor of the Collateral Agent, or shall be asserted by Holdings, Borrower or any other Loan Party not to be a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Security Document) security interest in or Lien on the Collateral covered thereby;
     (l) any Guarantee or any Security Document shall cease to be in full force and effect, except to the extent expressly permitted to be released hereunder in accordance with Section 7.09;
     (m) any Loan Document or any material provisions thereof shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by any Loan Party or any other person, or by any Governmental Authority, seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or any Loan Party shall repudiate or deny that it has any liability or obligation for the payment of principal or interest or other obligations purported to be created under any Loan Document; or
     (n) there shall have occurred a Change in Control;
then, and in every such event (other than an event described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to Borrower, take any or all of the following actions, at the same or different times: (i) terminate forthwith the Commitments (including any unused Term Loan Commitments); (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of Borrower accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding; and (iii) direct Borrower to pay (and Borrower hereby agrees upon receipt of such notice, or upon the occurrence of any event specified in paragraph (g) or (h) above to pay) to the Administrative Agent such additional amounts of cash, to be invested in Cash Equivalents and held as security for Borrower’s reimbursement Obligations in respect of Letters of Credit then outstanding, equal to the LC Exposure at such time. In any event described in paragraph (g) or (h) above, the Commitments (including any unused Term Loan Commitments) shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of Borrower accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by Borrower and the Guarantors, anything contained herein or in any other Loan Document to the contrary notwithstanding.

ARTICLE IX
Collateral Account; Application of Collateral Proceeds
     SECTION 9.01. Collateral Account.
     (a) The Collateral Agent is hereby authorized to establish and maintain at its office at 4 World Financial Center, 22nd Floor, New York, NY 10080, Attention: Nancy Meadows, in the name of the Collateral Agent with a copy to Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, NY 10036, Attention: Robert A. Copen and pursuant to a Control Agreement, a restricted deposit account designated “Collateral Account.” Each Loan Party shall deposit into the Collateral Account from time to time (i) the cash proceeds of any of the Collateral (including pursuant to any disposition thereof) to the extent contemplated herein or in any other Loan Document, and (ii) any cash such Loan Party is required to pledge as additional collateral security hereunder pursuant to the Loan Documents.
     (b) The balance from time to time in the Collateral Account shall constitute part of the Collateral and shall not constitute payment of the Obligations until applied as hereinafter provided. So long as no Event of Default has occurred and is continuing or will result therefrom, the Collateral Agent shall, within two Business Days of receiving a request of the applicable Loan Party for release of cash proceeds constituting (i) Net Cash Proceeds from the Collateral Account, remit such cash proceeds on deposit in the Collateral Account to or upon the order of such Loan Party, so long as such Loan Party has satisfied the conditions relating thereto set forth in Section 9.02; (ii) Net Cash Proceeds from any sale or other disposition of Collateral from the Collateral Account, remit such cash proceeds on deposit in the Collateral Account, so long as such Loan Party has satisfied the conditions relating thereto set forth in Section 9.02; and (iii) with respect to the LC Sub-Account at such time as all Letters of Credit shall have been terminated and all of the liabilities in respect of the Letters of Credit have been indefeasibly paid in full. At any time following the occurrence and during the continuance of an Event of Default, the Collateral Agent may (and, if instructed by the Required Lenders as specified herein, shall) in its (or their) discretion apply or cause to be applied (subject to collection) the balance from time to time outstanding to the credit of the Collateral Account to the payment of the Obligations in the manner specified in Section 9.03, subject, however, in the case of amounts deposited in the LC Sub-Account, to the provisions of Sections 2.17(j) and 9.03. The Loan Parties shall have no right to withdraw, transfer or otherwise receive any funds deposited in the Collateral Account except to the extent specifically provided herein.
     (c) Amounts on deposit in the Collateral Account shall be invested from time to time in Cash Equivalents as the applicable Loan Party (or, after the occurrence and during the continuance of an Event of Default, the Collateral Agent) shall determine, which Cash Equivalents shall be held in the name and be under the control of the Collateral Agent (or any sub-agent); provided that, at any time after the occurrence and during the continuance of an Event of Default, the Collateral Agent may (and, if instructed by the Required Lenders as specified herein, shall) in its (or their) discretion at any time and from time to time elect to liquidate any such Cash Equivalents and to apply or cause to be applied the proceeds thereof to the payment of the Obligations in the manner specified in Section 9.03.

     (d) Amounts deposited into the Collateral Account as cover for liabilities in respect of Letters of Credit under any provision of this Agreement requiring such cover shall be held by the Administrative Agent in a separate sub-account designated as the “LC Sub-Account” (the “LC Sub-Account”).
     SECTION 9.02. Proceeds of Casualty Events and Collateral Dispositions.
     (a) So long as no Event of Default shall have occurred and be continuing, in the event there shall be any Net Cash Proceeds in respect of any Casualty Event or from any Asset Sale of Collateral, the applicable Loan Party shall have the right, at such Loan Party’s option, to apply such Net Cash Proceeds in accordance with the applicable provisions of this Agreement.
     (b) In the event any Net Cash Proceeds are required to be deposited in the Collateral Account in accordance with Section 2.10, the Collateral Agent shall not release any part of such Net Cash Proceeds until the applicable Loan Party has furnished to the Collateral Agent (i) an Officers’ Certificate setting forth: (A) a brief description of the reason for the release, (B) the dollar amount of the expenditures to be made, or costs incurred by such Loan Party in connection with such release and (C) each request for payment shall be made on at least ten day’s prior notice to the Collateral Agent and such request shall state that the properties acquired in connection with such release have a fair market value at least equal to the amount of such Net Cash Proceeds requested to be released from the Collateral Account; and (ii) all security agreements and other items required by the provisions of Sections 5.11 and 5.12 to, among other things, subject such reinvestment properties or assets to the Lien of the Security Documents in favor of the Collateral Agent, for its benefit and for the benefit of the other Secured Parties.
     SECTION 9.03. Application of Proceeds. The proceeds received by the Collateral Agent in respect of any sale of, collection from or other realization upon all or any part of the Collateral pursuant to the exercise by the Collateral Agent of its remedies shall be applied, together with any other sums then held by the Collateral Agent pursuant to this Agreement, promptly by the Collateral Agent as follows:
     (a) First, to the payment of all reasonable costs and expenses, fees, commissions and taxes of such sale, collection or other realization, including compensation to the Collateral Agent and its agents and counsel, and all expenses, liabilities and advances made or incurred by the Collateral Agent in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;
     (b) Second, to the payment of all other reasonable costs and expenses of such sale, collection or other realization, including compensation to the other Secured Parties and their agents and counsel and all costs, liabilities and advances made or incurred by the other Secured Parties in connection therewith, together with interest on each such amount at the highest rate then in effect under this Agreement from and after the date such amount is due, owing or unpaid until paid in full;
     (c) Third, without duplication of amounts applied pursuant to clauses (a) and (b) above, to the indefeasible payment in full in cash, pro rata, of (i) interest, principal and other amounts constituting Obligations (other than the Obligations arising under the Interest Rate Protection Agreements), in each case equally and ratably in accordance with the respective amounts thereof then due and owing and (ii) the Obligations arising under the Interest Rate Protection Agreements in accordance with the terms of the Interest Rate Protection Agreements; and
     (d) Fourth, the balance, if any, to the person lawfully entitled thereto (including the applicable Loan Party or its successors or assigns).
In the event that any such proceeds are insufficient to pay in full the items described in clauses (a) through (c) of this Section 9.03, the Loan Parties shall remain liable for any deficiency.
ARTICLE X
The Administrative Agent and the Collateral Agent
     Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent (it being understood that reference in this Article X to the Administrative Agent shall be deemed to include the Collateral Agent) as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.
     The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
     The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing; (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02); and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 11.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall not be deemed to have knowledge of any Default or an Event of Default unless and until written notice of a Default is given to the Administrative Agent by Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document; (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith; (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document; (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document; or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
     The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper person.
     The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
     The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Affiliates. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Affiliates of each Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
     The Administrative Agent may resign as administrative agent hereunder at any time upon at least 30-days’ prior notice to the Lenders, the Issuing Bank and Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with Borrower, to appoint a successor from among the Lenders. If no successor shall have been so appointed by the Required Lenders or shall have accepted appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent, which successor shall be a commercial banking institution organized under the laws of the United States (or any state thereof) or a United States branch or agency of a commercial banking institution, and having combined capital and surplus of at least $250.0 million; provided, however, that if such retiring Administrative Agent is unable to find a commercial banking institution which is willing to accept such appointment and which meets the qualifications set forth above, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor as provided above. Upon the acceptance by a successor of its appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article X and Section 11.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Affiliates in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
     Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each

Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.
     The Lenders identified in this Agreement, the Co-Syndication Agents and the Co-Documentation Agents shall not have any right, power, obligation, liability, responsibility or duty under this Agreement other than those applicable to all Lenders. Without limiting the foregoing, neither the Co-Syndication Agents nor the Co-Documentation Agents shall have or be deemed to have a fiduciary relationship with any Lender. Each Lender hereby makes the same acknowledgments with respect to the Co-Syndication Agents and the Co-Documentation Agents as it makes with respect to the Administrative Agent or any other Lender in this Article X. Notwithstanding the foregoing, the parties hereto acknowledge that the Co-Documentation Agents and Co-Syndication Agents hold such titles in name only, and that such titles confer no additional rights or obligations relative to those conferred on any Lender hereunder.
ARTICLE XI
Miscellaneous
     SECTION 11.01. Notices. Notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
(a)	if to any Loan Party, to Borrower at:
Herbalife International, Inc.
1800 Century Park East
Los Angeles, California 90067
Attention: William D. Lowe
Phone: (310) 410-9600
Telecopy No.: (310) 557-3913;
With a copy to:
Gibson, Dunn & Crutcher LLP
2029 Century Park East
Los Angeles, California 90067-3026
Attention: Brian D. Kilb, Esq.
Phone: (310) 552-8500
Telecopy No.: (310) 551-8741;
(b)	if to the Administrative Agent or the Collateral Agent, to it at:
Merrill Lynch Capital Corporation
4 World Financial Center
22nd Floor
New York, New York 10080
Attention: Nancy Meadows

Phone: (212) 449-2879
Telecopy No.: (212) 738-1186
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Attention: Robert A. Copen
Phone: (212) 735-3536
Telecopy No.: (917) 777-3536; and
     (c) if to a Lender, to it at its address (or telecopy number) set forth on Annex II or in the Assignment and Acceptance pursuant to which such Lender shall have become a party hereto.
All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand or overnight courier service or sent by telecopy or by certified or registered mail, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 11.01 or in accordance with the latest unrevoked direction from such party given in accordance with this Section 11.01, and failure to deliver courtesy copies of notices and other communications shall in no event affect the validity or effectiveness of such notices and other communications.
     SECTION 11.02. Waivers; Amendment.
     (a) No failure or delay by the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 11.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default or Event of Default, regardless of whether the Administrative Agent, the Collateral Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default or Event of Default at the time.
     (b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the written consent of the Required Lenders; provided that, no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender; (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any Fees payable hereunder, without the written consent of each Lender affected thereby (except in connection with any waiver of the applicability of any post-default increase in interest rates); (iii) postpone the maturity of any Loan, or any scheduled date of payment of or installment otherwise due on the principal amount of any Term Loan under Section 2.09, or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment or postpone the scheduled date of expiration of any Letter of Credit beyond the Revolving Maturity Date, without the written consent of each Lender affected thereby; (iv) change Section 2.14(b) or (c) in a manner that would alter the pro rata sharing of payments or set-offs required thereby without the written consent of each Lender; (v) change the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document (including this Section 11.02(b)) specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder without the written consent of each Lender (or each Lender of such Class, as the case may be); (vi) except as otherwise expressly permitted under this Agreement, (A) release Holdings, Parent, Cayman III, any of the LuxCos and WH Capital from their respective Guarantees or limit its liability in respect of such Guarantee or (B) release all or substantially all of the Subsidiary Guarantors from their Guarantees, or limit the liability of all or substantially all of the Subsidiary Guarantors in respect of their Guarantees, in each case without the written consent of each Lender; (vii) release all or substantially all of the Collateral from the Liens of the Security Documents or alter the relative priorities of the Obligations entitled to the Liens of the Security Documents (except in connection with securing additional Obligations equally and ratably with the other Obligations), in each case without the written consent of each Lender; or (viii) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each affected Class; provided further that, (1) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Collateral Agent, or the Issuing Bank without the prior written consent of the Administrative Agent, the Collateral Agent, or the Issuing Bank, as the case may be; and (2) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Revolving Lenders (but not the Term Lenders) or the Term Lenders (but not the Revolving Lenders) may be effected by an agreement or agreements in writing entered into by Borrower and the requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section 11.02(b) if such Class of Lenders were the only Class of Lenders hereunder at the time. Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by Borrower, the Required Lenders and the Administrative Agent (and, if its rights or obligations are affected thereby, the Issuing Bank) if (x) by the terms of such agreement the Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (y) at the time such amendment becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.

     (c) If, in connection with any proposed change, waiver, discharge or termination of any of the provisions of this Agreement as contemplated by Section 11.02(b), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Borrower shall have the right to replace one or more of such non-consenting Lender or Lenders (so long as all non- consenting Lenders are so replaced) with one or more persons pursuant to Section 2.16 so long as at the time of such replacement each such new Lender consents to the proposed change, waiver, discharge or termination.
     SECTION 11.03. Expenses; Indemnity.
     (a) Borrower agrees to pay all reasonable out-of-pocket expenses (including reasonable legal fees and expenses of counsel, expenses incurred in connection with due diligence and travel, courier, reproduction, printing and delivery expenses) incurred by the Administrative Agent, the Arrangers and the Issuing Bank in connection with the syndication of the credit facilities provided for herein and the preparation, execution and delivery, administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications, enforcement costs or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated), or incurred by the Administrative Agent, the Arrangers or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made or Letters of Credit issued hereunder, including the reasonable fees, charges and disbursements of Skadden, Arps, Slate, Meagher & Flom LLP, special counsel for the Administrative Agent and the Collateral Agent (and one local counsel in each foreign jurisdiction where the Administrative Agent deems such local counsel advisable and any additional counsel to the Lenders required in the event of a conflict of interest), and, in connection with any such enforcement or protection, the fees, charges and disbursements of any consultants and advisors in connection with any out-of-court workout or in any bankruptcy case.
     (b) Except to the extent otherwise limited in accordance with applicable Requirements of Law as described in Annex III attached hereto, the Loan Parties agree, jointly and severally, to indemnify the Agents, the Arrangers, each Lender, and the Issuing Bank, each Affiliate of any of the foregoing persons, and each of their respective directors, officers, trustees, employees and agents (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, all reasonable out-of-pocket costs and any and all losses, claims, damages, liabilities and related expenses, including reasonable counsel fees, charges and disbursements, incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) any actual or proposed use of the proceeds of the Loans or issuances of Letters of Credit; (ii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto; or (iii) any actual or alleged presence or Release or threatened Release of Hazardous Materials, on, under or from any property owned, leased or operated by any Company, or any Environmental Claim related in any way to any Company; provided that, such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee. No Loan Party shall assert any claim against any Indemnitee for special, indirect, consequential, punitive or exemplary damages on any theory of liability in connection in any way with this Agreement or any Loan Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan, Letter of Credit or the use of the proceeds thereof or any act or omission or event occurring in connection therewith.
     (c) The provisions of this Section 11.03 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the expiration of any Letter of Credit, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Agents, the Arrangers, the Issuing Bank or any Lender. All amounts due under this Section 11.03 shall be payable on written demand therefor accompanied by reasonable documentation with respect to any reimbursement, indemnification or other amount requested.
     (d) To the extent that the Loan Parties fail to pay any amount required to be paid by it to the Agents, the Arrangers or the Issuing Bank under Section 11.03(a) or (b), each Lender severally agrees to pay to the Agents, the Arrangers or the Issuing Bank, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that, the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against any of the Agents, the Arrangers or the Issuing Bank in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the sum of the total Revolving Exposure, outstanding Term Loans and unused Commitments at the time.
     SECTION 11.04. Successors and Assigns.
     (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder (except in a transaction permitted under Section 6.04(f) or 6.04(g)) without the prior written consent of each Lender (and any attempted assignment or transfer by any Loan Party without such consent shall be null and void). Nothing in this Agreement, express or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit) and, to the extent expressly contemplated hereby, the Affiliates of each of the Agents, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Any Lender may assign to one or more assignees (other than Holdings or any of its Affiliates or Subsidiaries) all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it); provided that, (i) except in the case of an assignment to a Lender, an Affiliate of a Lender or a Lender Affiliate, each of Borrower and the Administrative Agent (and, in the case of an assignment of all or a portion of a Revolving Commitment or any Lender’s obligations in respect of its LC Exposure, the Issuing Bank) must give their prior written consent to such assignment (which consent shall not be unreasonably withheld or delayed); (ii) except in the case of an assignment to a Lender, an Affiliate of a Lender or a Lender Affiliate, any assignment made in connection with the primary syndication of the Commitment and Loans by the Arrangers or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be in a principal amount that is an integral multiple of $500,000 and not less than $1.0 million, unless each of Borrower and the Administrative Agent otherwise consent; (iii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, except that this clause (iii) shall not be construed to prohibit the assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans; (iv) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Acceptance; and (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire; provided further that, any consent of Borrower otherwise required under this Section 11.04(b) shall not be required if a Default or an Event of Default under Article VIII has occurred and is continuing. Subject to acceptance and recording thereof pursuant to Section 11.04(d), from and after the effective date specified in each Assignment and Acceptance the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement (provided that, any liability of Borrower to such assignee under Section 2.12, 2.13 or 2.15 shall be limited to the amount, if any, that would have been payable thereunder by Borrower in the absence of such assignment), and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.12, 2.13, 2.15 and 11.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 11.04(b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 11.04(e).
     (c) The Administrative Agent, acting for this purpose as an agent of Borrower, shall maintain at one of its offices in Stamford, Connecticut a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive and Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (d) Upon its receipt of a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder) and any written consent to such assignment required by Section 11.04(b), together with payment to the Administrative Agent of a registration and processing fee of $3,500 (provided that the Administrative Agent may, in its sole discretion, waive any such fee), the Administrative Agent shall accept such Assignment and Acceptance and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this Section 11.04(d).
     (e) Any Lender may, without the consent of Borrower, the Administrative Agent or the Issuing Bank, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that, (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that, such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 11.02(b) that affects such Participant. Subject to Section 11.04(f), Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.12, 2.13 and 2.15 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.04(b), provided, that the respective Lender shall provide to the Borrower written notice of the name and address of such Participant, which notice may be delivered via email or facsimile, in each case, with a copy thereof to the Borrower via U.S. mail. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.08 as though it were a Lender; provided that, such Participant agrees to be subject to Section 2.14(c) as though it were a Lender, provided, further, that the respective Lender shall provide to the Borrower written notice of the name and address of such Participant, which notice may be delivered via email or facsimile, in each case, with a copy thereof to the Borrower via U.S. mail.
     (f) A Participant shall not be entitled to receive any greater payment under Section 2.12, 2.13 or 2.15 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the prior written consent of Borrower. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.15 unless Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of Borrower, to comply with Section 2.15(e) as though it were a Lender.
     (g) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and the other provisions of this Section 11.04 shall not apply to any such pledge or assignment of a security interest; provided that, no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     SECTION 11.05. Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan

Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Agents, the Issuing Bank or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.12, 2.14, 2.15 and 11.03 and Article X shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
     SECTION 11.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents, the Commitment Letter and the Fee Letter constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
     SECTION 11.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
     SECTION 11.08. Right of Set-off. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates are hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final (other than deposits in trust accounts)) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Loan Party against any of and all the obligations of any Loan Party now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The rights of each Lender under this Section 11.08 are in addition to other rights and remedies (including other rights of set-off) that such Lender may have.
     SECTION 11.09. Governing Law; Jurisdiction; Consent to Service of Process.
     (a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

     (b) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Loan Party or its properties in the courts of any jurisdiction.
     (c) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 11.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
     SECTION 11.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.10.
     SECTION 11.11. Headings. Article and section headings and the table of contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
     SECTION 11.12. Confidentiality. Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Lender Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential pursuant to the terms hereof); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 11.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Borrower and its obligations; (g) with the consent of Borrower; or (h) to the extent such Information (i) is publicly available at the time of disclosure or becomes publicly available other than as a result of a breach of this Section 11.12, or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than Borrower or any Subsidiary. For the purposes of this Section 11.12, “Information” shall mean all information received from a Company or any Subsidiary on a confidential basis relating to a Company or any Subsidiary or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by Borrower or any Subsidiary. Any person required to maintain the confidentiality of Information as provided in this Section 11.12 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information.
     SECTION 11.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 11.13 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
     SECTION 11.14. USA Patriot Act Notice. Each Lender and the Agents (for the Agents and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-5 (signed into law on October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or the Agent, as applicable, to identify Borrower in accordance with the Act.
[signature pages follow]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

HERBALIFE INTERNATIONAL, INC.,
a Nevada corporation, as Borrower

By:

Name:
Title:

WH CAPITAL CORPORATION,
a Nevada corporation, as a Guarantor

By:

Name:
Title:

HERBALIFE INTERNATIONAL OF AMERICA, INC.,
a Nevada corporation, as a Guarantor

By:

Name:
Title:

HERBALIFE INTERNATIONAL OF EUROPE, INC.,
a California corporation, as a Guarantor

By:

Name:
Title:

HERBALIFE INTERNATIONAL COMMUNICATIONS, INC.,
a California corporation, as a Guarantor

By:

Name:
Title:
Credit Agreement

HERBALIFE INTERNATIONAL DISTRIBUTION, INC.,
a California corporation, as a Guarantor

By:

Name:
Title:

HERBALIFE TAIWAN, INC.,
a California corporation, as a Guarantor

By:

Name:
Title:

HERBALIFE INTERNATIONAL (THAILAND), LTD.,
a California corporation, as a Guarantor

By:

Name:
Title:

HERBALIFE INTERNATIONAL DO BRASIL LTDA.,
a corporation dually organized in Brazil and Delaware, as a Guarantor

By:

Name:
Title:
Credit Agreement

HERBALIFE LTD.,
a Cayman Islands exempted company with limited liability, as a Guarantor

By:

Name:
Title:

WH INTERMEDIATE HOLDINGS LTD.,
a Cayman Islands exempted company with limited liability, as a Guarantor

By:

Name:
Title:

HBL LTD.,
a Cayman Islands exempted company with limited liability, as a Guarantor

By:

Name:
Title:

HV HOLDINGS LTD.,
a Cayman Islands exempted company with limited liability, as a Guarantor

By:

Name:
Title:

HERBALIFE DISTRIBUTION LTD.,
a Cayman Islands exempted company with limited liability, as a Guarantor

By:

Name:
Title:
Credit Agreement

WH LUXEMBOURG HOLDINGS S.à.R.L.,
a Luxembourg corporation, as a Guarantor

By:

Name:
Title:

HLF LUXEMBOURG HOLDINGS S.à R.L.,
a Luxembourg corporation, as a Guarantor

By:

Name:
Title:

WH LUXEMBOURG INTERMEDIATE HOLDINGS S.à.R.L.,
a Luxembourg corporation, as a Guarantor

By:

Name:
Title:

HERBALIFE INTERNATIONAL LUXEMBOURG S.à.R.L.,
a Luxembourg corporation, as a Guarantor

By:

Name:
Title:

HERBALIFE LUXEMBOURG DISTRIBUTION S.à.R.L.,
a Luxembourg corporation, as a Guarantor
By:

Name:
Title:
Credit Agreement

MERRILL LYNCH, PIERCE, FENNER & SMITH, INCORPORATED,
as Joint Lead Arranger and Joint Bookrunner

By:

Name:
Title:

MERRILL LYNCH CAPITAL CORPORATION,
as a Lender, Administrative Agent and Collateral Agent

By:

Name:
Title:
Credit Agreement

J.P. MORGAN SECURITIES INC.,
as Joint Lead Arranger, Joint Bookrunner and Co-Syndication Agent

By:

Name:
Title:

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:

Name:
Title:
Credit Agreement

MORGAN STANLEY SENIOR FUNDING, INC.,
as Joint Lead Arranger, Joint Bookrunner and Co-Syndication Agent

By:

Name:
Title:

MORGAN STANLEY & CO. INCORPORATED,
as a Lender

By:

Name:
Title:
Credit Agreement

COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK, B.A. “RABOBANK INTERNATIONAL”, NEW YORK BRANCH, as Co-Documentation Agent, a Lender and Issuing Bank

By:
Name:
Title:

By:

Name:
Title:
Credit Agreement

HSBC BANK USA, NATIONAL ASSOCIATION, as Co-Documentation Agent and a Lender

By:
Name:
Title:
Credit Agreement

BANK OF AMERICA, N.A., as Co-Documentation Agent and a Lender

By:
Name:
Title:
Credit Agreement

FORTIS CAPITAL CORP., as Co-Documentation Agent and a Lender

By:
Name:
Title:
Credit Agreement

CITICORP USA, INC., as Co-Documentation Agent and a Lender

By:
Name:
Title:
Credit Agreement

[LENDERS], as a Lender

By:
Name:
Title:
Credit Agreement

Annex I
Amortization Table

Date	Term Loan Amount
December 31, 2006	$500,000
March 31, 2007	$500,000
June 30, 2007	$500,000
September 30, 2007	$500,000
December 31, 2007	$500,000
March 31, 2008	$500,000
June 30, 2008	$500,000
September 30, 2008	$500,000
December 31, 2008	$500,000
March 31, 2009	$500,000
June 30, 2009	$500,000
September 30, 2009	$500,000
December 31, 2009	$500,000
March 31, 2010	$500,000
June 30, 2010	$500,000
September 30, 2010	$500,000
December 31, 2010	$500,000
March 31, 2011	$500,000
June 30, 2011	$500,000
September 30, 2011	$500,000
December 31, 2011	$500,000
March 31, 2012	$500,000
June 30, 2012	$500,000
September 30, 2012	$500,000
December 31, 2012	$500,000
March 31, 2013	$500,000
June 30, 2013	$500,000
Tranche B Maturity Date	$186,500,000
Annex I-1

Annex II
Lenders’ Notice Information and Commitments

Lender	Revolving Commitment	Term Loan Commitment
Merrill Lynch Capital Corporation	$5,000,000	$63,000,000
JPMorgan Chase Bank, N.A.	$15,000,000	$5,000,000
Morgan Stanley Senior Funding, Inc.	$5,000,000	$0
HSBC Bank USA, National Association	$12,000,000	$20,000,000
Cooperatieve Centrale Raiffeisen-Boerenleenbank, B.A. “Rabobank International”, New York Branch	$12,000,000	$20,000,000
Bank of America, N.A.	$16,500,000	$0
Citicorp USA, Inc.	$16,500,000	$0
Fortis Capital Corp.	$5,000,000	$15,000,000
General Electric Capital Corporation	$0	$20,000,000
The Governor and Company of the Bank of Ireland	$0	$20,000,000
Bayerische Hypo- Und Vereinsbank AG, New York Branch	$5,000,000	$10,000,000
Union Bank of California, N.A.	$5,000,000	$10,000,000
The CIT Group/Equipment Financing, Inc.	$0	$10,000,000
Comerica West Incorporated	$3,000,000	$7,000,000

Total	$100,000,000	$200,000,000

Merrill Lynch Capital Corporation	JPMorgan Chase Bank, N.A.

Merrill Lynch Capital Corporation	JPMorgan Chase Bank, N.A.
4 World Financial Center	1999 Avenue of the Stars
22nd Floor	Floor 27
New York, NY 10080	Los Angeles, CA 90067-6022
Attention: Nancy Meadows	Attention: Jana Chiat
Phone: (212) 449-2879	Phone: (310) 760-7274
Telecopy No.: (212) 738-1186; and	Telecopy No.: (310) 860-7110; and

Merrill Lynch Bank USA	J.P. Morgan Securities Inc.
Attention: Document Compliance Specialist	1999 Avenue of the Stars
15 West South Temple, 3rd FL	Floor 27
Salt Lake City, UT 84101	Los Angeles, CA 90067-6022
Annex II-1

Phone: (801) 526-8300	Attention: Lucy B. Nixon
Telecopy No.: (801) 531-7470	Phone: (310) 860-7257
Telecopy No.: (310) 860-7110

Morgan Stanley Senior Funding, Inc.	HSBC Bank USA, National Association

Morgan Stanley Senior Funding, Inc.	HSBC Bank USA, National Association
One Pierrepont Plaza, 7th Floor	660 S. Figueroa Street, Suite 800
300 Cadman Plaza West	Los Angeles, CA 90017
Brooklyn, NY 11201	Attention: Steven Brennan
Attention: Joshua Rawlins/Darragh Dempsey	Phone: (213) 553-8003
Phone: (718) 754-7291/1288	Telecopy No.: (213) 553-8056
Telecopy No.: (718) 754-7249/7250

Cooperatieve Centrale	Bank of America, N.A.
Raiffeisen-Boerenleenbank, B.A. “Rabobank
International”, New York Branch	Bank of America, N.A.
333 South Hope Street, Suite 1300
Los Angeles, CA 90071-1406
Rabobank Support Services, Inc.	Attention: Matthew Koenig
Corp. Services – Loan Admin.	Phone: (213) 621-7190
10 Exchange Place, 16th Floor	Telecopy No.: (213) 621-3612
Jersey City, NJ 07302
Attention: Alishia Hazell
Phone: (201) 449-5319
Telecopy No.: (201) 449-5326; and

Rabobank International
13355 Noel Road, Suite 1000
Dallas, TX 75240
Attention: J. David Thomas
Phone: (972) 419-5266
Telecopy No.: (972) 419-6315

Citicorp USA, Inc.	Fortis Capital Corp.

Citicorp USA, Inc.	Fortis Capital Corp.
388 Greenwich Street, 21st Floor	Two Emarcadero Center, Suite 1330
New York, NY 10013	San Francisco, CA 94111
Attention: Rory Boyle	Attention: Ignacio Solveyra
Phone: (212) 816-7964	Phone: (415) 283-3009
Telecopy No.: (646)291-1866	Telecopy No.: (415) 283-3013
Annex II-2

General Electric Capital Corporation	The Governor and Company of the Bank of Ireland

General Electric Capital Corporation
Corporate Financial Services	The Governor and Company of the Bank of
201 Merritt 7, P.O. Box 5201	Ireland
Norwalk, CT 06856-5201	Bank of Ireland Leveraged Finance
Attention: Ante Sucic	U.S. Representative Office
Phone: (203) 956-4223	75 Holly Hill Lane
Telecopy No.: (203) 956-4003	Greenwich, CT 06830
Attention: Eimear Lillis
Phone: (203) 861-8969
Telecopy No.: (203) 552-0656

Bayerische Hypo- Und Vereinsbank AG, New York Branch	Union Bank of California, N.A.
Union Bank of California, N.A.
Bayerische Hypo- Und Vereinsbank AG, New	445 S. Figueroa Street
York Branch	Los Angeles, CA 90071
150 East 42nd Street	Attention: Gail Boyle
New York, NY 10017	Phone: (213) 236-5076
Attention: Marianne Weinzinger	Telecopy No.: (213) 236-7558
Phone: (212) 672-5352
Telecopy No.: (212) 672-5530

The CIT Group/Equipment Financing, Inc.	Comerica West Incorporated

The CIT Group/Equipment Financing, Inc.	Comerica Bank
CIT Syndicated Loan Group	611 Anton Boulevard, 4th Floor
One Stamford Plaza, 263 Tresser Blvd, 9th	Costa Mesa, CA 92626
Floor	Attention: Elise Walker
Stamford, CT 06901	Phone: (714) 433-3226
Attention: Vincent J. Devito	Telecopy No.: (714) 433-3236
Phone: (203) 564-1423
Telecopy No.: (203) 564-1482
Annex II-3

Annex III
Limitations on Guarantees and Indemnities Under Applicable Foreign Laws
Limitations on the Guarantee Herbalife International Do Brasil Ltda.
Central bank approval is necessary if cash has to be sent out of Brazil for the Guarantee.
Limitations on the Guarantee Herbalife International (Thailand) Ltd.
Under the Exchange Control Law, to collect on the Guarantee the beneficiary must receive approval from the Bank of Thailand to remit money.
Limitation on the Guarantee by Herbalife International Luxembourg S.à.R.L. and Herbalife Luxembourg Distributions S.à.R.L.
The obligations and liabilities of any guarantor which is incorporated under the laws of Luxembourg under this guarantee shall be limited, at any time, to an aggregate amount not exceeding ninety percent (90%) of such Guarantor’s capitaux propres where capitaux propres means such Luxembourg Guarantor’s shareholders’ equity (including the share capital, share premium, legal and statutory reserves, other reserves, profits or losses carried forward, investment subsidies and regulated provisions) as shown on the latest financial statements (“comptes annuels”) available at the date of the relevant payment hereunder and approved by the shareholders of the Guarantors and certified by the statutory or the independent auditor, as the case may be.
Annex III-1

SCHEDULE l.01(a)
DEPOSIT ACCOUNTS
See attached
1.01(a)-1

HERBALIFE INTERNATIONAL BANKING RELATIONSHIPS

BANK NAME	BANK ADDRESS	ACCOUNT NAME	ACCOUNT #	CURRENCY	PURPOSE
Contact	Street
Phone	City			Country Cody	Category
Fax	Country			Currency	Type
COUNTRY:

CityBank N.A.	52 North Southern Rd,	Herbalife Inc [ILLEGIBLE] Ltd.	0-123041-033	THB	Impact / CU. - AC
[ILLEGIBLE]	[ILLEGIBLE], Bangkok,
Account Manager	Bangkok 10500
Tel. (662) 232-2358 Direct Line Fax. (662) 639-2475

Bangkok Bank	77-87 Rankland Rd,	Herbalife Inc [ILLEGIBLE] Ltd.	106-4-56700-9	THB	General / SV. - A/C
[ILLEGIBLE]	[ILLEGIBLE]		108-3-14374-5	THB	General / CU. - A/C
Assistant Manager	Bangkok 10330		108-3-14371-1	THB	Royalty / CU. - A/C
Tel. (662) 252-5815 Fax. (662) 253-[ILLEGIBLE]

[ILLEGIBLE] Commercial Bank	1060 [ILLEGIBLE] Rd.,	Herbalife Inc [ILLEGIBLE] Ltd.	001-3-48854-4	THB	General / CU. - A/C
Branch Manager	Bangkok 10400
Tel. (662) 256-1234 Tel. (662) 255-1609

[ILLEGIBLE] (Old name is Thal Farmers Bank)	47/27 [ILLEGIBLE] Rd.,	Herbalife Inc [ILLEGIBLE] Ltd.	042-1-11540-0	THB	General / CU. - A/C
[ILLEGIBLE]	[ILLEGIBLE]
Assistant to Branch Manager	Bangkok 10330
Tel. (662) 656-0275 – 83 Ext. 107 Fax (662) 253 - 1423

REMARK	(1)	[ILLEGIBLE] INSTRUCTIONS

		CityBank — [ILLEGIBLE] Cash wine transfer, Only Citybank A/Cs, are in used.

	(2)	CASH BALANCE RESTRICTIONS

		Citybank — At the end of each month, the sum amount accrued on a daily basis throughout that month have a minimum cash balance of $10 Million.

	(3)	COMPUTER ACCESS

		Bangkok Bank — Computer has computer online with bank all the time and has Automation System of T/R between A/C when Current Account is on debit side.

		[ILLEGIBLE] — Computer has computer online with bank all the time and has Automation System of T/R between A/C when Current Account is on debit side.

		[ILLEGIBLE] — Computer has computer online with bank all the time and has Automation System of T/R between A/C when Current Account is on debit side.

SCHEDULE 1.01(b)
IMMATERIAL SUBSIDIARIES
Herbalife Foreign Sales Corporation
Herbalife Dominicana, S.A.
Herbalife Hungary Trading, Limited
Herbalife International Russia 1995 Ltd.
Herbalife International SDN. BHD.
Herbalife International Products N.V.
HBL Products, SA
HBL International Maroc SARL
Herbalife Europe Limited
Herbalife China, LLC
Promotions One, Inc.
Herbalife International de Colombia
Herbalife International del Ecuador
Herbalife Del Ecuador, S.A.
Herbalife International Costa Rica, Sociedad de Responsabilidad Limitada
HV Holdings, Ltd.
Herbalife Distribution Ltd.
HLF Luxembourg Holdings SaRL
HBL Ltd.
HIL Swiss International Gmbh
Herbalife Peru SRL
Herbalife Paraguay SRL
1.01(b)-1

SCHEDULE 1.01(e)
SUBSIDIARY GUARANTORS
Herbalife International of America, Inc.
Herbalife International Communications, Inc.
Herbalife International Distribution, Inc.
Herbalife International of Europe, Inc.
Herbalife of Japan K.K.
Herbalife International (Thailand) Ltd.
Herbalife (U.K.) Limited
Herbalife Europe Limited
Herbalife International Do Brasil Ltda.
Herbalife International de Mexico, S.A. de C.V.
Herbalife Products de Mexico, S.A. de C.V.
Herbalife Taiwan, Inc.

1.01(e)-1

SCHEDULE 3.03
GOVERNMENTAL APPROVALS; COMPLIANCE WITH LAWS
(a)	Governmental Approvals.
None
(b)	Compliance with Laws.
None
(c)	Contractual Approvals.
None
(d)	Liens.
None

3.03-1

SCHEDULE 3.06(a)
SUBSIDIARIES; NON-GUARANTOR SUBSIDIARIES
Subsidiaries

# of issued and
		Jurisdiction of	# of authorized	outstanding	Guarantor/
	Name	Incorporation	shares	shares	Non-Guarantor

1.	Herbalife International, Inc.	Nevada	100,000 shares	100,000 shares	Borrower

2.	Herbalife International	Argentina	12,000 with the ability to increase	12,000 shares	Non-Guarantor
	Argentina S.A.		up to 5 times by shareholder vote

3.	Herbalife Australasia Pty, Ltd.	Australia	10,000 shares	10,000 shares	Non-Guarantor

4.	Herbalife Foreign Sales Corporation	Barbados	Unlimited # of shares	1,000 shares	Non-Guarantor

5.	Herbalife International Belgium, S.A.	Belgium	200 shares	200 shares	Non-Guarantor

6.	Herbalife International Do	Brazil	2,014,200 shares	2,014,200 shares	Guarantor
	Brasil Ltda.	Delaware	100,000 shares	100,000 shares

7.	Herbalife of Canada, Ltd.	Canada	Unlimited authorized number of shares	100 shares	Non-Guarantor

8.	Herbalife (China) Health	China		Registered Capital	Non-Guarantor
	Products Ltd.			of $12,500,000

9.	Herbalife International Costa Rica,	Costa Rica		2,000	Non-Guarantor
Soceidad de Responsabilidad Limitada

3.06(a)-1

Subsidiaries

# of issued and
		Jurisdiction of	# of authorized	outstanding	Guarantor/
	Name	Incorporation	shares	shares	Non-Guarantor

10.	Importadora Y Distribuidora Herbalife	Chile	30,000 shares	30,000 shares	Non-Guarantor
International de Chile, Limitada

11.	Herbalife Denmark ApS	Denmark	200 shares	200 shares	Non-Guarantor

12.	Herbalife Dominicana, S.A.	Dominican Republic	400 shares	100 shares	Non-Guarantor
(Inactive)

13.	Herbalife Del Ecuador, S.A.	Ecuador	20,000 shares	10,000 shares	Non-Guarantor

14.	Herbalife International Finland OY	Finland	4,000 shares	1,000 shares	Non-Guarantor

15.	Herbalife International France, S.A.	France	50,000 shares	50,000 shares	Non-Guarantor

16.	Herbalife International Deutschland GmbH	Germany	1 share	1 share	Non-Guarantor

17.	Herbalife International Greece S.A.	Greece	2,000 shares	2,000 shares	Non-Guarantor

18.	Herbalife International of Hong Kong Ltd.	Hong Kong	10,000 shares	100 shares	Non-Guarantor

19.	Herbalife Hungary Trading Limited	Hungary	12,500,000	12,500,000 shares	Non-Guarantor

20.	Herbalife International India Private Limited	India	6,000,000 shares	4,078,625 shares	Non-Guarantor

21.	PT Herbalife Indonesia	Indonesia	2000 shares	550 shares	Non-Guarantor

22.	Herbalife International of Israel (1990) Ltd.	Israel	15,100 shares	100 shares	Non-Guarantor

23.	Herbalife Italia S.p.A.	Italy	200,000 shares	200,000 shares	Non-Guarantor

24.	Herbalife of Japan K.K.	Japan and Delaware	50 shares	50 shares	Guarantor

3.06(a)-2

Subsidiaries

# of issued and
		Jurisdiction of	# of authorized	outstanding	Guarantor/
	Name	Incorporation	shares	shares	Non-Guarantor

25.	Herbalife Korea Co., Ltd.	Korea and Delaware	80,000 shares	35,000 shares	Non-Guarantor

26.	Herbalife Products Malaysia SDN. BHD.	Malaysia	5,000,000 shares	5,000,000 shares	Non-Guarantor

27.	Herbalife Internacional de Mexico, S.A. de	Mexico	5,000 shares	5,000 shares	Guarantor
C.V.

28.	Herbalife Products De Mexico, S.A. de C.V.	Mexico	10,000 shares	10,000 shares	Guarantor

29.	Herbalife International (Netherlands) B.V.	Netherlands	200,000 shares	40,000 shares	Non-Guarantor

30.	Herbalife International Products N.V.	Netherlands Antilles	30,000 shares	6,000 shares	Non-Guarantor

31.	Herbalife (NZ) Limited	New Zealand	10,000 shares	10,000 shares	Non-Guarantor

32.	Herbalife Norway Products AS	Norway	50 shares	50 shares	Non-Guarantor

33.	Herbalife Paraguay SRL	Paraguay	1050 shares	1050 shares	Non-Guarantor

34.	Herbalife Peru SRL	Peru	12,000 shares	12,000 shares	Non-Guarantor

35.	Herbalife International Philippines, Inc.	Philippines	20,000,000 shares	7,000,000 shares	Non-Guarantor

36.	Herbalife Polska Sp.z o.o	Poland	10,000 shares	100 shares	Non-Guarantor

37.	Herbalife International, S.A.	Portugal	5,000 shares	5,000 shares	Non-Guarantor

38.	Herbalife International Russia 1995 Ltd.	Israel	25,200 shares	100 shares	Non-Guarantor

39.	Herbalife International Singapore, Pte. Ltd.	Singapore	1,000,000 shares	97,000 shares	Non-Guarantor

40.	Herbalife International Espana, S.A.	Spain	112,920 shares	112,920 shares	Non-Guarantor

41.	Herbalife Sweden Aktiebolag	Sweden	4,000 shares	1,000 shares	Non-Guarantor

3.06(a)-3

Subsidiaries

# of issued and
		Jurisdiction of	# of authorized	outstanding	Guarantor/
	Name	Incorporation	shares	Shares	Non-Guarantor

42.	HBL Products, SA	Switzerland	100 shares	100 shares	Non-Guarantor

43.	Herbalife International Urunleri	Turkey	1,000 shares	1,000 shares	Non-Guarantor
	Ticaret Ltd. Sirketi	Delaware	8,200 shares	8,200 shares

44.	Herbalife (UK) Limited	England	200,000 shares	10,000 shares	Guarantor

45.	Herbalife Europe Limited	England	100 shares	1 share	Guarantor

46.	Vida Herbal Suplementos	Venezuela	1,000 shares	1,000 shares	Non-Guarantor
	Alimenticios, C.A. (Venezuela) Vida Herbal Suplementos Alimenticios, C.A., LLC	Delaware	LLC 100% owned by Herbalife International, Inc.	n/a
(Delaware)

47.	Herbalife China, LLC	Delaware	LLC 100% owned by Herbalife International, Inc	n/a	Non-Guarantor

48.	HIIP Investment Co., LLC	Delaware	Members: 40%: Herbalife International, Inc. 30%: Imitiaz Ebrahim 30%: Bimla Julie Holait	n/a	Non-Guarantor

49.	Limited Liability Company Herbalife International RS	Russian Federation	Members: 99%: Herbalife International Luxembourg S.a.R.L. 1%: Herbalife International	n/a	Non-Guarantor
Holding

3.06(a)-4

Subsidiaries

# of issued and
		Jurisdiction of	# of authorized	outstanding	Guarantor/
	Name	Incorporation	shares	shares	Non-Guarantor

50.	Herbalife International of America, Inc.	Nevada	2,000,000 shares	1,171,278 shares	Guarantor

51.	Herbalife International Communications, Inc.	California	1,000 shares	100 shares	Guarantor

52.	Herbalife International Distribution, Inc.	California	1,000 shares	100 shares	Guarantor

53.	Herbalife International of Europe, Inc.	California	1,000 shares	100 shares	Guarantor

54.	Promotions One, Inc.	California	1,000 shares	1,000 shares	Non-Guarantor

55.	Herbalife International de Colombia, Inc.	California	1,000 shares	100 shares	Non-Guarantor

56.	Herbalife International South Africa, Ltd.	California	1,000 shares	100 shares	Non-Guarantor

57.	Herbalife International del Ecuador, Inc.	California	1,000 shares	100 shares	Non-Guarantor

58.	Herbalife Taiwan, Inc.	California	1,000 shares	100 shares	Guarantor

59.	Herbalife International (Thailand) Ltd.	California	1,000 shares	100 shares	Guarantor

60.	WH Capital Corporation	Nevada	1,000 shares	200 shares	Guarantor

61.	WH Intermediate Holdings Ltd.	Cayman Islands	50,000 shares	40,001 shares	Guarantor

62.	HBL Ltd.	Cayman Islands	50,000 shares	100 share	Guarantor

63.	HV Holdings Ltd.	Cayman Islands	50,000 shares	1 share	Guarantor

64.	Herbalife Distribution Ltd.	Cayman Islands	50,000 shares	1 share	Guarantor

65.	WH Luxembourg Intermediate Holdings	Luxembourg	23,496 shares	23,496 shares	Guarantor

3.06(a)-5

Subsidiaries

# of issued and
		Jurisdiction of	# of authorized	outstanding	Guarantor/
	Name	Incorporation	shares	shares	Non-Guarantor

	S.a.R.L.	Delaware	n/a	n/a

66.	Herbalife International Luxembourg S.aR.L.	Luxembourg	50 shares	50 shares	Guarantor

67.	HLF Luxembourg Holdings S.a.R.L.	Luxembourg	496 shares	496 shares	Guarantor

68.	WH Luxembourg Holdings S.a.R.L.	Luxembourg	23,636 shares	23,636 shares	Guarantor

69.	Herbalife Luxembourg Distribution S.a.R.L.	Luxembourg	125 shares	125 shares	Guarantor

70.	HIL Swiss International GmBH	Switzerland	20,000 shares	20,000 shares	Guarantor
Equity Interests not owned directly or indirectly by Holdings

Subsidiary	Shareholders	Number of Shares
Herbalife International France	Gregory L. Probert	I
PT Herbalife Indonesia	Benny Hoedoro Hoed	275
	Willy Siwu	275
Herbalife International	Gregory L. Probert	1
	Gary Huang	1
	Abelardo M. Tolentino Jr.	1
	J. Harvey P. Ringler	1
	Richard Goudis	1
HBL Products. SA	Gregory L. Probert	1
	David Steel	1
	G. Gard	1
HIIP Investment Co., LLC	Imtiaz Ebrahim	30%
	Bimla Julie Holiat	30%

Herbalife International India Private Limited	HIIP Investment Co., LLC	24%
Herbalife Products Malaysia SDN. BHD	Naraliza Ayub	750,000
	Mohd Dehalan Ahmad	750,000
HIL Swiss International GmBH	Robert A. Landolt	1,000

3.06(a)-6

SCHEDULE 3.07
LITIGATION
Herbalife International and certain of its distributors have been named as defendants in a class action lawsuit filed July 16, 2003 in the Circuit Court of Ohio County in the State of West Virginia (Mey v. Herbalife International, Inc., et al). The complaint alleges that certain telemarketing practices of certain Herbalife International distributors violate the Telephone Consumer Protection Act, or TCPA, and seeks to hold Herbalife International liable for the practices of its distributors. More specifically, the plaintiffs’ complaint alleges that several of Herbalife International’s distributors used pre-recorded telephone messages and autodialers to contact prospective customers in violation of the TCPA’s prohibition of such practices.
Herbalife and certain of its independent distributors have been named as defendants in a purported class action lawsuit filed February 17, 2005 in the Superior Court of California, County of San Francisco (Minton v. Herbalife International, et al). The case was transferred to Los Angeles County. The plaintiffs allege that the marketing practices of certain Herbalife independent distributors and Herbalife violate various state laws prohibiting “endless chain schemes,” insufficient disclosure in assisted marketing plans, unfair and deceptive business practices and fraud and deceit. The plaintiffs allege that the systems operated by certain independent distributors of Herbalife products place too much emphasis on recruiting and encourage excessively large purchases of product and promotional materials by distributors. The plaintiffs seek to hold Herbalife vicariously liable for the actions of its independent distributors and are seeking damages and injunctive relief.

3.07-1

SCHEDULE 3.08
MATERIAL AGREEMENTS
Indenture, dated as of March 8, 2004 between WH Holdings (Cayman Islands) Ltd. (now known as Herbalife Ltd.), WH Capital Corporation and the Bank of New York, as trustee, governing 9 1/2% Senior Subordinated Notes due 2010.

3.08-1

SCHEDULE 3.18
INSURANCE
See attached

3.18-1

HERBALIFE LTD.
Worldwide Insurance Policies
Fiscal Year 2006

		POLICY	CARRIER
INSURANCE TYPE	KEY COVERAGES	REFERENCE	Add’l Notes

Policy Period 11/19/05 to 11/19/06
Products Liability Bodily injury and property damages resulting from our products $10 mil. Self-insured retention	Worldwide $15 mil. over $10 mil., excludes Ephedra, each occurrence and in aggregate Claims made, Excludes product recall	959-1005-CLM-2005	Max Re Ltd., Bermuda

Excess Products Liability Bodily injury and property damages resulting from our products 2nd Excess - New Layer	Worldwide $15 mil excess $25 mil, excludes Ephedra Following form, Claims Made $10 mil excess $40 mil, excludes Ephedra Maintenance SIR $250,000	C004188/001 ELU722724/01/2005	Allied World Assurance AXIS Surplus Insurance

Policy Period 12/1/05 to 12/1/06
Property Coverage R.E.,T.I., Personal Prop., EDP, Inventory, Business Income, etc.	Worldwide
$75 mil. per occurrence, $10k Deduct.
$25 mil. Earthquake in Japan
$10 mil. Earthquake in Cal./$15
$15 mil Other
$25 mil Flood anywhere
Deductible= 5% of value, min. $100k
	Inventory in Foreign warehouses	05DM00460000	Assicurazionni General

Difference in Conditions Property R. E., T. I., Personal Prop., EDP, Inventory, Business Income, etc.	USA Earthquake, flood, EQ sprinkler $30 mil. excess over Generall Includes Memphis	XHO216044200	ICW, Essex & Lioyd’s

Marine Open Cargo Inventory only - all movements Includes inter and intra movements in foreign countries (Pays loss at cost plus 50%) Includes TRIA	Worldwide
	Ocean- $2 mil per occur/aggreg. Truck, rail, air - $1 mil per occurrence Carson Warehouse = $12 mil. Memphis Warehouse = $6 mil. Misc locations= $250k/ On Deck $750k Deductible $10k Whse / $5k per shipment	AH85762	American Home Assurance Includes exhibition coverage $500k

Foreign Package ($2m) Personal injury liability/B.I.	Worldwide except USA & Canada $2 mil general aggregate / $1 mil each	CXC046609	ACE USA

1 of 3

HERBALIFE LTD.
Worldwide Insurance Policies
Fiscal Year 2006

		POLICY	CARRIER
INSURANCE TYPE	KEY COVERAGES	REFERENCE	Add’l Notes

Policy Period 12/16/05 to 12/15/06
Directors & Officers Liability
Protects Directors, Officers and Corporation from liability claims for errors, breaches and wrongful acts Claims made polices Side A, B and C coverage

Excess Side A DIC Coverage
Drop down, no rescission, Side A only
Worldwide
$10 mil. aggregate / $2.5m retention
$10 mil Excess $10 mil.
$10 mil Excess $20 mil.
$10 mil Excess $30 mil.
$10 mil Excess $40 mil.
$10 mil Excess $50 mil.
$10 mil Excess $60 mil.
$10 mil Excess $70 mil.
$10 mil Excess $80 mil.
$10 mil Excess $90 mil.
$15 mil Ex $100m
$10 mil Ex $115m
		68038285 NHS620432 DOX000400601 NY05DOL076541NV V051970 03032247 201390-015 DOXG21944001 C004341/002 4118236 ELU9084805 6802-0037	Federal (Chubb) RSUI ARCH Navigators Lloyd’s of London Darwin/Platte River Liberty Mutual Ins Co. ACE AWAC Starr Excess XL Insurance Surety Federal (Chubb)

Employment Practices Liability Wrongful terminations, discrimination, harassments, etc	Worldwide $5 mil. Per claim & aggregate $250k deductible 3rd Party Coverage	V052052	Lloyd’s of London

Crime Employee dishonesty, fraud, forgery, counterfeit currency	Worldwide $5 mil. on dishonesty, forgery, computer Inside/Outside Premises deductibles $50k/$10k	FI4N411659001	Liberty Mutual

Fiduciary Liability Wrongful acts & breach of responsibilities on employee benefit plans & ERISA compliance	USA $20 mil aggregate limit $25k deductible pays cost of defense and fines	81705438	Federal Insurance (Chubb)

Renewal 12/31/05 to 12/30/06
Workers, Compensation Statutory worker’s injury coverage Loss Retrospective Rating Plan	USA $1 mil. Bodily Injury; $250k SIR 3 annual premium adjustments-plan closes at 30th month after expiration	TRJUB419J720905	St PaulTravelers Insurance

2 of 3

HERBALIFE LTD.
Worldwide Insurance Policies
Fiscal Year 2006

		POLICY	CARRIER
INSURANCE TYPE	KEY COVERAGES	REFERENCE	Add’l Notes

Policy Period 2/18/06 to 2/18/07
Employed Lawyer’s Liability covers wrongful acts by corporate counsel, legal staff, organization, and defense cost (licensed legal professional)	Worldwide $10 mil. Claim/aggregate; $5m securities Retention: $100k Indemnifiable; $5k non-indemnity; retro 7-31-02	006259454	American Int’l Speciality Ins. Co. (Increased from $5m to $10m)

Policy Period 2/14/06 to 2/14/07
Commercial General Liability Personal Injury liability / B.I.	USA $2 mil general aggregate/ $1 m occur	XSLG23711229	ACE (Illinois Union)

Business Auto USA Autos — 4 Vans/GMC Yukon/Mini	USA $1 mil. B.I. & Liability	72UECTQ3272	The Hartford

Umbrella Liability All liability, excess over CGL, Auto, foreign policies Excess Umbrella Liability	Worldwide $25 mil per occurrence & aggregate Excess $2m ACE, No deductible $25 mil excess $27m of ASLIC	BE8854718 EXC9251453	Amer Int’l Specialty Lines (AIG) Great Amer. Ins. Co

MULTI YEAR POLICY EXTENSIONS
Period 6/1/06 to 6/1/09
Kidnap, Ransom & Extortion Covers kidnapping & ransoms paid for Insured person, relative or guest	Worldwide, 3 year policy, $50 mil. Limit no deductible, Incl. repatriation costs Various sub-limits on injuries	647-9384	Nation Union Fire Ins

Period 11/19/04 to 11/19/07
Products Liability Extended Reporting Period Extended Reporting Period	$25 mil ex $10 mil SIR, Includes Ephedra each occurrence & aggreagate $5 mil ex $35 mil, includes ephedra	AEC 3670881 04 XLX 00710157 Surplus lines tax	American Guarantee (Zurich) Clarendon America

Renewal 4/1/03 to 4/1/06
Products Liability Extended Reporting Period for 4-1-01 to 4-1-03. Extends Reporting Period 3 years to 4-06	$10 mil. Over $35m, Includes Ephedra, 3yr	C-000181	Allied World Assurance

3 of 3

SCHEDULE 4.02(g)
LOCAL COUNSEL
1.	Maples and Calder — Cayman Islands

2.	Anderson Mori & Tomotsune — Japan

3.	Arendt & Medernach — Luxembourg

4.	Basham, Ringe y Correa, S.C. — Mexico

5.	SJ Berwin — UK

6.	LT — Lenz Thiébaud — Switzerland

7.	Schreck Brignone — Nevada

4.02(g)-1

Schedule 5.14
Post Closing Matters
Unless otherwise indicated below, a reference to any document shall be to the form of such document as agreed to by the Collateral Agent on the Closing Date. Unless otherwise indicated below, the execution and delivery of a document or the taking of any action shall be completed by August 20, 2006.
1.	On or prior to October 21, 2006, Borrower shall deliver to Administrative Agent evidence that:
(a) Herbalife International Luxembourg S.à.R.L.. has published and filed its accounts with the register of commerce in Luxembourg for the periods ending 30 September 2004 and 30 September 2005;
(b) HLF Luxembourg Holdings, S.à.R.L.. has published and filed its accounts with the register of commerce in Luxembourg for the period ended 30 September 2005;
(c) WH Luxembourg Intermediate Holdings S.à.R.L.. has published and filed its accounts with the register of commerce in Luxembourg for the periods ended 31 December 2004 and 31 December 2005; and
(d) WH Luxembourg Holdings S.à.R.L.. has published and filed its accounts with the register of commerce in Luxembourg for the periods ended 30 September 2004 and 30 September 2005.
2.	Unless waived in writing by Collateral Agent, in its sole discretion, Collateral Agent shall receive a fully executed deposit account control agreement by and among Herbalife International of America, Inc., as pledgor, the Collateral Agent, and SunTrust Bank, as the financial institution relating to account numbers 102-6905 and 102-7960 in the name of Herbalife International of America, Inc.
3.	Unless waived in writing by Collateral Agent, in its sole discretion, Collateral Agent shall receive a fully executed blocked account control agreement by and among the Borrower, the Collateral Agent, and HSBC Bank USA, National Association (the “Depository”), relating to a collateral account to be established with the Depository.
4.	Borrower shall use commercially reasonable efforts to remove the liens granted in favor of Morgan Stanley & Co. Incorporated in connection with the Existing Credit Agreement.

SCHEDULE 6.01
EXISTING INDEBTEDNESS
Capital Leases:
As of March 31, 2006: $4,300,000
Other Indebtedness:

Korea:	Outstanding guarantee with MA & CO (Direct Sales Nutual Aid Corp)

Terms: March 17, 2006 thru. March 16, 2007
Amounts: KRW 460,000,000
Details: Bank deposits to guarantee Herbalife Korea’s payment on expenses of returning goods and related cost paid by MA & CO. to end customers in advance on behalf of Herbalife Korea.

Terms: May 25, 2006 thru. May 25, 2007
Amounts: KRW 1,260,000,000
Details: Bank deposits to guarantee Herbalife Korea’s payment on expenses of returning goods and related cost paid by MA & CO. to end customers in advance on behalf of Herbalife Korea.

Israel:	Rental lien (beneficiaries: O. Segal & A. Shkolnik). These two guarantees were raised to assure that HIL meets all rental fees & obligations towards the owners of the premises; total $22,000. (Per contract signed between all parties.)

Laboratory Analysis; beneficiary — MOH. This was issued to assure that any shipment imported by HIL can be checked at random by the Food Services of the MOH, and subjected to a lab analysis. If we refuse or disobey in anyway-the guarantee will be initialized immediately, in addition to various import restrictions, etc. This is standard procedure for food & food supplementary companies. Current guarantee - $5,000.
Intercompany Loans:

Lending Country	Borrowing Country	LOAN DATE	Currency	As of 06/30/2006
BELGIUM	LUX	7/18/2005	EUR	1,400,000.00
CAYMAN	LUX	1/14/2004	EUR	156,158,365.00
DENMARK	LUX	10/28/2005	DKK	8,000,000.00
FINLAND	HEL	11/11/2005	EUR	700,000.00
FINLAND	SWEDEN	9/23/2005	EUR	500,000.00

6.01-1

Lending Country	Borrowing Country	LOAN DATE	Currency	As of 06/30/2006
FRANCE	LUX	5/3/2005	EUR	6,000,000.00
GERMANY	LUX	1/31/2005	EUR	6,000,000.00
HIAI	KOREA	4/7/2006	KRW	7,000,000,000.00
HIAI	TURKEY	1/16/2006	TRY	2,050,000.00
HIAI	TURKEY	2/27/2006	TRY	1,500,000.00
HUK	HEL	6/24/2003	GBP	600,000.00
HUK	HII	4/23/2003	GBP	1,800,000.00
ISRAEL	HII	9/27/2005	US$	1,000,000.00
ISRAEL	HII	3/22/2006	US$	200,000.00
ITALY	LUX	2/25/2005	EUR	9,400,000.00
JAPAN	HIL-SWISS	12/15/2005	JPY	2,077,476,232.00
LUX	HUNGARY	10/28/2005	EUR	175,000.00
LUX	CHINA	—	US$	2,561,737.54
LUX	CHINA	—	US$	15,613,000.00
LUX	LUX	12/17/2004	EUR	687,522,442.13
NETHERLANDS	HII	8/9/2004	EUR	750,000.00
NEW ZEALAND	LUX	12/15/2005	NZD	1,000,000.00
NORWAY	LUX	7/22/2005	NOK	10,000,000.00
POLAND	LUX	12/16/2005	PLN	2,500,000.00
PORTUGAL	LUX	3/22/2006	EUR	2,500,000.00
RUSSIA95	LUX	3/22/2006	USD	750,000.00
SPAIN	LUX	3/22/2006	EUR	3,500,000.00
SWEDEN	HII	5/8/2002	SEK	7,400,000.00
SWEDEN	HII	9/24/2004	SEK	11,100,000.00
TAIWAN	LUX	3/22/2006	TWD	162,000,000.00

6.01-2

SCHEDULE 6.02
EXISTING LIENS
Liens in respect of Capital Leases described on Schedule 6.01.
A $2.5m deposit for Direct Selling License to the Chinese government made January 2006.

Israel:	Rental lien (beneficiaries: O. Segal & A. Shkolnik). These two guarantees were raised to assure that HIL meets all rental fees & obligations towards the owners of the premises; total $22,000. (Per contract signed between all parties.)

Laboratory Analysis; beneficiary — MOH. This was issued to assure that any shipment imported by HIL can be checked at random by the Food Services of the MOH, and subjected to a lab analysis. If we refuse or disobey in anyway-the guarantee will be initialized immediately, in addition to various import restrictions, etc. This is standard procedure for food & food supplementary companies. Current guarantee - $5,000.

$237k ($237,000), against the First International Bank of Israel, the lien holder. This lien was established in order to ensure our credit terms with the bank, per the July 1st 2006 regulations of the Bank of Israel. We currently have two major accounts in this bank, one a regular checking account, the other a royalty account.

Terms are as follows:	General checking account: NIS 500,000
Royalty account: NIS 500,000

6.02-1

SCHEDULE 6.03
EXISTING INVESTMENTS
Existing investments in subsidiaries.
Intercompany loans set forth on Schedule 6.01.

6.03-1

HERBALIFE INTERNATIONAL, INC.
INTERCOMPANY LOANS
INTEREST INCOME/EXPENSE AS OF 06/30/2006

						Amt excluding interest
Lending Country		Currency	Borrowing Country	LOAN DATE	Currency	As of 06/30/2006
BELGIUM	NON-GUARANTOR	EUR	LUX	7/18/2005	EUR	1,400,000.00
DENMARK	NON-GUARANTOR	DKK	LUX	10/28/2005	DKK	8,000,000.00
FINLAND	NON-GUARANTOR	EUR	HEL	11/11/2005	EUR	700,000.00
FINLAND	NON-GUARANTOR	EUR	SWEDEN	9/23/2005	EUR	500,000.00
FRANCE	NON-GUARANTOR	EUR	LUX	5/3/2005	EUR	6,000,000.00
GERMANY	NON-GUARANTOR	EUR	LUX	1/31/2005	EUR	6,000,000.00
HIAI	GUARANTOR	KRW	KOREA	4/7/2006	KRW	7,000,000,000.00
HIAI	GUARANTOR	TRY	TURKEY	1/18/2006	TRY	2,050,000.00
HIAI	GUARANTOR	TRY	TURKEY	2/27/2006	TRY	1,500,000.00
HUK	GUARANTOR	GBP	HEL	6/24/2003	GBP	600,000.00
HUK	GUARANTOR	GBP	HII	4/23/2003	GBP	1,800,000.00
ISRAEL	NON-GUARANTOR	US$	HII	9/27/2005	US$	1,000,000.00
ISRAEL	NON-GUARANTOR	US$	HII	3/22/2006	US$	200,000.00
ITALY	NON-GUARANTOR	EUR	LUX	2/25/2005	EUR	9,400,000.00
JAPAN	GUARANTOR	JPY	HIL-SWISS	12/15/2005	JPY	2,077,476,232.00
LUX	GUARANTOR	EUR	HUNGARY	10/28/2005	EUR	175,000.00
LUX	GUARANTOR	US$	CHINA		US$	$2,581,737.54
LUX	GUARANTOR	US$	CHINA		US$	$15,613,000.00
NETHERLANDS	NON-GUARANTOR	EUR	HII	8/9/2004	EUR	750,000.00
NEW ZEALAND	NON-GUARANTOR	NZD	LUX	12/15/2005	NZD	1,000,000.00
NORWAY	NON-GUARANTOR	NOK	LUX	7/22/2005	NOK	10,000,000.00
POLAND	NON-GUARANTOR	PLN	LUX	12/16/2005	PLN	2,500,000.00
PORTUGAL	NON-GUARANTOR	EUR	LUX	3/22/2006	EUR	2,500,000.00
RUSSIA95	NON-GUARANTOR	USD	LUX	3/22/2006	USD	750,000.00
SPAIN	NON-GUARANTOR	EUR	LUX	3/22/2006	EUR	3,500,000.00
SWEDEN	NON-GUARANTOR	SEK	HII	5/8/2002	SEK	7,400,000.00
SWEDEN	NON-GUARANTOR	SEK	HII	9/24/2004	SEK	11,100,000.00
TAIWAN	GUARANTOR	TWO	LUX	3/22/2006	TWD	162,000,000.00

EXHIBIT A
[Form of]
ADMINISTRATIVE QUESTIONNAIRE
ADMINISTRATIVE QUESTIONNAIRE—HERBALIFE INTERNATIONAL, INC.

Lending Institution:

Name for Signature Pages:

	Will sign Agreement	☐
	Will come via Assignment	☐	Number of Days post-closing:

Name for Signature Blocks:

Name for Publicity:

Address:

Main Telephone:

Telex No./Answer back:

CONTACT INFORMATION

Credit:	Name:

Address:

Telephone:

Fax:

Operations:	Name:

Address:

Telephone:

Fax:

PAYMENT INSTRUCTIONS

Bank Name:

ABA/Routing No.

Account Name

Account No.

For further credit

Account No.

Attention:

Reference:

MERRILL LYNCH CAPITAL CORPORATION ADMINISTRATIVE DETAILS

Merrill Lynch Capital Corporation 4 World Financial Center, 22nd Floor New York, New York 10080 Main Telephone: (212) 449-2879 Wire Instructions:	Account Administrator
Attn: Jennifer Cunningham
Tel: (312)750-6232
Fax: (312)499-3336
Bank Name: LaSalle Bank
Address: 135 South LaSalle Street
Chicago, IL. 60603
ABA #: 071000505
Acct Name: MLCC-Leveraged Finance
Acct #: 5800965153	Secondary Contact Attn: Marisol Esquivel Tel: (312) 499-3953 Fax: (312) 499-3336

Exhibit A-1

EXHIBIT B
[Form of]
ASSIGNMENT AND ACCEPTANCE
Reference is made to that certain Credit Agreement, dated as of July 21, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Herbalife International, Inc., a Nevada corporation (“Borrower”), the Guarantors (such term and each other capitalized term used but not defined herein have the meanings assigned to them in the Credit Agreement), the Lenders, Merrill Lynch Capital Corporation, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and Merrill Lynch Capital Corporation, as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”).
1. The undersigned Assignor (the “Assignor”) hereby sells and assigns, without recourse, to the undersigned Assignee (the “Assignee”), and the Assignee hereby purchases and assumes, without recourse, from the Assignor, effective as of the Effective Date set forth below (but not prior to the registration of the information contained herein in the Register pursuant to Section 11.04(d) of the Credit Agreement), the interests set forth below (the “Assigned Interest”) in the Assignor’s rights and obligations under the Credit Agreement and the other Loan Documents, including [the Revolving Commitment,] [the Term Loan Commitment,] [the Term Loans,] [the Revolving Loans,] [and participations held by the Assignor in Letters of Credit] that are outstanding on the Effective Date. From and after the Effective Date: (i) the Assignee shall be a party to and be bound by the provisions of the Credit Agreement, and to the extent of the interests assigned by this Assignment and Acceptance, shall have the rights and obligations of a Lender thereunder and under the Loan Documents; and (ii) the Assignor shall, to the extent of the interests assigned by this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Credit Agreement.
2. The Assignor: (i) warrants that it is the legal and beneficial owner of the interest being assigned hereby free and clear of any adverse claim, and that its Commitment and the outstanding balances of its Loans, without giving effect to assignments thereof that have not become effective, are as set forth in such corresponding Assignment and Acceptance; (ii) except as set forth in clause (i) above, the Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, or collateral securing the same, or the financial condition of any of the Loan Parties or any of their respective Subsidiaries, or the performance or observance by any of the Loan Parties or any of their respective Subsidiaries of any of their obligations under the Credit Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto.
3. The Assignee: (a) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (b) confirms that it has received a copy of the Credit Agreement and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Acceptance; (c) agrees that it will, independently and without reliance on the Assignor, any Agent, or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement, the other Loan Documents and any other instruments or documents furnished pursuant thereto; (d) appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Credit Agreement, the other Loan Documents or any other instruments or documents furnished pursuant hereto or thereto as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms thereof; together with such powers as are incidental thereto; and (e) agrees that it will be bound by the provisions of the Credit Agreement and will perform in accordance with its terms all the obligations that by the terms of the Credit Agreement are required to be performed by it as a Lender.

Exhibit B-1

4. This Assignment and Acceptance is being delivered to the Administrative Agent together with: (i) if the Assignee is a Foreign Lender (as defined in the Credit Agreement), the documentation required under Section 2.15(e) of the Credit Agreement, duly completed and executed by such Assignee and (ii) if the Assignee is not already a Lender under the Credit Agreement, an administrative questionnaire.
5. THIS ASSIGNMENT AND ACCEPTANCE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

6. Date of Assignment:

7. Legal Name of the Assignor:

8. Legal Name of the Assignee:

9. The Assignee’s Address for Notices:

Tel.: (_)

Fax: (_)

10. Effective Date of Assignment (may not be fewer than five Business Days after the Date of Assignment unless the Administrative Agent shall otherwise agree):                     .
11. Percentage Assigned of Applicable Loan/Commitment:

Percentage Assigned of
Applicable Loan/Commitment
(set forth to at least 8 decimals as
a percentage of the aggregate
Loans or the aggregate
Commitments of all Lenders, as
Loan/Commitment	Principal Amount Assigned	applicable)
[Term Loans]	$		%

[Revolving Loans]	$		%

[Letters of Credit]	$		%

Exhibit B-2

The terms set forth above are hereby agreed to: [ ], as Assignor

By:
Name:
Title:

[ ], as Assignee

By:
Name:
Title:
Accepted:*
HERBALIFE INTERNATIONAL, INC.

By:
Name:
Title:

MERRILL LYNCH CAPITAL CORPORATION, as Administrative Agent

By:
Name:
Title:

*	To be completed to the extent consent is required under Section 11.04(b) of the Credit Agreement.

Exhibit B-3

EXHIBIT C
[Form of]
BORROWING REQUEST
[Date]
Merrill Lynch Capital Corporation,
     as Administrative Agent for
     the Lenders referred to below
4 World Financial Center, 22nd Floor
New York, New York 10080
Attention:  Nancy Meadows
Tel.: (212) 449-2879
Fax: (212) 738-1186

Re: Herbalife International, Inc.
Ladies and Gentlemen:
Reference is made to that certain Credit Agreement, dated as of July 21, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Herbalife International, Inc., a Nevada corporation (“Borrower”), the Guarantors (such term and each other capitalized term used but not defined herein have the meanings assigned to them in the Credit Agreement), the Lenders, Merrill Lynch Capital Corporation, as administrative agent for the Lenders, and Merrill Lynch Capital Corporation, as collateral agent for the Secured Parties. Borrower hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing thereunder, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A)	Class of Borrowing:	[Revolving Loan] [Term Loan]

(B)	Principal amount of Borrowing:[a]	$[ ]

(C)	Date of Borrowing (which is a Business Day):	[ ]

(D)	Type of Borrowing:	[ABR] [Eurodollar]

(E)	Interest Period and the last day thereof:[b]	[ ]
(F)	Funds are requested to be disbursed to Borrower’s account with Merrill Lynch Capital Corporation (Account No. [ ]).
Borrower hereby represents and warrants that the conditions to lending specified in Sections 4.01(b) and (c) of the Credit Agreement are satisfied as of the date hereof, except to the extent the satisfaction thereof is subject to the judgment or discretion of the Administrative Agent, Collateral Agent or a Lender.

[a]	Loans comprising any Borrowing must be in an aggregate principal amount that is (i) an integral multiple of $1,000,000 or (ii) equal to the remaining available balance of the applicable Commitments.

[b]	Shall be subject to the definition of the term “Interest Period” in the Credit Agreement.

Exhibit C-1

Borrower has caused this Borrowing Request to be executed and delivered by its duly authorized officer as of the date first written above.

HERBALIFE INTERNATIONAL, INC.

By:
Name:
Title:

Exhibit C-2

EXHIBIT D
[Form of]
INTEREST ELECTION REQUEST
[Date]
Merrill Lynch Capital Corporation,
     as Administrative Agent for
     the Lenders referred to below
4 World Financial Center, 22nd Floor
New York, New York 10080
Attention:  Nancy Meadows
Tel.: (212) 449-2879
Fax: (212) 738-1186

Re: Herbalife International, Inc.
Ladies and Gentlemen:
This Interest Election Request is delivered to you pursuant to Section 2.08 of that certain Credit Agreement, dated as of July 21, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Herbalife International, Inc., a Nevada corporation (“Borrower”), the Guarantors (such term and each other capitalized term used but not defined herein have the meanings assigned to them in the Credit Agreement), the Lenders, Merrill Lynch Capital Corporation, as administrative agent for the Lenders, and Merrill Lynch Capital Corporation, as collateral agent for the Secured Parties.
Borrower hereby requests that on [                    ] (the “Interest Election Date”), which is a Business Day:
1. $[                    ] of the presently outstanding principal amount of the Loans originally made on [                    ]
2. and are presently being maintained as [ABR Loans] [Eurodollar Loans]
3. be [converted into] [continued as]
4. [Eurodollar Loans having an Interest Period of [one week*] [one/two/three/six/nine**/twelve** months***]] [ABR Loans].
The undersigned hereby certifies that the following statements are true on the date hereof:
(a) the foregoing [interest election] [continuation] complies with the terms and conditions of the Credit Agreement (including Section 2.08 of the Credit Agreement); and

*	Only available for the purpose of minimizing breakage costs in connection with a proposed prepayment of all or a portion of the Loans.

**	Only if available to all Lenders.

***	Shall be subject to the definition of the term “Interest Period” in the Credit Agreement.

Exhibit D-1

(b) no Default or Event of Default has occurred and is continuing, or would result from such proposed [interest election] [continuation].
Borrower has caused this Interest Election Request to be executed and delivered by its duly authorized officer as of the date first written above.

HERBALIFE INTERNATIONAL, INC.

By:
Name:
Title:

Exhibit D-2

EXHIBIT F
[Form of]
U.S. SECURITY AGREEMENT
Attached.

Exhibit F-1

SECURITY AGREEMENT
by
HERBALIFE INTERNATIONAL, INC.,
HERBALIFE LTD.,
WH INTERMEDIATE HOLDINGS LTD.,
HBL LTD.,
WH LUXEMBOURG HOLDINGS S.à.R.L.,
HLF LUXEMBOURG HOLDINGS S.à.R.L.,
WH CAPITAL CORPORATION,
WH LUXEMBOURG INTERMEDIATE HOLDINGS S.à.R.L.,
HERBALIFE INTERNATIONAL LUXEMBOURG S.à.R.L.,
HV HOLDINGS LTD.,
HERBALIFE DISTRIBUTION LTD,
HERBALIFE LUXEMBOURG DISTRIBUTION S.à.R.L.,
THE SUBSIDIARY GUARANTORS PARTY HERETO,
as Pledgors
in favor of
MERRILL LYNCH CAPITAL CORPORATION,
as Collateral Agent
Dated as of July 21, 2006

TABLE OF CONTENTS

ARTICLE I Definitions and Interpretation; Perfection Certificate	2
SECTION 1.01. Definitions	2
SECTION 1.02. Interpretation	8
SECTION 1.03. Perfection Certificate	8

ARTICLE II Grant of Security and Secured Obligations	7
SECTION 2.01. Pledge	7
SECTION 2.02. Certain Limited Exclusions	9
SECTION 2.03. Secured Obligations; Continuing Liability	9

ARTICLE III Perfection; Supplements; Further Assurances; Use of Security Agreement Collateral	10
SECTION 3.01. Delivery of Certificated Securities Collateral	10
SECTION 3.02. Perfection of Uncertificated Securities Collateral	10
SECTION 3.03. Financing Statements and Other Flings	10
SECTION 3.04. Other Actions	11
SECTION 3.05. Supplements; Further Assurances	14

ARTICLE IV Representations, Warranties and Covenants	15
SECTION 4.01. Title	15
SECTION 4.02. Organization; Authority; Enforceability	15
SECTION 4.03. Authorizations and Approvals	15
SECTION 4.04. Reserved	16
SECTION 4.05. Limitation on Liens	16
SECTION 4.06. Other Financing Statements	16
SECTION 4.07. Chief Executive Office; Change of Name; Jurisdiction of Organization	16
SECTION 4.08. Certain Provisions Concerning Securities Collateral	17
SECTION 4.09. Certain Provisions Concerning Intellectual Property	18
SECTION 4.10. Inspection and Verification	20
SECTION 4.11. Payment of Taxes; Contesting Liens; Claims	21
SECTION 4.12. Transfers and Other Liens	21
SECTION 4.13. Insurance	21

ARTICLE V Remedies	21
SECTION 5.01. Remedies	21
SECTION 5.02. Notice of Sale	23
SECTION 5.03. Waiver of Notice and Claims	23
SECTION 5.04. Certain Sales of Security Agreement Collateral	24
SECTION 5.05. No Waiver; Cumulative Remedies	24

ARTICLE VI Obligations Absolute; Waivers	25
SECTION 6.01. Liability of the Pledgors Absolute	25
SECTION 6.02. General Waivers	26
SECTION 6.03. California Waivers	27

ARTICLE VII Miscellaneous	27
SECTION 7.01. Concerning Collateral Agent	27
SECTION 7.02. Collateral Agent May Perform; Collateral Agent Appointed Attorney-in-Fact	28

- i -

EXHIBITS

Exhibit A	Form of Issuer Acknowledgment

- ii -

SECURITY AGREEMENT
This SECURITY AGREEMENT (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”), dated as of July 21, 2006, is made by HERBALIFE INTERNATIONAL, INC., a Nevada corporation (“Borrower”); HERBALIFE LTD., a Cayman Islands exempted company with limited liability (“Holdings”); WH INTERMEDIATE HOLDINGS LTD., a Cayman Islands exempted company with limited liability and a direct wholly-owned subsidiary of Holdings (“Parent”); HBL LTD., a Cayman Islands exempted company with limited liability and a direct wholly-owned subsidiary of Parent (“Cayman III”); WH LUXEMBOURG HOLDINGS S.à.R.L., a Luxembourg corporation and a direct wholly-owned subsidiary of Parent (“Luxembourg Holdings”); HERBALIFE INTERNATIONAL LUXEMBOURG S.à.R.L., a Luxembourg corporation and a direct wholly-owned subsidiary of Luxembourg Holdings (“HIL”); HLF LUXEMBOURG HOLDINGS, S.à.R.L., a Luxembourg corporation and a direct wholly-owned subsidiary of Luxembourg Holdings (“New Lux”); WH CAPITAL CORPORATION, a Nevada corporation and a direct wholly-owned subsidiary of New Lux (“WH Capital”); WH LUXEMBOURG INTERMEDIATE HOLDINGS S.à.R.L., a Luxembourg corporation and a direct wholly-owned subsidiary of WH Capital (“Luxembourg Intermediate Holdings”); HV HOLDINGS LTD., a Cayman Islands exempted company with limited liability and a direct wholly-owned subsidiary of Parent ( “HV”); HERBALIFE DISTRIBUTION LTD., a Cayman Islands exempted company with limited liability and a direct wholly-owned subsidiary of HV ( “Cayman Distribution”); HERBALIFE LUXEMBOURG DISTRIBUTION S.à.R.L., a Luxembourg corporation and a direct wholly-owned subsidiary of HIL (“Luxembourg Distribution”); EACH OF THE SUBSIDIARY GUARANTORS LISTED ON THE SIGNATURE PAGES HERETO OR FROM TIME TO TIME BECOMING A PARTY HERETO BY EXECUTION OF A JOINDER AGREEMENT (together with Holdings, Parent, Cayman III, Luxembourg Holdings, HIL, HIL Swiss, New Lux, WH Capital, Luxembourg Intermediate Holdings, HV, Cayman Distribution, Luxembourg Distribution and each other Subsidiary Guarantor from time to time executing a Guarantee (defined herein) as required hereunder, the “Guarantors”), as pledgors and collateral assignors (Borrower, together with the Guarantors, in such capacities and together with any successors in such capacities, the “Pledgors”), in favor of MERRILL LYNCH CAPITAL CORPORATION (“Merrill Lynch”), in its capacity as collateral agent for the lending institutions from time to time party to the Credit Agreement (defined below) (such lending institutions, collectively, the “Lenders”), as pledgee, collateral assignee and secured party (in such capacities and together with any successors in such capacities, “Collateral Agent”).
WITNESSETH:
WHEREAS, simultaneously herewith, Borrower, certain of the Guarantors, the Lenders and Merrill Lynch, as Administrative Agent, have entered into that certain Credit Agreement, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), whereby the Lenders have agreed to make certain Loans and to issue certain Credit Agreement L/Cs (defined below) to or for the account of Borrower;
WHEREAS, in accordance with the Credit Agreement, it is contemplated that one or more of the Pledgors may enter into one or more Hedging Agreements with one or more of the Lenders or their respective Affiliates;

WHEREAS, in accordance with the Credit Agreement, each Guarantor has, among other things, guaranteed the obligations of Borrower under the Credit Agreement and the other Loan Documents (the “Guarantees”);
WHEREAS, each Guarantor will receive substantial benefits from the execution, delivery and performance of the Loan Documents and each is, therefore, willing to enter into this Agreement;
WHEREAS, each Pledgor is or will be the legal or beneficial owner of the rights in the Security Agreement Collateral (defined below) to be pledged by it hereunder;
WHEREAS, it is a condition precedent to the obligations of the Lenders to make Loans under the Credit Agreement or to enter into Hedging Agreements, and of the Issuing Bank to issue Credit Agreement L/Cs thereunder, that each Pledgor execute and deliver the applicable Loan Documents, including this Agreement; and
WHEREAS, this Agreement is given by each Pledgor in favor of Collateral Agent for its benefit and the benefit of the Lenders and any of their respective Affiliates party to any Hedging Agreement (collectively, the “Secured Parties”) to secure the payment and performance of all of the Secured Obligations (defined below).
NOW THEREFORE, in consideration of the foregoing premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Pledgors and Collateral Agent hereby agree as follows:
ARTICLE I
Definitions and Interpretation; Perfection Certificate
SECTION 1.01. Definitions.
(a) The following capitalized terms have the meanings assigned to them in the UCC:
“Account,” “Bank,” “Certificate of Title,” “Chattel Paper,” “Commercial Tort Claim,” “Commodity Account,” “Commodity Contract,” “Commodity Intermediary,” “Contract,” “Document,” “Electronic Chattel Paper,” “Entitlement Holder,” “Entitlement Order,” “Equipment,” “Financial Asset,” “Fixtures,” “General Intangible,” “Goods,” Inventory,” “Investment Property,” “Letter-of-Credit Right,” “Letter of Credit,” “Money,” “Proceeds,” “Record,” “Securities Entitlement,” “Securities Intermediary,” “Supporting Obligation,” and “Tangible Chattel Paper.”
(b) Capitalized terms used in this Agreement (including the preamble and recitals hereof) but not otherwise defined herein have the meanings assigned to such terms in the Credit Agreement. In this Agreement:
“Agreement” has the meaning assigned to such term in the preamble hereof.
“Borrower” has the meaning assigned to such term in the preamble hereof.

2

“Charges” mean any and all property and other taxes, assessments and special assessments, levies, fees and all governmental charges imposed on or assessed against, and all claims (including landlords’, carriers’, mechanics’, workmen’s, repairmen’s, laborers’, materialmen’s, suppliers’ and warehousemen’s Liens and other claims arising by operation of law) against, all or any portion of the Security Agreement Collateral.
“Collateral Account” shall mean any account established and maintained in accordance with Article IX of the Credit Agreement, and all funds from time to time on deposit in such account, including all Cash Equivalents, and all certificates and instruments from time to time representing or evidencing such Cash Equivalents.
“Collateral Agent” has the meaning assigned to such term in the preamble hereof.
“Collateral Records” means books, records, ledger cards, files, correspondence, customer lists, blueprints, technical specifications, manuals, computer software, computer printouts, tapes, disks and related data processing software and similar items that at any time evidence or contain information relating to any of the Security Agreement Collateral or are otherwise necessary or helpful in the collection thereof or realization thereupon.
“Collateral Support” means all property (real or personal) assigned, hypothecated or otherwise securing any Security Agreement Collateral, including any security agreement or other agreement granting a lien or security interest in such real or personal property.
“Control Agreement” means an agreement in form and substance satisfactory to Collateral Agent sufficient to establish control over any applicable Investment Property (including any Securities Account or Commodity Account) or Deposit Account.
“Copyrights” mean, collectively, with respect to each Pledgor, all copyrights (whether statutory or common law and whether established or registered in the United States or any other country) now owned or hereafter created or acquired by or assigned to such Pledgor, whether published or unpublished, and all copyright registrations and applications made by such Pledgor, including the copyrights, registrations and applications listed in Section II.H of the Perfection Certificate, together with any and all (a) rights and privileges arising under applicable law with respect to such Pledgor’s use of any copyrights, (b) reissues, renewals, continuations and extensions thereof, (c) income, fees, royalties, damages, claims and payments now or hereafter due or payable with respect thereto, including damages and payments for past, present or future infringements thereof, (d) rights corresponding thereto throughout the world and (e) rights to sue for past, present or future infringements thereof.
“Credit Agreement” has the meaning assigned to such term in the recitals hereof.
“Credit Agreement L/C” has the meaning assigned to the term “Letter of Credit” in the Credit Agreement.
“Deposit Account” means, collectively, with respect to each Pledgor, (a) all “deposit accounts” as such term is defined in the UCC and in any event shall include the L/C Sub-Account and all accounts and sub-accounts relating to any of the foregoing accounts, and (b) all cash, funds, checks, notes and any instruments from time to time on deposit in any of the accounts or sub-accounts described in clause (a) of this definition.

3

“Distributions” mean, collectively, with respect to each Pledgor, all dividends, cash, options, warrants, rights, instruments, distributions, returns of capital or principal, income, interest, profits and other property, interests (debt or equity) or proceeds, including as a result of a split, revision, reclassification or other like change of the Pledged Equity Interests, from time to time received, receivable or otherwise distributed to such Pledgor in respect of or in exchange for any or all of the Pledged Equity Interests or Pledged Intercompany Debt.
“Documents Evidencing Goods” means all Documents evidencing, representing or issued in connection with Goods.
“Guarantee” has the meaning assigned to such term in the recitals hereof.
“Guarantor” has the meaning assigned to such term in the preamble hereof.
“Indemnified Liabilities” has the meaning assigned to such term in Section 7.04(a).
“Indemnitees” has the meaning assigned to such term in Section 7.04(a).
“Instruments” mean, collectively, with respect to each Pledgor, all “instruments,” as such term is defined in Article 9, rather than Article 3, of the UCC to the extent such instruments evidence any amounts payable under or in connection with any item of Security Agreement Collateral or such instruments constitute Proceeds of any item of Security Agreement Collateral, and in any event shall include all promissory notes, drafts, bills of exchange or acceptances.
“Insurance” means all insurance policies covering any or all of the Security Agreement Collateral (regardless of whether Collateral Agent is the loss payee thereof), and all key-man life insurance policies.
“Intellectual Property” means, collectively, with respect to each Pledgor, (a) all Patents, (b) all Trademarks, (c) all Copyrights, (d) all Licenses and (e) the goodwill connected with such Pledgor’s business including (i) all goodwill connected with the use of and symbolized by any of the Intellectual Property in which such Pledgor has any interest and (ii) all know-how, trade secrets, customer and supplier lists, proprietary information, inventions, methods, procedures, formulae, descriptions, compositions, technical data, drawings, specifications, name plates, catalogs, confidential information and the right to limit the use or disclosure thereof by any person or entity, pricing and cost information, business and marketing plans and proposals, consulting agreements, engineering contracts and such other assets that relate to such goodwill.
“Intercompany Indebtedness” means Indebtedness (whether or not evidenced by a writing) of any Company (including any Pledgor) payable to a Pledgor.
“Issuer” means any issuer of any Pledged Equity Interests.
“Lenders” has the meaning assigned to such term in the preamble hereof.

4

“Licenses” mean, collectively, with respect to each Pledgor, all license and distribution agreements, covenants not to sue or any other agreement with any other party with respect to any Patent, Trademark or Copyright, whether such Pledgor is a licensor or licensee, distributor or distributee under any such license or distribution agreement, together with any and all (a) renewals, extensions, supplements and continuations thereof; (b) income, fees, royalties, damages, claims and payments now and hereafter due or payable thereunder and with respect thereto, including damages and payments for past, present or future infringements or violations thereof; (c) rights to sue for past, present and future infringements or violations thereof; and (d) any other rights to use, exploit or practice any or all of the Patents, Trademarks or Copyrights.
“Material Contract” means any Contract or other arrangement that any Pledgor is a party to and for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect Notwithstanding the foregoing, each agreement set forth in Schedule 3.08 of the Credit Agreement shall constitute a Material Contract
“Non-payment Contract” means any Contract or agreement to which any Pledgor is a party other than a contract whereby the account debtor’s principal obligation is a monetary obligation; provided that, Non-payment Contracts shall not include Receivables.
“Operative Agreement” means (a) in the case of any limited liability company or partnership or other noncorporate entity, any membership or partnership agreement or other organizational agreement or document thereof and (b) in the case of any corporation, any charter or certificate of incorporation and bylaws thereof.
“Patents” mean, collectively, with respect to each Pledgor, all patents issued or assigned to and all patent applications made by such Pledgor (whether established or registered or recorded in the United States or any other country), including the patents, patent applications and recordings listed in Section II.H of the Perfection Certificate, together with any and all (a) rights and privileges arising under applicable law with respect to such Pledgor’s use of any patents; (b) inventions and improvements described and claimed therein; (c) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof; (d) income, fees, royalties, damages, claims and payments now or hereafter due or payable thereunder and with respect thereto including damages and payments for past, present or future infringements thereof; (e) rights corresponding thereto throughout the world; and (f) rights to sue for past, present or future infringements thereof.
“Pledged Equity Interests” mean, collectively, with respect to each Pledgor, (a) the issued and outstanding Equity Interests of each person; and (b) all rights, privileges, authority and powers of such Pledgor in and to each such person or under the Operative Agreements of each such person, and the certificates, instruments and agreements representing the Pledged Equity Interests and any and all interest of such Pledgor in the entries on the books of any financial intermediary pertaining to the Pledged Equity Interests, it being understood that, subject to Section 5.11 of the Credit Agreement, Pledged Equity Interests do not include any Equity Interests in excess of 66.0% of the Equity Interests of any Non-Guarantor Subsidiary, provided that, such Non-Guarantor Subsidiary is also a Foreign Subsidiary.
“Pledged Intercompany Debt” means, with respect to each Pledgor, all Intercompany Indebtedness payable to such Pledgor by any Company (and each other intercompany note hereafter acquired by such Pledgor) and all Intercompany Notes, certificates, Instruments or agreements evidencing such Intercompany Indebtedness, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof.
“Pledgor” has the meaning assigned to such term in the preamble hereof.

5

“Receivables” means all rights to payment, whether or not earned by performance, for Goods or other property sold, leased, licensed, assigned or otherwise disposed of, or services rendered or to be rendered, including all such rights constituting or evidenced by any Account, Chattel Paper, Instrument, General Intangible or Investment Related Property, together with all rights, if any, in any Goods or other property giving rise to such right to payment and all Collateral Support and Supporting Obligations related thereto and all Accounts, Chattel Paper, General Intangibles, Instruments and Receivables Records.
“Receivables Records” means (a) all original copies of all documents, instruments or other writings or electronic records or other Records evidencing the Receivables; (b) all books, correspondence, credit or other files, Records, ledger sheets or cards, invoices, and other papers relating .to Receivables, including all tapes, cards, computer tapes, computer discs, computer runs, record keeping systems and other papers and documents relating to the Receivables, whether in the possession or under the control of the Company or any computer bureau or agent from time to time acting for the Company or otherwise; (c) all evidences of the filing of financing statements and the registration of other instruments in connection therewith, and amendments, supplements or other modifications thereto, notices to other creditors or secured parties, and certificates, acknowledgments, or other writings, including lien-search reports, from filing or other registration officers; (d) all credit information, reports and memoranda relating thereto; and (e) all other written or nonwritten forms of information related in any way to the foregoing.
“Secured Obligations” mean all obligations (whether or not constituting future advances, obligatory or otherwise) of Borrower and all of the Guarantors from time to time arising under or in respect of this Agreement, the Credit Agreement, the Notes (if any), the Guarantee, the Credit Agreement L/Cs, the other Loan Documents and all Hedging Agreements entered into with any Lender (including the obligations to pay principal, interest and all other charges, fees, expenses, commissions, reimbursements, premiums, indemnities and other payments related to or in respect of the obligations contained in this Agreement, the Credit Agreement, the Notes (if any), the Guarantee, the Credit Agreement L/Cs, the other Loan Documents and all Hedging Agreements entered into with any Lender), in each case whether (a) such obligations are direct or indirect, secured or unsecured, joint or several, absolute or contingent, reduced to judgment or not, liquidated or unliquidated, disputed or undisputed, legal or equitable, due or to become due whether at stated maturity, by acceleration or otherwise; (b) arising in the regular course of business or otherwise; (c) for payment or performance; (d) discharged, stayed or otherwise affected by any bankruptcy, insolvency, reorganization or similar proceeding with respect to any Loan Party or any other person; or (e) now existing or hereafter arising (including interest and other obligations arising or accruing after the commencement of any bankruptcy, insolvency, reorganization or similar proceeding with respect to any Loan Party or any other person, or that would have arisen or accrued but for the commencement of such proceeding, even if such obligation or the claim therefor is not enforceable or allowable in such proceeding).
“Secured Parties” has the meaning assigned to such term in the recitals hereof.
“Securities Account” has the meaning assigned to such term in the UCC; provided that, the Collateral Account shall be treated as a Securities Account.
“Securities Collateral” means, collectively, the Pledged Equity Interests, the Pledged Intercompany Debt and the Distributions.

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“Security Agreement Collateral” has the meaning assigned to such term in Section 2.01.
“Software Embedded in Goods” means, with respect to any Goods, any computer program embedded in such Goods and any supporting information provided in connection with a transaction relating to such program if (a) the program is customarily considered part of such Goods or (b) by becoming the owner of such Goods a person acquires a right to use such program in connection therewith.
“Trademarks” mean, collectively, with respect to each Pledgor, all trademarks (including service marks), slogans, logos, certification marks, domain names, trade dress, corporate names and trade names, whether registered or unregistered, owned by or assigned to such Pledgor and all registrations and applications for the foregoing (whether statutory or common law and whether established or registered in the United States or any other country) including the registrations and applications listed in Section II.H of the Perfection Certificate, together with any and all (a) rights and privileges arising under applicable law with respect to such Pledgor’s use of any trademarks; (b) reissues, continuations, extensions and renewals thereof; (c) income, fees, royalties, damages and payments now and hereafter due or payable thereunder and with respect thereto, including damages, claims and payments for past, present or future infringements thereof; (d) rights corresponding thereto throughout the world; and (e) rights to sue for past, present and future infringements thereof.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if by reason of mandatory provisions of law, the perfection or the effect of perfection or nonperfection of the security interest in any item or portion of the Security Agreement Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” also means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or nonperfection.
SECTION 1.02. Interpretation. The rules of interpretation specified in the Credit Agreement, including Sections 1.03 and 11.11 thereof, shall be applicable to this Agreement. If any conflict or inconsistency exists between this Agreement and the Credit Agreement, the Credit Agreement shall govern.
SECTION 1.03. Perfection Certificate. Collateral Agent and each Loan Party agree that the Perfection Certificate and all descriptions of Security Agreement Collateral, schedules, amendments and supplements thereto are and shall at all times remain a part of this Agreement.

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ARTICLE II
Grant of Security and Secured Obligations
SECTION 2.01. Pledge. As collateral security for the payment and performance in full of all the Secured Obligations, each Pledgor hereby grants to Collateral Agent, for its benefit and for the benefit of the Secured Parties, a security interest in and continuing lien on all personal property of such Pledgor, including all of such Pledgor’s right, title and interest in, to and under all of the following property, wherever located, whether now owned or existing, or hereafter arising or acquired from time to time (collectively, the “Security Agreement Collateral”):
(i) all Accounts;
(ii) all Chattel Paper;
(iii) all Commercial Tort Claims;
(iv) all Deposit Accounts;
(v) all Documents;
(vi) all General Intangibles;
(vii) all Goods (including, in any event, Equipment, Fixtures, Inventory, Documents Evidencing Goods and Software Embedded in Goods);
(viii) all Instruments;
(ix) all Insurance;
(x) all Intellectual Property;
(xi) all Investment Property and Financial Assets;
(xii) all Letters of Credit and Letter-of-Credit Rights;
(xiii) all Material Contracts and Non-payment Contracts;
(xiv) all Money;
(xv) all Receivables;
(xvi) all Securities Collateral;
(xvii) all books and Records relating to any and/or all of the foregoing;
(xviii) to the extent not otherwise included above, all Collateral Records, Collateral Support and Supporting Obligations relating to any and/or all of the foregoing; and
(xix) to the extent not otherwise included above, all other personal property and all Proceeds and products of, accessions and additions to, profits and rents from, and replacements for or in respect of any of the foregoing;
it being understood that, subject to the other provisions hereof and of the Credit Agreement, the foregoing grant of a security interest shall not diminish any Pledgor’s exclusive right and license to use, or grant to other persons license or sublicenses in, the Intellectual Property.

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SECTION 2.02. Certain Limited Exclusions. Notwithstanding anything herein to the contrary, in no event shall the security interest granted under Section 2.01(a) attach to, and the Security Agreement Collateral shall not include:
(a) any agreement to which any Pledgor is a party to the extent that the collateral assignment thereof or the creation of a security interest therein would constitute a breach of the terms of such agreement, or would permit any party to such agreement to terminate such agreement, in each case as entered into by the applicable Pledgor; provided that, any of the agreements excluded in accordance with the foregoing shall cease to be so excluded (x) to the extent such term is, or would be (in the case of after-acquired property or changes to applicable law), rendered ineffective under Sections 89-406, 9-407, 9-408 or 9-409 of the UCC of any relevant jurisdiction (or any successor provision) or any other applicable law (including the Bankruptcy Code) or principles of equity; or (y) if the applicable Pledgor has obtained all of the consents of the other parties to such agreement necessary for the collateral assignment of, or creation of a security interest in, such agreement;
(b) any property or asset hereafter acquired by any Pledgor that is subject to a Lien permitted to be incurred pursuant to Sections 6.02(g), (h), (i) and (k) of the Credit Agreement, solely to the extent that the documents evidencing such Lien prohibit the grant of a security interest in or Lien on such property or asset; provided that, upon such property or asset no longer being subject to such Lien or prohibition, such property or asset shall (without any act or delivery by any person) constitute Security Agreement Collateral hereunder;
(c) subject to Section 5.11 of the Credit Agreement, no more than 66.0% of the Equity Interests of Parent, Cayman III, Luxembourg Holdings, HIL, HV or any Non-Guarantor Subsidiary, provided that, such Non-Guarantor Subsidiary is also a Foreign Subsidiary; or
(d) the Equity Interests of the Designated Subsidiaries.
Collateral Agent agrees that, at any Pledgor’s reasonable request and expense, it will provide such Pledgor confirmation that the assets described in this Section 2.02 are in fact excluded from the Security Agreement Collateral.
SECTION 2.03. Secured Obligations; Continuing Liability.
(a) Security for Obligations. This Agreement secures, and the Security Agreement Collateral is collateral security for, the payment and performance in full when due of all the Secured Obligations.
(b) Continuing Liability under Security Agreement Collateral. Notwithstanding anything herein to the contrary, (i) each Pledgor shall remain liable under each of the obligations and agreements included in the Security Agreement Collateral, including any obligations or agreements relating to any Pledged Equity Interests, to perform all of the obligations undertaken by it thereunder, all in accordance with the terms and provisions thereof, and neither Collateral Agent nor any Secured Party shall have any obligation or liability (x) under any of such agreements by reason of this Agreement or any other document relating hereto, or (y) to make any inquiry regarding the nature or sufficiency of any payment received by it, or have any obligation to take any action to collect or enforce any rights under any agreement included in the Security Agreement Collateral, including any agreements relating to any Pledged Equity Interests; (ii) the exercise by Collateral Agent of any of its rights hereunder shall not release any Pledgor from any of its duties or obligations under the contracts and agreements included in the Security Agreement Collateral; and (iii) nothing herein is intended to or shall be a delegation of duties to Collateral Agent or any other Secured Party.

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ARTICLE III
Perfection; Supplements; Further Assurances; Use of Security Agreement Collateral
SECTION 3.01. Delivery of Certificated Securities Collateral. All certificates, agreements or instruments representing or evidencing the Securities Collateral, to the extent not previously delivered to Collateral Agent, shall promptly upon receipt thereof by any Pledgor be delivered to and held by or on behalf of Collateral Agent pursuant hereto. All certificated Securities Collateral shall be in suitable form for transfer by delivery or shall be accompanied by duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to Collateral Agent. Collateral Agent shall have the right, at any time upon the occurrence and during the continuance of any Event of Default, to endorse, assign or otherwise transfer to or to register in the name of Collateral Agent or any of its nominees or endorse for negotiation any or all of the Securities Collateral, without any indication that such Securities Collateral is subject to the security interest hereunder. In addition, Collateral Agent shall have the right, at any time upon the occurrence and during the continuance of any Event of Default, to exchange certificates representing or evidencing Securities Collateral for certificates of smaller or larger denominations.
SECTION 3.02. Perfection of Uncertificated Securities Collateral. If any Issuer of Pledged Equity Interests is organized in a jurisdiction that does not permit the use of certificates to evidence equity ownership, or if any of the Pledged Equity Interests are at any time not evidenced by certificates of ownership, then each applicable Pledgor shall, to the extent permitted by applicable law, record such pledge on the equityholder register or the books of the Issuer, cause the Issuer to execute and deliver to Collateral Agent an acknowledgment of the pledge of such Pledged Equity Interests substantially in the form of Exhibit A annexed hereto and, upon Collateral Agent’s request therefor, execute any customary pledge forms or other documents necessary or appropriate to complete the pledge and give Collateral Agent the right to transfer such Pledged Equity Interests under the terms hereof and provide to Collateral Agent an opinion of counsel, in form and substance satisfactory to Collateral Agent, confirming such pledge and perfection thereof; provided that there shall be no obligation to deliver, or cause to be delivered, any such documentation (other than an acknowledgment of the pledge) to the extent the Issuer is organized in a jurisdiction other than the United States, Cayman Islands, Luxembourg, England and Wales, Japan, Mexico, Switzerland or any political subdivision of any thereof).
SECTION 3.03. Financing Statements and Other Filings. Each Pledgor agrees that at any time and from time to time, at the sole cost and expense of the Pledgors, it will execute and file and refile (in accordance with Section 3.04), or permit Collateral Agent to file and refile, such financing statements, continuation statements and other documents (including this Agreement), in form acceptable to Collateral Agent, in such offices (including the United States Patent and Trademark Office and the United States Copyright Office) as Collateral Agent may deem necessary or appropriate, wherever required by law to perfect, continue and maintain a valid, enforceable, first-priority security interest in the Security Agreement Collateral as provided herein and to preserve the other rights and interests granted to Collateral Agent hereunder, as against third parties, with respect to any Security Agreement Collateral.

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SECTION 3.04. Other Actions. To further ensure the attachment, perfection and priority of, and the ability of Collateral Agent to enforce, Collateral Agent’s security interest in the Security Agreement Collateral, each Pledgor acknowledges and agrees as follows:
(a) UCC Financing Statements. Each Pledgor hereby irrevocably authorizes Collateral Agent at any time and from time to time to file in any relevant jurisdiction any financing statements (including fixture filings), continuation statements, and amendments thereto that contain the information required by Article 9 of the UCC of each applicable jurisdiction for the filing of any financing statement or amendment, including (i) whether the Pledgor is an organization, the type of organization and any organizational identification number issued to such Pledgor and (ii) in the case of a financing statement filed as a fixture filing, a sufficient description of the real property to which such Security Agreement Collateral relates. The Pledgor agrees to provide such information to Collateral Agent promptly upon request. Such financing statements or amendments may describe the Security Agreement Collateral as “all assets” or “all personal property, whether now owned or hereafter acquired,” or in any other manner that Collateral Agent, in its sole discretion, deems necessary, advisable or prudent to ensure the perfection of the security interests granted hereunder. Each Pledgor hereby ratifies its authorization for Collateral Agent to file in any relevant jurisdiction any financing statements or amendments thereto if filed prior to the date hereof.
(b) Intellectual Property Filings. Each Pledgor hereby irrevocably authorizes Collateral Agent to file documents with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country) for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest granted by each Pledgor hereunder and naming any Pledgor or the Pledgors as debtors and Collateral Agent for its benefit and the benefit of the Lenders as secured party.
(c) Instruments and Tangible Chattel Paper. If any amount payable under or in connection with any of the Security Agreement Collateral shall be evidenced by any Instrument or Tangible Chattel Paper, the Pledgor acquiring such Instrument or Tangible Chattel Paper shall contemporaneously with the delivery of financial statements in accordance with Section 5.01(a) or (b) of the Credit Agreement endorse, assign and deliver the same to Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank as Collateral Agent may from time to time specify.
(d) Deposit Accounts. Each Pledgor shall notify Collateral Agent of any new Deposit Account such Pledgor has opened contemporaneously with the delivery of financial statements in accordance with Section 5.01(a) or (b) of the Credit Agreement and solely in the case of Deposit Accounts maintained in the United States of America (unless waived in writing by Collateral Agent in its sole discretion) either (i) pursuant to a Control Agreement cause the depository Bank to agree to comply at any time with instructions from Collateral Agent to such depository Bank directing the disposition of funds from time to time credited to such Deposit Account, without further consent of such Pledgor or any other person, or (ii) arrange for Collateral Agent to become the customer of the Bank with respect to the Deposit Account, with the Pledgor being permitted, so long as no Default or Event of Default exists and is continuing, to exercise rights to withdraw funds from such Deposit Account pursuant to an agreement in form and substance satisfactory to Collateral Agent. The preceding sentence shall not apply to Deposit Accounts for which Collateral Agent is the depository. Each Pledgor represents and warrants to Collateral Agent that, as of the date hereof, it maintains no Deposit Accounts other than (i) those set forth in the Perfection Certificate or (ii) those for which the applicable Pledgor has provided notice thereof to Collateral Agent pursuant to the preceding sentence.

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(e) Investment Property.
(i) If any Pledgor shall at any time hold or acquire any certificated securities constituting Investment Property, such Pledgor shall contemporaneously with the delivery of financial statements in accordance with Section 5.01(a) or (b) of the Credit Agreement endorse, assign and deliver the same to Collateral Agent, accompanied by such instruments of transfer or assignment duly executed in blank, all in form and substance satisfactory to Collateral Agent. If any securities now or hereafter acquired by any Pledgor constituting Investment Property are uncertificated and are issued to such Pledgor or its nominee directly by the issuer thereof, such Pledgor shall contemporaneously with the delivery of financial statements in accordance with Section 5.01(a) or (b) of the Credit Agreement notify Collateral Agent thereof and such Pledgor shall either (A) pursuant to a Control Agreement cause the issuer to agree to comply with instructions from Collateral Agent as to such securities, without further consent of any Pledgor, such nominee or any other person, or (B) arrange for Collateral Agent to become the registered owner of the securities. If any securities constituting Investment Property, whether certificated or uncertificated, or other Investment Property now or hereafter acquired by any Pledgor is held by such Pledgor or its nominee through a Securities Intermediary or Commodity Intermediary, such Pledgor shall contemporaneously with the delivery of financial statements in accordance with Section 5.01(a) or (b) of the Credit Agreement notify Collateral Agent thereof and, unless waived in writing by Collateral Agent in its sole discretion, either (A) pursuant to a Control Agreement cause such Securities Intermediary or Commodity Intermediary, as the case may be, to agree to comply with Entitlement Orders or other instructions from Collateral Agent to such Securities Intermediary as to such securities or other Investment Property, or to apply any value distributed on account of any Commodity Contract as directed by Collateral Agent to such Commodity Intermediary, as the case may be, in each case without further consent of any Pledgor, such nominee or any other person, or (B) in the case of Financial Assets constituting Investment Property or other Investment Property held through a Securities Intermediary, arrange for Collateral Agent to become the Entitlement Holder with respect to such Investment Property, with the Pledgor being permitted, so long as no Default or Event of Default has occurred and is continuing, to exercise rights to withdraw or otherwise deal with such Investment Property pursuant to an agreement in form and substance satisfactory to Collateral Agent. The preceding sentence shall not apply to any Financial Assets credited to a Securities Account for which Collateral Agent is the Securities Intermediary. Each Pledgor represents and warrants to Collateral Agent that, as of the date hereof, such Pledgor maintains no Securities Accounts or Commodity Accounts with any Securities Intermediary or Commodity Intermediary other than (i) as set forth in Section II.E of the Perfection Certificate or (ii) those for which the applicable Pledgor has provided notice thereof to Collateral Agent pursuant to the preceding sentence.

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(ii) As between Collateral Agent and the Pledgors, the Pledgors shall bear the investment risk with respect to the Investment Property, and the risk of loss of, damage to, or the destruction of the Investment Property, whether in the possession of, or maintained as a Security Entitlement by, or subject to the control of, Collateral Agent, a Securities Intermediary, Commodities Intermediary, the Pledgor or any other person; provided that, nothing contained in this Section 3.04(e)(ii) shall release or relieve any Securities Intermediary or Commodities Intermediary of its duties and obligations to the Pledgors or any other person under any Control Agreement or under applicable law. Each Pledgor shall promptly pay all Charges and fees of whatever kind or nature with respect to the Investment Property pledged by it or this Agreement. In the event any Pledgor shall fail to make such payment contemplated in the immediately preceding sentence, Collateral Agent may do so for the account of such Pledgor and the Pledgors shall promptly reimburse and indemnify Collateral Agent from all costs and expenses incurred by Collateral Agent under this Section 3.04(e)(ii) in accordance with Section 7.03.
(f) Electronic Chattel Paper and Transferable Records. If any amount payable under or in connection with any of the Security Agreement Collateral shall be evidenced by any Electronic Chattel Paper or any “transferable record,” as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction, the Pledgor acquiring such Electronic Chattel Paper or transferable record shall promptly notify Collateral Agent thereof and, at the request of Collateral Agent, shall take such action as Collateral Agent may request to vest in Collateral Agent control under UCC Section 9-105 of such Electronic Chattel Paper or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as so in effect in such jurisdiction, of such transferable record. Collateral Agent agrees with such Pledgor that Collateral Agent will arrange, pursuant to procedures satisfactory to Collateral Agent and so long as such procedures will not result in Collateral Agent’s loss of control, for the Pledgor to make alterations to the Electronic Chattel Paper or transferable record permitted under UCC Section 9-105 or, as the case may be, Section 201 of the Federal Electronic Signatures in Global and National Commerce Act of Section 16 of the Uniform Electronic Transactions Act for a party in control to allow without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Pledgor with respect to such Electronic Chattel Paper or transferable record.
(g) Letter-of-Credit Rights. If any Pledgor is at any time a beneficiary under a Letter of Credit in excess of $1.0 million now or hereafter issued in favor of such Pledgor, such Pledgor shall contemporaneously with the delivery of financial statements in accordance with Section 5.01(a) or (b) of the Credit Agreement notify Collateral Agent thereof and, at the request of Collateral Agent, such Pledgor shall, pursuant to an agreement in form and substance satisfactory to Collateral Agent, either (i) arrange for the issuer and any confirmer of such Letter of Credit to consent to an assignment to Collateral Agent of the proceeds of any drawing under the Letter of Credit or (ii) arrange for Collateral Agent to become the transferee beneficiary of the Letter of Credit.
(h) Commercial Tort Claims. If any Pledgor shall at any time hold or acquire a Commercial Tort Claim relating to any of the Security Agreement Collateral and such Pledgor, in the exercise of its reasonable business judgment, elects to pursue such commercial tort claim, such Pledgor shall contemporaneously with the delivery of financial statements in accordance with Section 5.01 (a) or (b) of the Credit Agreement notify Collateral Agent in writing signed by such Pledgor of the brief details thereof and grant to Collateral Agent in such writing a security interest therein and in the Proceeds thereof, all in accordance with this Agreement, with such writing to be in form and substance satisfactory to Collateral Agent.

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SECTION 3.05. Supplements; Further Assurances.
(a) The Pledgors shall cause each person that, from time to time after the date hereof, shall be required to pledge any assets to Collateral Agent for the benefit of the Secured Parties pursuant to the provisions of the Credit Agreement, to execute and deliver to Collateral Agent a Joinder Agreement and, upon such execution and delivery, such person shall constitute a “Guarantor” and a “Pledgor” for all purposes hereunder with the same force and effect as if originally named as a Guarantor and Pledgor herein. The execution and delivery of such Joinder Agreement shall not require the consent of any Pledgor hereunder. The rights and obligations of each Pledgor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor and Pledgor as a party to this Agreement.
(b) Upon obtaining any Pledged Equity Interests or Pledged Intercompany Debt of any person, each Pledgor shall accept the same in trust for the benefit of Collateral Agent and contemporaneously with the delivery of financial statements in accordance with Section 5.01(a) or (b) of the Credit Agreement deliver to Collateral Agent the certificates and other documents required under this Article III in respect of the additional Pledged Equity Interests, Pledged Intercompany Debt or other possessory Security Agreement Collateral that is to be pledged pursuant to this Agreement, and confirming the attachment of the Lien hereby created on and in respect of such additional Pledged Equity Interests or Pledged Intercompany Debt.
(c) Each Pledgor agrees to take such further actions, and to execute and deliver to Collateral Agent such additional assignments, agreements, supplements, powers and instruments, as Collateral Agent may in its reasonable judgment deem necessary or appropriate, to perfect, preserve and protect the security interest in the Security Agreement Collateral as provided herein and the rights and interests granted to Collateral Agent hereunder, to carry into effect the purposes hereof or to better assure and confirm unto Collateral Agent or permit Collateral Agent to exercise and enforce its rights, powers and remedies hereunder with respect to any Security Agreement Collateral. By way of example, such actions may include appearing in and defending any action or proceeding, at Collateral Agent’s request, that may affect such Pledgor’s title to or Collateral Agent’s security interest in all or any part of the Security Agreement Collateral. Upon the reasonable request of Collateral Agent, each Pledgor shall further make, execute, endorse, acknowledge, file or refile or deliver to Collateral Agent from time to time such lists, descriptions and designations of the Security Agreement Collateral, copies of warehouse receipts, receipts in the nature of warehouse receipts, bills of lading, documents of title, vouchers, invoices, schedules, confirmatory assignments, supplements, additional security agreements, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, reports and other assurances or instruments. If an Event of Default has occurred and is continuing, Collateral Agent may institute and maintain, in its own name or in the name of any Pledgor, such suits and proceedings as Collateral Agent deems necessary or expedient to prevent any impairment of the security interest in or the perfection thereof in the Security Agreement Collateral. All of the foregoing shall be at the sole cost and expense of the Pledgors.

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(d) For the avoidance of doubt, the Pledgors and Collateral Agent acknowledge that this Agreement is intended to grant to Collateral Agent, for the benefit of the Secured Parties, a security interest in and continuing Lien on the Security Agreement Collateral, and does not constitute a present assignment of ownership rights, a transfer of ownership or title to any Security Agreement Collateral, except as otherwise provided herein following the occurrence and during the continuance of an Event of Default. Unless an Event of Default shall have occurred and be continuing, Collateral Agent agrees from time to time to deliver, upon written request of any Pledgor and at such Pledgor’s sole cost and expense (including reasonable expenses of counsel to, among other things, review the effect thereof on Collateral Agent’s security interest granted hereunder), any and all instruments, certificates or other documents, in a form reasonably requested by such Pledgor, necessary or appropriate in the reasonable judgment of such Pledgor to enable such Pledgor to continue to exploit, license, use and protect the Security Agreement Collateral in accordance with the terms hereof and of the Credit Agreement.
ARTICLE IV
Representations, Warranties and Covenants
Each Pledgor represents, warrants and covenants as follows:
SECTION 4.01. Title. Except for the security interest granted to Collateral Agent for its benefit and for the benefit of the Secured Parties pursuant to this Agreement and Permitted Liens, such Pledgor owns the rights in each item of Security Agreement Collateral pledged by it hereunder, and with regard to each item of Security Agreement Collateral now existing or hereafter acquired, will continue to own or have such rights, in each case free and clear of any and all Liens or claims of others. No effective financing statement or other public notice with respect to all or any part of the Security Agreement Collateral is on file or of record in any public office, except such as have been filed in favor of Collateral Agent pursuant to this Agreement, are permitted by the Credit Agreement, or for which proper termination statements or other release documentation have been (or, in the case of financing statements or other public notices filed in connection with the Existing Credit Agreement, will be) delivered to Collateral Agent for filing. No person other than Collateral Agent has control or possession of all or any part of the Security Agreement Collateral, except as permitted hereby or by the Credit Agreement.
SECTION 4.02. Organization; Authority; Enforceability. Such Pledgor (a) is duly organized or incorporated and validly existing under the laws of the jurisdiction of its organization or incorporation, (b) has all requisite power and authority enter into this Agreement and to carry out the obligations hereunder, and (c) has duly executed and delivered this Agreement. This Agreement and each other document, statement, or instrument relating hereto, when executed and delivered by such Pledgor, will constitute, a legal, valid and binding obligation of such Pledgor, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
SECTION 4.03. Authorizations and Approvals. No authorization, approval or other action by, and no notice to or filing with, any Governmental Authority is required for either (i) the pledge or grant by such Pledgor of the Liens purported to be created in favor of Collateral Agent hereunder, or (ii) the exercise by Collateral Agent of any rights or remedies in respect of any Security Agreement Collateral, in each case except for the filings and registrations contemplated under the Security Documents and as may be required in connection with the disposition of any Securities Collateral (by laws generally affecting the offering and sale of securities) or by laws pertaining to Intellectual Property.

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SECTION 4.04. Reserved.
SECTION 4.05. Limitation on Liens. Such Pledgor shall, at its own cost and expense, defend title to the Security Agreement Collateral pledged by it hereunder and the security interest therein and Lien thereon granted to Collateral Agent and the priority thereof against all claims and demands of all persons, at its own cost and expense, at any time claiming (except to the extent related to a Permitted Lien) any interest therein adverse to Collateral Agent or any other Secured Party.
SECTION 4.06. Other Financing Statements. So long as any of the Secured Obligations remain unpaid, or the Commitments of the Lenders to make any Loan or to issue any Credit Agreement L/Cs shall not have expired or been sooner terminated, such Pledgor shall not execute, authorize or permit to be filed in any public office any financing statement (or similar statement or instrument of registration under the law of any jurisdiction) or statements relating to any Security Agreement Collateral, except, in each case, financing statements filed or to be filed in respect of and covering the security interests granted by such Pledgor to the holder of Permitted Liens.
SECTION 4.07. Chief Executive Office; Change of Name; Jurisdiction of Organization.
(a) Such Pledgor’s exact legal name, type and jurisdiction of organization or incorporation, federal taxpayer and organizational identification numbers of such Pledgor (if applicable) is set forth in the Perfection Certificate, and its chief executive office is set forth in the Perfection Certificate. Such Pledgor shall not (a) change its corporate name, (b) change its identity or type of organization or corporate structure, or (c) change its federal taxpayer identification number or organizational identification number (including by merging with or into any other entity, reorganizing, dissolving, liquidating, reincorporating or incorporating in any other jurisdiction) unless (A) it shall have given Collateral Agent not less than 30 days’ prior written notice of its intention so to do, clearly describing such change and providing such other information in connection therewith as Collateral Agent may request, and (B) with respect to such change, such Pledgor shall have taken all action that Collateral Agent deems necessary or desirable to maintain the perfection and priority of the security interest of Collateral Agent for the benefit of the Secured Parties in the Security Agreement Collateral intended to be granted hereby. Each Pledgor agrees to promptly provide Collateral Agent with certified organizational documents reflecting any of the changes described in the preceding sentence.
(b) Such Pledgor agrees to maintain, at its own cost and expense, such complete and accurate records with respect to the Security Agreement Collateral owned by it as is consistent with its current practices and in accordance with such prudent and standard practices used in industries that are the same as or similar to those in which such Pledgor is engaged, but in any event to include complete accounting records as required by the Credit Agreement, and, at such time or times as Collateral Agent may request, promptly to prepare and deliver to Collateral Agent a duly certified schedule or schedules in form and detail satisfactory to Collateral Agent showing in summary form the identity, amount and location of any and all Security Agreement Collateral (except Security Agreement Collateral in the possession or control of Collateral Agent).

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(c) Contemporaneously with the delivery of financial statements in accordance with Section 5.01(a) or (b) of the Credit Agreement, the Pledgors shall notify Collateral Agent in writing (certified by an officer of the applicable Pledgor) of each location where Security Agreement Collateral is maintained, which notification may take the form of supplementing or restating prior notifications.
SECTION 4.08. Certain Provisions Concerning Securities Collateral.
(a) Such Pledgor has delivered to Collateral Agent true, correct and complete copies of the Operative Agreements, which are in full force and effect and have not as of the date hereof been amended or modified except as permitted by the Credit Agreement. Such Pledgor shall deliver to Collateral Agent a copy of any notice of default given or received by it under any Operative Agreement within ten days after such Pledgor gives or receives such notice.
(b) Such Pledgor is not in default in the payment of any portion of any mandatory capital contribution, if any, required to be made under any agreement to which such Pledgor is a party relating to the Pledged Equity Interests pledged by it, and such Pledgor is not in violation of any other provisions of any such agreement to which such Pledgor is a party, or otherwise in default or violation thereunder, except where such default or noncompliance, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect. No Securities Collateral pledged by such Pledgor is subject to any defense, offset or counterclaim, nor have any of the foregoing been asserted or alleged against such Pledgor by any person with respect thereto, and as of the date hereof, there are no certificates, instruments, documents or other writings (other than the Operative Agreements and certificates, if any, delivered to Collateral Agent) that evidence any Pledged Equity Interests of such Pledgor.
(c) So long as no Event of Default shall have occurred and be continuing (and Borrower or such Pledgor has not received written notice relating to such Event of Default from Collateral Agent):
(i) Such Pledgor shall be entitled to exercise any and all voting and other consensual rights pertaining to the Securities Collateral or any part thereof for any purpose not inconsistent with the terms or purposes hereof, the Credit Agreement, or any other Loan Document evidencing the Secured Obligations; provided that, such Pledgor shall not in any event exercise such rights in any manner that would reasonably be expected to have a material adverse effect on the value of the Security Agreement Collateral or the Lien and security interest intended to be granted to Collateral Agent hereunder;
(ii) Such Pledgor shall be entitled to receive and retain, and to utilize free and clear of the Lien hereof, any and all Distributions, but only if and to the extent made in accordance with the provisions of the Credit Agreement; provided that, any and all such Distributions consisting of rights or interests in the form of certificated securities shall be delivered to Collateral Agent to hold as Security Agreement Collateral and shall, if received by such Pledgor, be received in trust for the benefit of Collateral Agent, be segregated from the other property or funds of such Pledgor and be delivered to Collateral Agent as Security Agreement Collateral in the same form as so received (with any necessary endorsement), in each case as and when required pursuant to Article III hereof; and

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(iii) Without further action or formality, Collateral Agent shall be deemed to have granted to such Pledgor all necessary consents relating to voting rights and shall, if necessary, upon written request of such Pledgor and at the sole cost and expense of the Pledgors, from time to time execute and deliver (or cause to be executed and delivered) to such Pledgor all such instruments as such Pledgor may reasonably request to permit such Pledgor to exercise the voting and other rights that it is entitled to exercise pursuant to Section 4.08(c)(i) and to receive the Distributions that it is authorized to receive and retain pursuant to Section 4.08(c)(ii).
(d) Upon the occurrence and during the continuance of any Event of Default (and once Borrower or any Pledgor has received written notice relating to such Event of Default from Collateral Agent):
(i) All rights of such Pledgor to exercise the voting and other consensual rights it would otherwise be entitled to exercise pursuant to Section 4.08(c)(i) without any action or the giving of any notice shall cease, and all such rights shall thereupon become vested in Collateral Agent, which shall thereupon have the sole right to exercise such voting and other consensual rights; and
(ii) All rights of such Pledgor to receive Distributions that it would otherwise be authorized to receive and retain pursuant to Section 4.08(c)(ii) shall cease and all such rights shall thereupon become vested in Collateral Agent, who shall thereupon have the sole right to receive and hold as Security Agreement Collateral such Distributions;
provided that, the rights described in clauses (i) and (ii) above shall revert back to such Pledgor following the cure or waiver of such Event of Default.
(e) Such Pledgor shall, at its sole cost and expense, from time to time execute and deliver to Collateral Agent appropriate instruments as Collateral Agent may request to permit Collateral Agent to exercise the voting and other rights that it may be entitled to exercise pursuant to Section 4.08(d)(i) and to receive all Distributions that it may be entitled to receive under Section 4.08(d)(ii).
(f) All Distributions that are received by such Pledgor contrary to the provisions of Section 4.08(d)(ii) shall be received in trust for the benefit of Collateral Agent, shall be segregated from other funds of such Pledgor and shall promptly be paid over to Collateral Agent as Security Agreement Collateral in the same form as so received (with any necessary endorsement).
SECTION 4.09. Certain Provisions Concerning Intellectual Property.
(a) Such Pledgor agrees that it will not, nor will it knowingly permit or authorize any of its licensees to, do any act, or omit to do any act, whereby any issued Patent may become invalidated, dedicated to the public, or unenforceable, and agrees that it shall continue to mark any products covered by a Patent with the relevant Patent Number or indication that such product is subject to a pending Patent application as necessary and sufficient to establish and preserve its maximum rights under applicable patent laws, except where the failure to so mark would not be reasonably likely to result in a Material Adverse Effect.

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(b) Such Pledgor (either itself or through its licensees or its sublicensees) will, for each material Trademark, (i) maintain such Trademark in full force free from any claim of abandonment or invalidity for nonuse, (ii) not materially diminish the value of such Trademark or the goodwill associated therewith, (iii) display such Trademark with notice of federal or foreign registration to the extent necessary and sufficient to establish and preserve its maximum rights under applicable law, except where the failure to display with such notice would not be reasonably likely to result in a Material Adverse Effect, and (iv) not knowingly use or knowingly permit the use of such Trademark in violation of any third party rights.
(c) Such Pledgor (either itself or through licensees) will, for each work covered by a material Copyright, continue to publish, reproduce, display, adopt and distribute the work with appropriate copyright notice as necessary and sufficient to establish and preserve its maximum rights under applicable copyright laws, except where the failure to include notice would not be reasonably likely to result in a Material Adverse Effect.
(d) Such Pledgor shall notify Collateral Agent promptly if it knows or has reason to know that any Intellectual Property material to such Pledgor’s business (whether individually or in the aggregate) may become, or knows of circumstances that would cause any such Intellectual Property to become: (i) abandoned, lost or dedicated to the public; (ii) invalid or unenforceable; or (iii) subject to any adverse determination or development regarding such Pledgor’s ownership of any Intellectual Property, its right to register the same, or to keep and maintain the same.
(e) Such Pledgor will take all reasonable steps in the United States Patent and Trademark Office, United States Copyright Office or any office or agency in any political subdivision of the United States, Canada or in any other country, to maintain and pursue each application relating to the Intellectual Property (and to obtain the relevant grant or registration) and to maintain each issued Patent and each registration of the Trademarks and Copyrights, including timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees, and to initiate opposition, interference and cancellation proceedings against third parties, in each case where necessary for the operation of such Pledgor’s business as presently conducted and as contemplated by the Credit Agreement.
(f) In the event that such Pledgor knows that any Security Agreement Collateral consisting of Intellectual Property material to the conduct of such Pledgor’s business has been or is about to be infringed, misappropriated or diluted by a third party, such Pledgor promptly shall notify Collateral Agent and shall promptly sue for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, or take such other actions as are appropriate under the circumstances to protect such Security Agreement Collateral, except where the failure to so notify or take such actions would not be reasonably likely to result in a Material Adverse Effect
(g) Upon the occurrence and during the continuance of an Event of Default, such Pledgor shall use its commercially reasonable efforts to obtain all requisite consents or approvals by the licensor of each License to effect the assignment of all of such Pledgor’s right, title and interest thereunder to the Security Agreement Collateral Agent or its designee.
(h) Solely for the purpose of enabling Collateral Agent to exercise its rights and remedies upon the occurrence of an Event of Default, such Pledgor hereby grants to Collateral Agent, to the extent assignable, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to such Pledgor) to use, license or sublicense any of the Intellectual Property now owned or hereafter acquired by such Pledgor, wherever the same may be located, including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

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(i) It shall contemporaneously with the delivery of financial statements in accordance with Section 5.01(a) or (b) of the Credit Agreement report to Collateral Agent (i) the filing of any application to register any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office, or any state registry or foreign counterpart of the foregoing (whether such application is filed by such Pledgor or through any agent, employee, licensee, or designee thereof); and (ii) the registration of any Intellectual Property by any such office.
(j) It shall, promptly upon the reasonable request of Collateral Agent, execute and deliver to Collateral Agent any document required to acknowledge, confirm, register, record, or perfect Collateral Agent’s security interest granted hereunder in any part of the Intellectual Property, whether now owned or hereafter acquired.
(k) Except with the prior consent of Collateral Agent or as permitted under the Credit Agreement, such Pledgor shall not execute any financing statement or other document or instrument, and there will not be on file in any public office any effective financing statement or other document or instruments, except financing statements or other documents or instruments filed or to be filed in favor of Collateral Agent or in respect of Permitted Liens, and such Pledgor shall not sell, assign, transfer, license, grant any option in, or create any Lien, claim, security interest or other encumbrance on or with respect to the Intellectual Property, or suffer to exist any effective Lien, claim, security interest or other encumbrance on or with respect to the Intellectual Property, except for the security interest created by and under this Security Agreement and Permitted Liens as otherwise permitted by the Credit Agreement.
(1) It shall hereafter use commercially reasonable efforts so as not to permit the inclusion in any contract to which it hereafter becomes a party of any provision that would materially impair or prevent the creation of a security interest in, or the assignment of, such Pledgor’s rights and interests in any property included within the definitions of any Intellectual Property acquired under such contracts.
SECTION 4.10. Inspection and Verification. Collateral Agent or any representative designated by Collateral Agent shall have the same access and inspection rights as granted to the Administrative Agent by the Companies pursuant to Section 5.07 of the Credit Agreement; provided that, upon the occurrence and during the continuance of an Event of Default, Collateral Agent and its representatives shall at all times have the right to enter any premises of such Pledgor and inspect any property of such Pledgor where any of the Security Agreement Collateral of such Pledgor is located for the purpose of inspecting the same, observing its use, protecting its interests therein, or otherwise exercising the remedies provided under Article V. For the avoidance of doubt, in respect of Accounts or Security Agreement Collateral in the possession of any third person, upon the occurrence and during the continuance of an Event of Default, Collateral Agent or any designated representative shall have the right to contact such account debtors or third persons in possession of such Security Agreement Collateral for verification purposes. Collateral Agent shall have the absolute right to share any information it gains from such inspection or verification with any other Secured Party.

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SECTION 4.11. Payment of Taxes; Contesting Liens; Claims. Such Pledgor represents and warrants that all Charges imposed on or assessed against the Security Agreement Collateral have been paid and discharged except to the extent such Charges (a) constitute a Permitted Lien or a Lien not yet due and payable or (b) are being contested in good faith by appropriate proceedings and for which such Pledgor shall have set aside on its books adequate reserves in accordance with GAAP. Notwithstanding the foregoing, such Pledgor may at its own expense contest the validity, amount or applicability of any Charges so long as the contest thereof shall satisfy the Contested Collateral Lien Conditions. Notwithstanding the foregoing provisions of this Section 4.11, no contest of any such obligation may be pursued by such Pledgor if such contest would expose Collateral Agent or any other Secured Party to any possible criminal liability.
SECTION 4.12. Transfers and Other Liens. Such Pledgor shall not sell, convey, assign or otherwise dispose of, or grant any option with respect to, any of the Security Agreement Collateral pledged by it hereunder except as permitted by the Credit Agreement. Such Pledgor shall not make or permit to be made an assignment for security, pledge or hypothecation of the Security Agreement Collateral or shall grant any other Lien in respect of the Security Agreement Collateral, except as permitted by Section 6.02 of the Credit Agreement.
SECTION 4.13. Insurance. Such Pledgor, at its own expense, shall maintain or cause to be maintained, insurance covering physical loss or damage to the Inventory and Equipment in accordance with Section 5.04 of the Credit Agreement. Such Pledgor irrevocably makes, constitutes and appoints Collateral Agent (and all officers, employees or agents designated by Collateral Agent) as such Pledgor’s true and lawful agent (and attorney-in-fact) for the purposes, during the continuance of an Event of Default, of making, settling and adjusting claims in respect of Security Agreement Collateral under policies of insurance, endorsing the name of such Pledgor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. In the event that such Pledgor at any time or times fails to obtain or maintain any of the policies of insurance required hereby or to pay any premium in whole or in part relating thereto, Collateral Agent may, without waiving or releasing any obligation or liability of any Pledgor hereunder or any Event of Default, in its sole discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as Collateral Agent deems advisable. All sums disbursed by Collateral Agent in connection with this Section 4.13, including reasonable attorneys’ fees, court costs, expenses and other charges relating thereto, shall be payable, upon demand, by the Pledgors to Collateral Agent and shall be additional Secured Obligations.
ARTICLE V
Remedies
SECTION 5.01. Remedies. Upon the occurrence and during the continuance of any Event of Default, Collateral Agent may from time to time exercise in respect of the Security Agreement Collateral, in addition to the other rights and remedies provided for herein or otherwise available to it:
(a) Personally, or by agents or attorneys, immediately take possession of the Security Agreement Collateral or any part thereof, from any Pledgor or any other person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter on any Pledgor’s premises where any of the Security Agreement Collateral is located, remove such Security Agreement Collateral, remain present at such premises to receive copies of all communications and remittances relating to the Security Agreement Collateral and use in connection with such removal and possession any and all services, supplies, aids and other facilities of any Pledgor;

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(b) Demand, sue for, collect or receive any money or property at any time payable or receivable in respect of the Security Agreement Collateral including instructing the obligor or obligors on any agreement, instrument or other obligation constituting part of the Security Agreement Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to Collateral Agent, and in connection with any of the foregoing, compromise, settle, extend the time for payment and make other modifications with respect thereto; provided that, in the event that any such payments are made directly to any Pledgor, prior to receipt by any such obligor of such instruction, such Pledgor shall segregate all amounts received pursuant thereto in trust for the benefit of Collateral Agent and shall promptly (but in no event later than one Business Day after receipt thereof) pay such amounts into the Collateral Account;
(c) Sell, assign, grant a license to use or otherwise liquidate, or direct any Pledgor to sell, assign, grant a license to use or otherwise liquidate, any and all investments made in whole or in part with the Security Agreement Collateral or any part thereof, and take possession of the proceeds of any such sale, assignment, license or liquidation;
(d) Take possession of the Security Agreement Collateral or any part thereof by directing any Pledgor in writing to deliver the same to Collateral Agent at any place or places so designated by Collateral Agent, in which event such Pledgor shall at its own expense: (i) forthwith cause the same to be moved to the place or places designated by Collateral Agent and there delivered to Collateral Agent, (ii) store and keep any Security Agreement Collateral so delivered to Collateral Agent at such place or places pending further action by Collateral Agent and (iii) while the Security Agreement Collateral shall be so stored and kept, provide such security and maintenance services as shall be necessary to protect the same and to preserve and maintain them in good condition. Each Pledgor’s obligation to deliver the Security Agreement Collateral as contemplated in this Section 5.01(d) is of the essence hereof. Upon application to a court of equity having jurisdiction, Collateral Agent shall be entitled to a decree requiring specific performance by any Pledgor of such obligation;
(e) Withdraw all moneys, instruments, securities and other property in any bank, financial securities, deposit or other account of any Pledgor constituting Security Agreement Collateral for application to the Secured Obligations as provided in Article IX of the Credit Agreement;
(f) Retain and apply the Distributions to the Secured Obligations as provided in the Credit Agreement;
(g) Exercise any and all rights as beneficial and legal owner of the Security Agreement Collateral, including perfecting assignment of and exercising any and all voting, consensual and other rights and powers with respect to any Security Agreement Collateral; and

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(h) All the rights and remedies of a secured party on default under the UCC, and Collateral Agent may also in its sole discretion, without notice except as specified in Section 5.02, sell, assign or grant a license to use the Security Agreement Collateral or any part thereof in one or more parcels at public or private sale, at any exchange, broker’s board or at any of Collateral Agent’s offices or elsewhere, for cash, on credit or for future delivery, and at such price or prices and on such other terms as Collateral Agent deems commercially reasonable. Collateral Agent or any other Secured Party or any of their respective Affiliates may be the purchaser, licensee, assignee or recipient of any or all of the Security Agreement Collateral at any such sale and shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Security Agreement Collateral sold, assigned or licensed at such sale, to use and apply any of the Secured Obligations owed to such person as a credit on account of the purchase price of any Security Agreement Collateral payable by such person at such sale. Each purchaser, assignee, licensee or recipient at any such sale shall acquire the property sold, assigned or licensed absolutely free from any claim or right on the part of any Pledgor, and each Pledgor hereby waives, to the fullest extent permitted by law, all rights of redemption, stay and appraisal that it now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted. Collateral Agent shall not be obligated to make any sale of Security Agreement Collateral regardless of notice of sale having been given. Collateral Agent may adjourn any public or private sale from time to time by announcement at the time and place fixed therefor, and such sale may, without further notice, be made at the time and place to which it was so adjourned. Each Pledgor hereby waives, to the fullest extent permitted by law, any claims against Collateral Agent arising by reason of the fact that the price at which any Security Agreement Collateral may have been sold, assigned or licensed at such a private sale was less than the price that might have been obtained at a public sale, even if Collateral Agent accepts the first offer received and does not offer such Security Agreement Collateral to more than one offeree.
(i) Upon the written demand of Collateral Agent, each Pledgor shall execute and deliver to Collateral Agent an assignment or assignments of the registered Intellectual Property and such other documents as are necessary or appropriate to carry out the intent and purposes hereof.
SECTION 5.02. Notice of Sale. Each Pledgor acknowledges and agrees that, to the extent notice of sale shall be required by law, ten days’ notice to such Pledgor of the time and place of any public sale or of the time after which any private sale or other intended disposition is to take place shall be commercially reasonable notification of such matters. No notification need be given to any Pledgor if it has signed, during the occurrence of an Event of Default, a statement renouncing or modifying any right to notification of sale or other intended disposition.
SECTION 5.03. Waiver of Notice and Claims. Each Pledgor hereby waives, to the fullest extent permitted by applicable law, notice or judicial hearing in connection with Collateral Agent’s taking possession or Collateral Agent’s disposition of any of the Security Agreement Collateral, including any and all prior notice and hearing for any prejudgment remedy or remedies and any such right that such Pledgor would otherwise have under law, and each Pledgor hereby further waives, to the fullest extent permitted by applicable law: (a) all damages occasioned by such taking of possession, (b) all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of Collateral Agent’s rights hereunder and (c) all rights of redemption, appraisal, valuation, stay, extension and moratorium now or hereafter in force under any applicable law. Collateral Agent shall not be liable for any incorrect or improper payment made pursuant to this Article V in the absence of gross negligence or willful misconduct. Any sale of, or the grant of options to purchase, or any other realization on, any Security Agreement Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the applicable Pledgor therein and thereto, and shall be a perpetual bar both at law and in equity against such Pledgor and against any and all persons claiming or attempting to claim the Security Agreement Collateral so sold, optioned or realized on, or any part thereof, from, through or under such Pledgor.

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SECTION 5.04. Certain Sales of Security Agreement Collateral. Each Pledgor recognizes that, by reason of certain prohibitions contained in the Securities Act, and applicable state securities laws, Collateral Agent may be compelled, with respect to any sale of all or any part of the Securities Collateral, to limit purchasers to persons who will agree, among other things, to acquire such Securities Collateral for their own account, for investment and not with a view to the distribution or resale thereof. Each Pledgor acknowledges that any such private sales may be at prices and on terms less favorable to Collateral Agent than those obtainable through a public sale without such restrictions (including a public offering made pursuant to a registration statement under the Securities Act), and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner and that Collateral Agent shall have no obligation to engage in public sales and no obligation to delay the sale of any Securities Collateral for the period of time necessary to permit the issuer thereof to register it for a form of public sale requiring registration under the Securities Act or under applicable state securities laws, even if such issuer would agree to do so.
SECTION 5.05. No Waiver; Cumulative Remedies.
(a) No failure on the part of Collateral Agent to exercise, no course of dealing with respect to, and no delay on the part of Collateral Agent in exercising, any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy; nor shall Collateral Agent be required to look first to, enforce or exhaust any other security, collateral or guarantees. The remedies herein provided are cumulative and are not exclusive of any remedies provided by law.
(b) In the event that Collateral Agent shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to Collateral Agent, then and in every such case, the Pledgors, Collateral Agent and each other Secured Party shall be restored to their respective former positions and rights hereunder with respect to the Security Agreement Collateral, and all rights, remedies and powers of Collateral Agent and the other Secured Parties shall continue as if no such proceeding had been instituted.

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ARTICLE VI
Obligations Absolute; Waivers
SECTION 6.01. Liability of the pledgors Absolute. Each Pledgor agrees that its obligations hereunder are irrevocable, absolute, independent, unconditional, and shall not be affected by any circumstance that constitutes a legal or equitable discharge of a pledgor or surety, except for payment in full of the Secured Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Pledgor agrees as follows:
(a) the obligations of each Pledgor hereunder are independent of the obligations of each other Pledgor and each guarantor of the obligations of the Loan Parties, and separate actions may be brought and prosecuted against such Pledgor whether or not any action is brought against any other Pledgor or guarantor, and whether or not such other Pledgor or guarantor is joined in any such actions;
(b) payment by any Loan Party of a portion of the Secured Obligations shall in no way limit, affect, modify or abridge such Pledgor’s grant hereunder securing any portion of the Secured Obligations that has not been paid. By way of example and without limiting the generality of the foregoing, if Collateral Agent is awarded a judgment in any suit brought to enforce any Loan Party’s covenant to pay a portion of the Secured Obligations, such judgment shall not be deemed to release such Pledgor from its grant hereunder securing the portion of the Secured Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Pledgor, limit, affect, modify or abridge any other Pledgor’s grant hereunder securing the Secured Obligations;
(c) upon such terms as Collateral Agent deems appropriate, without obligation to give notice or demand, without affecting the validity or enforceability hereof, and without giving rise to any reduction, limitation, impairment, discharge or termination of the security interests granted hereunder or such Pledgor’s liability hereunder, Collateral Agent may, from time to time, (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place and manner or terms of payment of any of the Secured Obligations in accordance with the terms of the other Loan Documents; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, any of the Secured Obligations or any agreement relating thereto, or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other pledges as security for any of the Secured Obligations, and take and hold security for the payment hereof or any of the Secured Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of any of the Secured Obligations, any guarantees of any of the Secured Obligations, or any other obligation of any person (including any other Pledgor) with respect to any of the Secured Obligations; (v) enforce and apply any security now or hereafter held by it in respect hereof or any of the Secured Obligations, and direct the order or manner of sale thereof, or exercise any other right or remedy that it may have against any such security, including foreclosure on any such security in accordance with one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is economically reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Pledgor against any other Loan Party, or any security for any of the Secured Obligations; and (vi) exercise any other rights available to it under the Loan Documents; and
(d) this Agreement and such Pledgor’s obligations hereunder shall be valid and enforceable, and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of all the Secured Obligations), including the occurrence of any of the following (whether or not such Pledgor shall have had notice or knowledge of any of them): (i) any failure or omission to assert or enforce, any agreement or election not to assert or enforce, or any stay or enjoining by order of any court, by operation of law or otherwise, of the exercise or enforcement of any claim or demand, or any right, power or remedy (whether arising under the Loan Documents, at law, in equity, or otherwise) with respect to the Secured Obligations or any agreement related thereto, or with respect to any other guarantee of or security for the payment of the Secured Obligations;

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(ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Loan Documents, any agreement or instrument executed pursuant thereto, or any guarantee or other security for the Secured Obligations or any agreement relating thereto at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received form any source (other than payments received pursuant to the other Loan Documents or from the proceeds of any security for the Secured Obligations, except to the extent such security also serves as collateral for Indebtedness other than the Secured Obligations); (v) consent of Collateral Agent or any other Secured Party to the change, reorganization or termination of the corporate structure or existence of any Loan Party or any Subsidiary thereof, and to any corresponding restructuring of the Secured Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral that secures any of the Secured Obligations; (vii) any defenses, set-offs or counterclaims that any Loan Party may allege or assert against Collateral Agent or any other Secured Party in respect of the Secured Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction, and usury; and (viii) any other act, thing or omission, or delay to do any other act or thing, that in any manner and to any extent may vary such Pledgor’s risk as a grantor of security securing the Secured Obligations.
SECTION 6.02. General Waivers. Each Pledgor hereby waives, for the benefit of Collateral Agent and the Secured Parties: (a) all rights to require Collateral Agent or any other Secured Party, as a condition to exercising Collateral Agent’s rights hereunder against the Security Agreement Collateral, to (i) proceed against any other Loan Party, any other pledgor (including any other Pledgor) of security securing any of the Secured Obligations, or any other person, (ii) proceed against or exhaust any security held from any other Loan Party, any such other pledgor or any other person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of Collateral Agent or any other Secured Party in favor of any other Loan Party or any other person, or (iv) pursue any other remedy whatsoever in the capacity of secured party; (b) any defense arising by reason of incapacity, lack of authority, or any disability or other defenses of any other Loan Party, including any defense based on or arising from the lack of validity or enforceability of any of the Secured Obligations or any agreement or instrument relating thereto, or by reason of the cessation of the liability of any other Loan Party from any cause other than the payment in full of all the Secured Obligations; (c) any defense based on any statute or rule of law that provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based on errors or omissions by Collateral Agent or any other Secured Party in the administration of any of the Secured Obligations, except behavior that amounts to bad faith, gross negligence or willful misconduct; (e) any principles or provisions of law, statutory or otherwise, that are or may be in conflict with the terms hereof, and any legal or equitable discharge of such Pledgor’s obligations hereunder; (f) the benefit of any statute of limitations affecting such Pledgor’s counterclaims; (g) promptness, diligence and any requirement that Collateral Agent or any other Secured Party protect, secure, perfect or insure any security interest or Lien or any property subject thereto; (h) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, notices of any renewal, extension or modification of any of the Secured Obligations or any agreement related thereto, notices of any extension of credit to any other Loan party and notices of any of the matters referred to in Section 6.01, and any right to consent to any thereof; and (i) any defenses or benefits that may be derived from or afforded by law that limit the liability of or exonerate pledgors or sureties, or that may conflict with the terms hereof.

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SECTION 6.03. California Waivers. For purposes of this Section 6.03 only, references to the “principal” include each Loan Party and references to the “creditor” include each Secured Party. In accordance with Section 2856 of the California Civil Code, each Pledgor waives all rights and defenses (i) available to such Pledgor by reason of Sections 2787 through 2855, 2899, and 3433 of the California Civil Code, including all rights or defenses such Pledgor may have by reason of protection afforded to the principal with respect to any of the Secured Obligations, or to any other person liable for any of the Secured Obligations, in either case in accordance with the antideficiency or other laws of the State of California limiting or discharging the principal’s Indebtedness or such person’s obligations, including Sections 580a, 580b, 580d and 726 of the California Code of Civil Procedure; and (ii) arising out of an election of remedies by the creditor, even though such election, such as a nonjudicial foreclosure with respect to security for any Secured Obligation (or any obligation of any other person of any of the Secured Obligations), has destroyed such Pledgor’s right of subrogation and reimbursement against the principal (or such other person), by operation of Section 580d of the California Code of Civil Procedure or otherwise. No other provision of this Agreement shall be construed as limiting the generality of any of the covenants and waivers set forth in this Section 6.03. As provided below, this Agreement shall be governed by, and shall be construed and enforced in accordance with the laws of the State of New York. This Section 6.03 is included solely out of an abundance of caution, and shall not be construed to mean that any of the above-referenced provisions of California law are in any way applicable to this Agreement or to any of the Secured Obligations.
ARTICLE VII
Miscellaneous
SECTION 7.01. Concerning Collateral Agent.
(a) Collateral Agent has been appointed as Collateral Agent pursuant to Article X of the Credit Agreement. The actions of Collateral Agent hereunder are subject to the provisions of the Credit Agreement. Collateral Agent shall have the right hereunder to make demands, to give notices, to exercise or refrain from exercising any rights, and to take or refrain from taking action (including the release or substitution of the Security Agreement Collateral), in accordance with this Agreement and the Credit Agreement. Collateral Agent may employ agents and attorneys-in-fact in connection herewith. Collateral Agent may resign and a successor Collateral Agent may be appointed in the manner provided in the Credit Agreement. Upon the acceptance of any appointment as Collateral Agent by a successor Collateral Agent, that successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Collateral Agent under this Agreement, and the retiring Collateral Agent shall thereupon be discharged from its duties and obligations under this Agreement. After any retiring Collateral Agent’s resignation, the provisions hereof shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement while it was Collateral Agent.
(b) Collateral Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Security Agreement Collateral in its possession if such Security Agreement Collateral is accorded treatment substantially equivalent to that which Collateral Agent, in its individual capacity, accords its own property consisting of similar instruments or interests, it being understood that neither Collateral Agent nor any of the Secured Parties shall have responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relating to any Securities Collateral, whether or not Collateral Agent or any other Secured Party has or is deemed to have knowledge of such matters, or (ii) taking any necessary steps to preserve rights against any person with respect to any Security Agreement Collateral.

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(c) Collateral Agent shall be entitled to rely on any written notice, statement, certificate, order or other document or any telephone message believed by it to be genuine and correct and to have been signed, sent or made by the proper person, and, with respect to all matters pertaining to this Agreement and its duties hereunder, on advice of counsel selected by it.
(d) With respect to any of its rights and obligations as a Lender, Collateral Agent shall have and may exercise the same rights and powers hereunder. The term “Lenders,” “Lender” or any similar terms shall, unless the context clearly otherwise indicates, include Collateral Agent in its individual capacity as a Lender. Collateral Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with such Pledgor or any Affiliate of such Pledgor to the same extent as if Collateral Agent were not acting as Collateral Agent.
(e) If any item of Security Agreement Collateral also constitutes collateral granted to Collateral Agent under any other security agreement, pledge or instrument of any type, in the event of any conflict between the provisions hereof and the provisions of such other deed of trust, mortgage, security agreement, pledge or instrument of any type in respect of such collateral, Collateral Agent, in its sole discretion, shall select which provision or provisions shall control.
SECTION 7.02. Collateral Agent May Perform; Collateral Agent Appointed Attorney-in-Fact. If an Event of Default shall have occurred and be continuing, Collateral Agent may (but shall not be obligated to) remedy or cause to be remedied any such breach, and may expend funds for such purpose; provided that, Collateral Agent shall in no event be bound to inquire into the validity of any tax, lien, imposition or other obligation that such Pledgor fails to pay or perform as and when required hereby and that such Pledgor does not contest in accordance with the provision of Section 6.02 of the Credit Agreement. Any and all amounts so expended by Collateral Agent shall be paid by the Pledgors in accordance with the provisions of Section 7.03. Neither the provisions of this Section 7.02 nor any action taken by Collateral Agent pursuant to the provisions of this Section 7.02 shall prevent any such failure by any Pledgor to observe any covenant contained in this Agreement nor any breach of warranty from constituting an Event of Default. Each Pledgor hereby appoints Collateral Agent its attorney-in-fact, with full authority in the place and stead of such Pledgor and in the name of such Pledgor, or otherwise, from time to time during the continuance of an Event of Default in Collateral Agent’s discretion to take any action and to execute any instrument consistent with the terms hereof and the other Loan Documents that Collateral Agent may deem necessary or advisable to accomplish the purposes hereof. The foregoing grant of authority is an irrevocable power of attorney coupled with an interest and such appointment shall be irrevocable for the term hereof. Each Pledgor hereby ratifies all that such attorney shall lawfully do or cause to be done by virtue hereof.

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SECTION 7.03. Expenses. Each Pledgor will promptly pay to Collateral Agent the amount of any and all costs and expenses, including the reasonable fees and expenses of its counsel and the fees and expenses of any experts and agents, that Collateral Agent may incur in connection with this Agreement, including all costs and expenses relating to (a) any and all filings and other actions taken to ensure the attachment, perfection and priority of, and the ability of Collateral Agent to enforce, Collateral Agent’s security interest in the Security Agreement Collateral; (b) any action, suit or other proceeding affecting the Security Agreement Collateral or any part thereof commenced, in which action, suit or proceeding Collateral Agent is made a party or participates or in which the right to use the Security Agreement Collateral or any part thereof is threatened, or in which it becomes necessary in the judgment of Collateral Agent to defend or uphold the Lien hereof (including any action, suit or proceeding to establish or uphold the compliance of the Security Agreement Collateral with any requirements of any Governmental Authority or law); (c) the collection of the Secured Obligations; (d) the enforcement and administration hereof; (e) the custody or preservation of, or the sale of, collection from, or other realization on, any of the Security Agreement Collateral; (f) the exercise or enforcement of any of the rights of Collateral Agent or any Secured Party hereunder; or (g) the failure by any Pledgor to perform or observe any of the provisions hereof. All amounts expended by Collateral Agent and payable by any Pledgor under this Section 7.03 shall be due upon demand therefor (together with interest thereon accruing at the default rate during the period from and including the date on which such funds were so expended to the date of repayment) and shall be part of the Secured Obligations. Each Pledgor’s obligations under this Section 7.03 shall survive the termination hereof and the discharge of such Pledgor’s other obligations under this Agreement, the Credit Agreement and the other Loan Documents.
SECTION 7.04. Indemnity.
(a) Indemnity. Each Pledgor agrees to indemnify, defend and hold harmless Collateral Agent and each of the other Secured Parties, and the officers, directors, employees, agents and Affiliates of Collateral Agent and each of the other Secured Parties (collectively, the “Indemnitees”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs (including settlement costs), expenses or disbursements of any kind or nature whatsoever (including the fees and disbursements of counsel for such Indenmitees in connection with any investigative, administrative or judicial proceeding, commenced or threatened, whether or not such Indemnitee shall be designated a party thereto) that may be imposed on, incurred by, or asserted against that Indemnitee, in any manner relating to or arising out of this Agreement or any other Loan Document (including any misrepresentation by any Pledgor in this Agreement or any other Loan Document) (the “Indemnified Liabilities”); provided that, no Pledgor shall have any obligation to an Indemnitee hereunder with respect to Indemnified Liabilities if it has been determined by a final decision of a court of competent jurisdiction that such Indemnified Liabilities arose from the gross negligence or willful misconduct of that Indemnitee. To the extent that the undertaking to indemnify, pay and hold harmless set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, each Pledgor shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by the Indemnitees or any of them.
(b) Survival. The obligations of the Pledgors contained in this Section 7.04 shall survive the termination hereof and the discharge of the Pledgors’ other obligations under this Agreement, any Hedging Agreement and under the other Loan Documents.
(c) Reimbursement. Any amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement shall constitute Secured Obligations secured by the Security Agreement Collateral.

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SECTION 7.05. Continuing Security Interest; Assignment. This Agreement shall create a continuing security interest in the Security Agreement Collateral and shall (a) remain in full force and effect until the payment in full of all Secured Obligations, (b) be binding on the Pledgors, their respective successors and assigns, and (b) inure, together with the rights and remedies of the Lender hereunder, to the benefit of Collateral Agent and the other Secured Parties and each of their respective permitted successors, transferees and assigns. No other persons (including any other creditor of any Pledgor) shall have any interest herein or any right or benefit with respect hereto. Without limiting the generality of the foregoing clause (b), any Secured Party may assign or otherwise transfer any Indebtedness held by it that is secured by this Agreement to any other person, and such other person shall thereupon become vested with all the benefits in respect thereof granted to such Secured Party, herein or otherwise, subject however, to the provisions of the other Loan Documents and any Hedging Agreement to which such Secured Party is a party.
SECTION 7.06. Termination; Release. Upon payment in full of all the Secured Obligations, or upon any partial release of Security Agreement Collateral in accordance with the other Loan Documents, the security interests granted hereby shall terminate hereunder and of record, and all rights to the Security Agreement Collateral shall revert to the Pledgors, it being understood that in the case any such partial release, the security interests granted hereby shall terminate hereunder and of record only with respect to such Security Agreement Collateral subject to such partial release. Upon any such termination, Collateral Agent shall, at the Pledgors’ expense, execute and deliver to the Pledgors such documents, and take such other actions, as the Pledgors reasonably request to evidence such termination.
Notwithstanding anything to the contrary contained herein, the Collateral Agent and the other Secured Parties agree to cooperate with each Pledgor with respect to any sale of Security Agreement Collateral permitted by Section 6.04 of the Credit Agreement and promptly take such action and execute and deliver such instruments and documents necessary to release the Liens and security interests created hereby relating to any of the assets or property affected by any sale of Security Agreement Collateral permitted by Section 6.04 of the Credit Agreement (including, without limitation, any necessary Uniform Commercial Code amendment, termination or partial termination statement).
SECTION 7.07. Modification in Writing. No amendment, modification, supplement, termination or waiver of or to any provision hereof, nor consent to any departure by any Pledgor therefrom, shall be effective unless the same shall be made in accordance with the terms of the Credit Agreement and unless in writing and signed by Collateral Agent. Any amendment, modification or supplement of or to any provision hereof, any waiver of any provision hereof and any consent to any departure by any Pledgor from the terms of any provision hereof shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Agreement or any other document evidencing the Secured Obligations, no notice to or demand on any Pledgor in any case shall entitle any Pledgor to any other or further notice or demand in similar or other circumstances.
SECTION 7.08. Notices. Unless otherwise provided herein or in the Credit Agreement, any notice or other communication herein required or permitted to be given shall be given in the manner and become effective as set forth in the Credit Agreement, if to any Pledgor, addressed to it at the address of Borrower set forth in the Credit Agreement, and if to Collateral Agent, addressed to it at the address set forth in the Credit Agreement, or in each case at such other address as shall be designated by such party in a written notice to the other party complying as to delivery with the terms of this Section 7.08.

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SECTION 7.09. Governing Law; Jurisdiction, Consent to Service of Process.
(a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK), EXCEPT TO THE EXTENT, IN ACCORDANCE WITH CHOICE-OF-LAW PRINCIPLES, THAT THE PERFECTION OF THE SECURITY INTERESTS GRANTED HEREUNDER, OR REMEDIES HEREUNDER IN RESPECT OF ANY ITEM OR TYPE OF SECURITY AGREEMENT COLLATERAL ARE GOVERNED BY THE LAWS OF A JURISDICTION OTHER THAN THE STATE OF NEW YORK.
(b) Each Pledgor hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that Collateral Agent or any other Secured Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against any Pledgor or its properties in the courts of any jurisdiction.
(c) Each Pledgor hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement in any court referred to in Section 7.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.08. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
SECTION 7.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.10.

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SECTION 7.11. Severability of Provisions. Any provision hereof that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.
SECTION 7.12. Execution in Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original, but all such counterparts together shall constitute one and the same agreement.
SECTION 7.13. Business Days. In the event any time period or any date provided in this Agreement ends or falls on a day other than a Business Day, then such time period shall be deemed to end and such date shall be deemed to fall on the next succeeding Business Day, and performance herein may be made on such Business Day, with the same force and effect as if made on such other day.
SECTION 7.14. No Credit for Payment of Taxes or Imposition. Each Pledgor shall not be entitled to any credit against the principal, premium (if any), or interest payable under the Credit Agreement, and such Pledgor shall not be entitled to any credit against any other sums that may become payable under the terms thereof or hereof, by reason of the payment of any Tax on the Security Agreement Collateral or any part thereof.
SECTION 7.15. No Claims Against Collateral Agent. Nothing contained in this Agreement shall constitute any consent or request by Collateral Agent, express or implied, for the performance of any labor or services or the furnishing of any materials or other property in respect of the Security Agreement Collateral or any part thereof, nor as giving any Pledgor any right, power or authority to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Collateral Agent in respect thereof or any claim that any Lien based on the performance of such labor or services or the furnishing of any such materials or other property is prior to the Lien hereof.
SECTION 7.16. No Release Under Agreements; No Liability of Collateral Agent or Secured Parties. Nothing set forth in this Agreement shall relieve the Pledgor from the performance of any term, covenant, condition or agreement on the Pledgor’s part to be performed or observed under or in respect of any of the Security Agreement Collateral, or from any liability to any person under or in respect of any of the Security Agreement Collateral, or shall impose any obligation on Collateral Agent or any other Secured Party to perform or observe any such term, covenant, condition or agreement on the Pledgor’s part to be so performed or observed, or shall impose any liability on Collateral Agent or any other Secured Party for any act or omission on the part of the Pledgor relating thereto or for any breach of any Hedging Agreement, any representation or warranty on the part of the Pledgor contained in this Agreement, Credit Agreement or the other Security Documents, or under or in respect of the Security Agreement Collateral or made in connection herewith or therewith. The obligations of the Pledgor contained in this Section 7.16 shall survive the termination hereof and the discharge of the Pledgor’s other obligations under this Agreement, the Credit Agreement, any Hedging Agreement and the other Security Documents.

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SECTION 7.17. Obligations Absolute. Subject to Section 7.09 of the Credit Agreement, all obligations of each Pledgor hereunder shall be absolute and unconditional irrespective of:
(a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of any Pledgor or any other Loan Party;
(b) any lack of validity or enforceability of the Credit Agreement, any Hedging Agreement or any other Loan Document, or any other agreement or instrument relating thereto;
(c) any change in the time, manner or place of payment of, or in any other term of, all or any of the Secured Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document, any Hedging Agreement or any other agreement or instrument relating thereto;
(d) any pledge, exchange, release or nonperfection of any other collateral, or any release or amendment or waiver of or consent to any departure from any guarantee, for all or any of the Secured Obligations, except to the extent that any such amendment, waiver or consent expressly relieves such Pledgor of any obligations;
(e) any exercise, nonexercise or waiver of any right, remedy, power or privilege under or in respect hereof, the Credit Agreement, any Hedging Agreement or any other Loan Document except as specifically set forth in a waiver granted pursuant to the provisions of Section 5.03; or
(f) any other circumstances that might otherwise constitute a defense available to, or a discharge of, any Pledgor.
SECTION 7.18. Marshaling; Payments Set Aside. Collateral Agent shall not be under any obligation to marshal any assets in favor of any Pledgor or any other person or against or in payment of [ILLEGIBLE] or all of the Secured Obligations.
SECTION 7.19. Release of Pledgors. If any Pledgor is released from its Guarantee in accordance with the provisions of the Credit Agreement, then Collateral Agent shall (at the expense of Borrower) take all action necessary to release its security interest in that portion of the Security Agreement Collateral owned by such Pledgor, and shall release such Pledgor from its obligations hereunder (other than obligations intended to survive the termination hereof), in each case subject to and in accordance with Section 7.09 of the Credit Agreement.
[Signature Pages Follow]

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EXHIBIT A
Form of
ISSUER ACKNOWLEDGMENT
The undersigned hereby (a) acknowledges receipt of a copy of that certain security agreement (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Security Agreement”; capitalized terms used but not otherwise defined herein shall have the meanings assigned to such terms in the Security Agreement), dated as of July 21, 2006, among Herbalife International, Inc., a Nevada corporation (“Borrower”), the Guarantors (defined therein), and Merrill Lynch Capital Corporation, as collateral agent (in such capacity and together with any successors in such capacity, “Collateral Agent”); (b) agrees promptly to note on its books the security interests granted to Collateral Agent and confirmed under the Security Agreement; (c) agrees that it will comply with Collateral Agent’s instructions with respect to the applicable Securities Collateral without further consent by the applicable Pledgor; (d) agrees to notify Collateral Agent upon obtaining knowledge of any interest in favor of any person in the applicable Securities Collateral that is adverse to the interest of Collateral Agent therein; and (e) waives any right or requirement at any time hereafter to receive a copy of the Security Agreement in connection with the registration of any Securities Collateral thereunder in the name of Collateral Agent or its nominee or the exercise of voting rights by Collateral Agent or its nominee.

[NAME OF ISSUER]

By:
Name:
Title:

A-1

EXHIBIT G
[Form of]
INTERCOMPANY PROMISSORY NOTE

$[_____]	New York, New York [Date]
FOR VALUE RECEIVED, [Name of Payor], a [___] [corporation] (“Payor”), hereby promises to pay on demand to the order of (Name of Payee] (“Payee”), in lawful money of the United States of America in immediately available funds, at such location in the United States of America as Payee shall from time to time designate, the unpaid principal amount of all loans and advances made by Payee to Payor. Payor promises also to pay interest on the unpaid principal amount of all such loans and advances in like money at such location from the date of such loans and advances until paid at such rate per annum as shall be agreed upon from time to time by Payor and Payee.
Whenever any payment on this Intercompany Note shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest on this Intercompany Note.
This Intercompany Note is one of the Intercompany Notes referred to in that certain Credit Agreement, dated as of July 21, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Herbalife International, Inc., a Nevada corporation (“Borrower”), Payor, the other Guarantors, the Lenders, Merrill Lynch Capital Corporation, as administrative agent for the Lenders, and Merrill Lynch Capital Corporation, as collateral agent for the Secured Parties. This Intercompany Note is subject to the terms of the Credit Agreement and shall be pledged by Payee pursuant to the [U.S. Security Agreement/applicable Foreign Security Agreement]. Payee hereby acknowledges and agrees that the Collateral Agent may exercise all rights provided in the Credit Agreement and the [U.S. Security Agreement/applicable Foreign Security Agreement] with respect to this Intercompany Note. Capitalized terms used herein without definitions have the meanings assigned to them in the Credit Agreement.
[Anything in this Intercompany Note to the contrary notwithstanding, the indebtedness evidenced by this Intercompany Note shall be subordinate and junior in right of payment, to the extent and in the manner hereinafter set forth, to all Obligations of Payor under the Credit Agreement, including Payor’s Guaranteed Obligations thereunder (such Obligations and other indebtedness and obligations in connection with any renewal, refunding, restructuring or refinancing thereof, including interest thereon accruing after the commencement of any proceedings referred to in clause (i) below, whether or not such interest is an allowed claim in such proceeding, being hereinafter collectively referred to as the “Senior Indebtedness”):
(i) If any Event of Default of the nature set forth in paragraphs (a), (b), (g) or (h) of Article VIII of the Credit Agreement occurs, then (x) the holders of Senior Indebtedness shall be paid in full in cash in respect of all amounts constituting Senior Indebtedness before Payee is entitled to receive (whether directly or indirectly), or make any demands for, any payment on account of this Intercompany Note; and (y) until the holders of Senior Indebtedness are paid in full in cash in respect of all amounts constituting Senior Indebtedness, any payment or distribution to which Payee would otherwise be entitled shall be made to the holders of Senior Indebtedness.
Exhibit G-1

(ii) If any payment or distribution of any character, whether in cash, securities or other property, in respect of this Intercompany Note shall (despite these subordination provisions) be received by Payee in violation of clause (i) before all Senior Indebtedness shall have been paid in full in cash, such payment or distribution shall be held in trust for the benefit of, and shall be paid over or delivered to, the holders of Senior Indebtedness (or their representatives), ratably according to the respective aggregate amounts remaining unpaid thereon, to the extent necessary to pay all Senior Indebtedness in full in cash.
To the fullest extent permitted by law, no present or future holder of Senior Indebtedness shall be prejudiced in its right to enforce the subordination of this Intercompany Note by any act or failure to act on the part of Payor or by any act or failure to act on the part of such holder or any trustee or agent for such holder. Payee and Payor hereby agree that the subordination of this Intercompany Note is for the benefit of the Secured Parties, the Secured Parties are obligees under this Intercompany Note to the same extent as if their names were written herein as such and the Collateral Agent may, on behalf of the Secured Parties, proceed to enforce the subordination provisions herein.
Nothing contained in the subordination provisions set forth above is intended to or will impair, as between Payor and Payee, the obligations of Payor, which are absolute and unconditional, to pay to Payee the principal of and interest on this Intercompany Note as and when due and payable in accordance with its terms, or is intended to or will affect the relative rights of the Payee and other creditors of the Payor other than the holders of Senior Indebtedness.]*
Payee is hereby authorized to record all loans and advances made by it to Payor (all of which shall be evidenced by this Intercompany Note), and all repayments or prepayments thereof, in its books and records, such books and records constituting prima facie evidence of the accuracy of the information contained therein.
Payor hereby waives presentment, demand, protest or notice of any kind in connection with this Intercompany Note. All payments under this Intercompany Note shall be made without offset, counterclaim or deduction of any kind.

*	The bracketed portion shall be included only if both Payor and Payee are Loan Parties.
Exhibit G-2

THIS INTERCOMPANY NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

[NAME OF PAYOR]

By:
Name:
Title:

[NAME OF PAYEE]

By:
Name:
Title:

Exhibit G-3

EXHIBIT H
[Form of]
JOINDER AGREEMENT
Reference is made to that certain Credit Agreement, dated as of July 21, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Herbalife International, Inc., a Nevada corporation (“Borrower”), the Guarantors (such term and each other capitalized term used but not defined herein have the meanings assigned to them in the Credit Agreement), the Lenders, Merrill Lynch Capital Corporation, as administrative agent for the Lenders, and Merrill Lynch Capital Corporation, as collateral agent for the Secured Parties.
WITNESSETH:
WHEREAS, the Guarantors have entered into the Credit Agreement and associated Security Agreements, including that certain Security Agreement, dated as of July 21, 2006 (the “U.S. Security Agreement”), to induce the Lenders to make the Loans to or for the benefit of Borrower; and
WHEREAS, pursuant to Section 5.11 of the Credit Agreement and [Section 3.05 of the U.S. Security Agreement/applicable reference to applicable Foreign Security Agreement], certain of the Wholly Owned Subsidiaries of Holdings (other than the Non-Guarantor Subsidiaries) are required to become Guarantors under the Credit Agreement and Pledgors under the [U.S. Security Agreement/applicable Foreign Security Agreement] by executing a Joinder Agreement. The undersigned Subsidiary (the “New Guarantor”) is executing this joinder agreement (this “Joinder Agreement”) to the Credit Agreement and the [U.S. Security Agreement/applicable Foreign Security Agreement] to induce the Lenders to make additional Revolving Loans and issue additional Letters of Credit, and as consideration for the Loans previously made and Letters of Credit previously issued.
NOW, THEREFORE, the Administrative Agent, the Collateral Agent and the New Guarantor hereby agree as follows:
1. Guarantee. In accordance with [Section 5.11 of the Credit Agreement/applicable reference to stand-alone foreign guarantee] and [Section 3.05 of the U.S. Security Agreement/applicable reference to applicable Foreign Security Agreement], the New Guarantor by its signature below becomes a Guarantor under the Credit Agreement and a Pledgor under the [U.S. Security Agreement/applicable Foreign Security Agreement] with the same force and effect as if originally named therein as a Guarantor and a Pledgor.
2. Representations and Warranties. The New Guarantor hereby (a) agrees to all the terms and provisions of the [Credit Agreement/applicable stand-alone foreign guarantee] and the [U.S. Security Agreement/applicable Foreign Security Agreement] applicable to it as a Guarantor and a Pledgor, respectively, thereunder; and (b) represents and warrants that the representations and warranties made by it as a Guarantor and a Pledgor, respectively, thereunder are true and correct in all material respects (except that any representation and warranty that is qualified as to “materiality” or “Material Adverse Effect” shall be true and correct in all respects) on and as of the date hereof. Each reference to a Guarantor in the [Credit Agreement/applicable stand-alone foreign guarantee], and each reference to a Pledgor in the [U.S. Security Agreement/applicable Foreign Security Agreement], shall be deemed to include the New Guarantor.
3. Severability. Any provision of this Joinder Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
Exhibit H-l

4. Counterparts. This Joinder Agreement may be executed in counterparts, each of which shall constitute an original. Delivery of an executed signature page to this Joinder Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Joinder Agreement
5. No Waiver. Except as expressly supplemented hereby, the Credit Agreement and the [U.S. Security Agreement/applicable Foreign Security Agreement] shall remain in full force and effect.
6. Notices. All notices, requests and demands to or upon the New Guarantor, any Agent or any Lender shall be governed by the terms of Section 11.01 of the Credit Agreement
7. Governing Law. THIS JOINDER AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).
IN WITNESS WHEREOF, the undersigned has caused this Joinder Agreement to be duly executed and delivered by its duly authorized officer as of this [____________] day of [_______].

[NEW GUARANTOR]

By:
Name:
Title:

Acknowledged by:

MERRILL LYNCH CAPITAL CORPORATION,
as Administrative Agent

By:
Name:
Title:

MERRILL LYNCH CAPITAL CORPORATION,
as Collateral Agent

By:
Name:
Title:
Exhibit H-2

EXHIBIT I
[Form of]
PERFECTION CERTIFICATE
This Perfection Certificate, dated as of July 21, 2006 (this “Certificate”), is delivered in accordance with Section 4.02(a) of that certain Credit Agreement, dated as of July [___ ], 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Herbalife International, Inc, a Nevada corporation (“Borrower”), the Guarantors, the Lenders, Merrill Lynch Capital Corporation, as administrative agent for the Lenders, and Merrill Lynch Capital Corporation, as collateral agent for the Secured Parties (in such capacity, “Collateral Agent”); and in accordance with that certain Security Agreement, dated as of July 21, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “U.S. Security Agreement”), between Borrower and the other Pledgors in favor of Collateral Agent. Undefined capitalized terms used herein have the meanings assigned to such terms in the U.S. Security Agreement.
The undersigned hereby certifies to Collateral Agent and the other Secured Parties that he is the [_____] of Borrower, and that as such he is qualified to deliver this Certificate, and further certifies as follows:
I.	Names/Locations.
A.	Legal Names, Organizations, Jurisdictions of Organization and Organizational Identification Numbers. The full and exact legal name (as it appears in each respective certificate or articles of incorporation, limited liability membership agreement or similar organizational documents, in each case as amended to date), the type of organization, the jurisdiction of organization (or formation, as applicable), and the organizational identification number of each Loan Party are as follows:

[ILLEGIBLE]	[ILLEGIBLE]	[ILLEGIBLE]	[ILLEGIBLE]	[ILLEGIBLE]

B.	Changes in Names, Jurisdiction of Organization or Corporate Structure. Except as set forth below and for the Transactions, no Loan Party has changed its name, jurisdiction of organization or corporate structure in any way (whether by merger, consolidation, change in corporate form, change in jurisdiction of organization or otherwise) within the past year:

Borrower/Guarantor	Date of Change	[ILLEGIBLE]

Exhibit I-1

C.	Chief Executive Offices and Mailing Addresses. For each Loan Party, the address of its chief executive office, and its preferred mailing address (if different from the address of the chief executive office), is set forth below:

[ILLEGIBLE]	[ILLEGIBLE]	[ILLEGIBLE]

II	Information regarding Securities Agreement Collateral.
A.	Prior Chief Executive Offices. Except as set forth below, no Loan Party has changed its chief executive office within the five years preceding December 21, 2004:

[ILLEGIBLE]	[ILLEGIBLE]

B.	Tangible Personal Property. For each Loan Party, a complete list of the locations where such Loan Party maintained any of its tangible personal property within the five years preceding December 21, 2004 are set forth below:

[ILLEGIBLE]	[ILLEGIBLE]	[ILLEGIBLE]

C.	Securities Collateral. For each Loan Party, set forth below is a list of all Equity Interests owned together with the type of organization that issued such Equity Interests (e.g., corporation, limited liability company, partnership or trust):

[ILLEGIBLE]	[ILLEGIBLE]	[ILLEGIBLE]	[ILLEGIBLE]	[ILLEGIBLE]	[ILLEGIBLE]	[ILLEGIBLE]	[ILLEGIBLE]

D.	Securities Accounts. For each Loan Party, set forth below is a list of all Securities Accounts in which such Loan Party maintains securities or other Financial Assets:

Borrower/Guarantor	Type of Account	[ILLEGIBLE]

E.	Deposit Accounts. With respect to each Loan Party, set forth below is a list of all Deposit Accounts:

[ILLEGIBLE]	[ILLEGIBLE]	[ILLEGIBLE]

Exhibit I-2

F. Debt Instruments. Set forth below is a list of all Instruments owed to any of the Loan Parties:

[ILLEGIBLE]	[ILLEGIBLE]	[ILLEGIBLE]	[ILLEGIBLE]	[ILLEGIBLE]	[ILLEGIBLE]

G. Intercompany Indebtedness. Set forth below is a complete and accurate list of all Intercompany Indebtedness as of the Closing Date:

[ILLEGIBLE]	[ILLEGIBLE]	[ILLEGIBLE]	[ILLEGIBLE]	[ILLEGIBLE]

H.	Intellectual Property. For each Loan Party, set forth below is a list of all copyrights, patents, trademarks, and other intellectual property owned or used, or hereafter adopted, held or used:

[ILLEGIBLE]	[ILLEGIBLE]	[ILLEGIBLE]	[ILLEGIBLE]	[ILLEGIBLE]

[ILLEGIBLE]	[ILLEGIBLE]	[ILLEGIBLE]	[ILLEGIBLE]	[ILLEGIBLE]

[ILLEGIBLE]	[ILLEGIBLE]	[ILLEGIBLE]	[ILLEGIBLE]	[ILLEGIBLE]

I. Commercial Tort Claims. For each Loan Party, set forth below is a complete list of all commercial tort claims held by such Loan Party, including a brief description of each.

Borrower/Guarantor	Claim	[ILLEGIBLE]

Exhibit I-3

IN WITNESS WHEREOF, the undersigned hereto has executed this Perfection Certificate as of the date first written above.

By:
Name:
Title:
Exhibit I-4

EXHIBIT J-1
[Form of]
REVOLVING NOTE

$[_____]	New York, New York
[Date]
FOR VALUE RECEIVED, the undersigned, HERBALIFE INTERNATIONAL, INC., a Nevada corporation (“Borrower”), hereby promises to pay to [_____] (the “Lender”) on the Revolving Maturity Date (as defined in the Credit Agreement referred to below), in lawful money of the United States and in immediately available funds, the principal amount of the lesser of (a) $[•] and (b) the aggregate unpaid principal amount of all Revolving Loans made by Lender to Borrower under the Credit Agreement Borrower further agrees to pay interest in like money on the unpaid principal amount hereof from time to time from the date hereof at the interest rates and on the dates specified in Section 2.06 of the Credit Agreement.
The holder of this Note may endorse and attach a schedule to reflect the date, Type and amount of each Revolving Loan of the Lender outstanding under the Credit Agreement, the date and amount of each payment or prepayment of principal hereof, and the date of each interest rate conversion or continuation pursuant to Section 2.08 of the Credit Agreement and the principal amount subject thereto; provided that, the failure of the Lender to make any such recordation (or any error in such recordation) shall not affect the obligations of Borrower hereunder or under the Credit Agreement.
This Note is one of the Notes referred to in that certain Credit Agreement, dated as of July 21, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, the Guarantors, the Lenders, Merrill Lynch Capital Corporation, as administrative agent for the Lenders, and Merrill Lynch Capital Corporation, as collateral agent for the Secured Parties, and is subject to the provisions thereof and to optional and mandatory prepayment in whole or in part as provided therein. Terms used herein without definitions have the meanings assigned to them in the Credit Agreement.
This Note is secured and guaranteed as provided in the Credit Agreement and the Security Documents. Reference is hereby made to the Credit Agreement and the Security Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions on which the security interest and each guarantee was granted and the rights of the holder of this Note in respect thereof and the terms and conditions on which the Indebtedness evidenced by this Note may be declared to be immediately due and payable.
All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest, notice of dishonor and all other notices of any kind.
THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.
Exhibit J-1-1

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

HERBALIFE INTERNATIONAL, INC., as Borrower
By:
Name:
Title:
Exhibit J-1-2

EXHIBIT J-2
[Form of]
TERM NOTE

$[_____]	New York, New York
[Date]
FOR VALUE RECEIVED, the undersigned, HERBALIFE INTERNATIONAL, INC., a Nevada corporation (“Borrower”), hereby promises to pay to [_____] (the “Lender”), in installments on the Term Loan Repayment Dates as set forth in the Credit Agreement referred to below, in lawful money of the United States and in immediately available funds, the principal amount of $[_____]; provided that, on the Term Loan Maturity Date, Borrower promises to pay to Lender the entire unpaid principal balance of this Note, together with all accrued and unpaid interest thereon. Borrower further agrees to pay interest in like money on the unpaid principal amount hereof from time to time at the interest rates and on the dates specified in Section 2.06 of the Credit Agreement.
The holder of this Note may endorse and attach a schedule to reflect the date, Type and amount of each Term Loan of the Lender outstanding under the Credit Agreement, the date and amount of each payment or prepayment of principal hereof, and the date of each interest rate conversion or continuation pursuant to Section 2.08 of the Credit Agreement and the principal amount subject thereto; provided that, the failure of the Lender to make any such recordation (or any error in such recordation) shall not affect the obligations of Borrower hereunder or under the Credit Agreement.
This Note is one of the Notes referred to in that certain Credit Agreement, dated as of July 21, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Borrower, the Guarantors, the Lenders, Merrill Lynch Capital Corporation, as administrative agent for the Lenders, and Merrill Lynch Capital Corporation, as collateral agent for the Secured Parties, and is subject to the provisions thereof and to optional and mandatory prepayment in whole or in part as provided therein. Terms used herein without definitions have the meanings assigned to them in the Credit Agreement.
This Note is secured and guaranteed as provided in the Credit Agreement and the Security Documents. Reference is hereby made to the Credit Agreement and the Security Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security and guarantees, the terms and conditions on which the security interest and each guarantee was granted and the rights of the holder of this Note in respect thereof and the terms and conditions on which the Indebtedness evidenced by this Note may be declared to be immediately due and payable.
All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest, notice of dishonor and all other notices of any kind.
THIS NOTE MAY NOT BE TRANSFERRED EXCEPT IN COMPLIANCE WITH THE TERMS OF THE CREDIT AGREEMENT. TRANSFERS OF THIS NOTE MUST BE RECORDED IN THE REGISTER MAINTAINED BY THE ADMINISTRATIVE AGENT PURSUANT TO THE TERMS OF THE CREDIT AGREEMENT.
Exhibit J-2-1

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE GENERAL OBLIGATIONS LAW OF THE STATE OF NEW YORK).

HERBALIFE INTERNATIONAL, INC., as Borrower
By:
Name:
Title:
Exhibit J-2-2

EXHIBIT K
[Form of]
FINANCIAL OFFICER’S COMPLIANCE CERTIFICATE
This Financial Officer’s Certificate of Compliance (this “Certificate”) is delivered to the Administrative Agent and each Lender under and pursuant to that certain Credit Agreement, dated as of July 21, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) among Herbalife International, Inc., a Nevada corporation (“Borrower”), the Guarantors (such term and each other undefined capitalized term used in this Certificate have the meanings assigned to them in the Credit Agreement), the Lenders, Merrill Lynch Capital Corporation, as administrative agent for the Lenders and Merrill Lynch Capital Corporation, as collateral agent for the Secured Parties. The undersigned hereby certifies that he is the [chief financial officer/principal accounting officer/treasurer/controller] of Borrower, and that as such, he is authorized to execute and deliver this Certificate in the name and on behalf of Borrower, and further certifies as follows:
1.	No Default or Event of Default has occurred and is continuing as of the date hereof [, except as set forth below [specify the nature and extent of all Defaults, and any corrective action taken or proposed to be taken with respect thereto]].

2.	As of [_____], being the end of Borrower’s last fiscal [quarter/year] (the “Computation Date”):
a.	Holdings’ Leverage Ratio was [_____]:1.00, as computed on Attachment 1 hereto;

b.	Holdings’ Consolidated Interest Coverage Ratio was [_____]:1.00, as computed on Attachment 2 hereto; and

d.	Holdings’ Capital Expenditures were $[_____];
in each case in compliance with the covenants set forth in Section 6.07 of the Credit Agreement[, except with regard to [list noncompliant financial items, if any, and the extent of noncompliance of each]].
3.	For the fiscal year ending on the Computation Date, Excess Cash Flow of Holdings was $[_____] (as computed on Attachment 3 hereto).*

4.	The financial covenant analyses and information set forth in this Certificate and on Attachments 1 through 6 hereto are true and correct on and as of the date hereof.

*	To be included in certificates delivered with annual financial statements only.
Exhibit K-1

IN WITNESS WHEREOF, the undersigned has hereunto set his name on this [_____] day of [_____].

By:
Name:
Title:

Exhibit K-2

ATTACHMENT 1
TO COMPLIANCE CERTIFICATE
LEVERAGE RATIO

1. Consolidated Indebtedness (item 12 of Attachment 5):	$	[______]

2. Consolidated EBITDA (item 4 of Attachment 4):	$	[______]

3. Leverage Ratio (item 1 divided by item 2):		[______]:1.00

4. Maximum Leverage Ratio:		2.50:1.00
Exhibit K-3

ATTACHMENT 2
TO COMPLIANCE CERTIFICATE
CONSOLIDATED INTEREST COVERAGE RATIO

1. Consolidated EBITDA (item 4 of Attachment 4):	$	[_________]

2. Consolidated Interest Expense (item 3 of Attachment 6):*	$	[_________]

3. Consolidated Interest Coverage Ratio (item 1 divided by item 2):		[_____]:1.00

4. Minimum Consolidated Interest Coverage Ratio:		4.00:1.00

*	Computed for the period consisting of the fiscal quarter ending on the Computation Date and each of the three immediately preceding fiscal quarters of Parent; provided that, if the applicable four-fiscal-quarter period would include any period of time before the Closing Date, Consolidated Interest Expense shall be determined on an Annualized Basis.
Exhibit K-4

ATTACHMENT 3
TO COMPLIANCE CERTIFICATE
EXCESS CASH FLOW*

1. Consolidated EBITDA for such fiscal year (item 4 on Attachment 4):	$	[________]

2. Losses from Asset Sales:	$	[________]

3. Reduction to noncash working capital for such fiscal year (i.e., the decrease, if any, in Consolidated Current Assets minus Consolidated Current Liabilities from the beginning to the end of such fiscal year):
	$	[________]

4. Cash income taxes payable with respect to such fiscal year:	$	[________]

5. Consolidated Interest Expense (item 3 on Attachment 6):	$	[________]

6. Capital Expenditures made in cash in accordance with Section 6.07(c) of the Credit Agreement during such fiscal year, to the extent funded from internally generated funds:	$	[________]

7. Permanent repayments of Indebtedness during such fiscal year (including payments of principal in respect of the Revolving Loans to the extent there is an equivalent reduction in the Revolving Commitments):
	$	[________]

8. Aggregate cash payments made in respect of the Tax Indemnity (not to exceed $15 million in any fiscal year):	$	[________]

9. Additions to non-cash working capital for such fiscal year (i.e., the increase, if any, in Consolidated Current Assets minus Consolidated Current Liabilities from the beginning to the end of such fiscal year):
	$	[________]

10. Gains from Asset Sales:	$	[________]

11. Excess Cash Flow (sum of item 1 through item 3 minus sum of item 4 through item 10):	$	[________]

*	Computed for the period consisting of Holdings’ fiscal year ending on the Computation Date.
Exhibit K-5

ATTACHMENT 4
TO COMPLIANCE CERTIFICATE
CONSOLIDATED EBITDAa

1. Consolidated Net Income of Holdings:	$	[_____]

2. Amounts deducted in determining Consolidated Net Income[b]

(a) Consolidated Interest Expense (item 3 on Attachment 6, subject to footnote b below):	$	[_____]
(b) Provision for taxes based on income:	$	[_____]
(c) Depreciation	$	[_____]
(d) Amortization (including amortization of deferred fees and the accretion of original issue discount):	$	[_____]
(e) Other non-cash items subtracted in determining Consolidated Net Income (including noncash compensation charges arising from any grant of stock, stock options, or other equity-based awards, and non-cash losses or charges related to impairment of goodwill and other intangible assets; but excluding non-cash charges that result in an accrual of a reserve for cash charges in any future period):
	$	[_____]
	$	[_____]
(f) Nonrecurring expenses and charges:

(g) Transaction Costs:	$	[_____]

(h) Aggregate cash payments made in respect of the Tax Indemnity (not to exceed $15 million for any fiscal year):

(i) Sum of items 2(a) through 2(i):	$	[_____]

3. Amounts added in determining Consolidated Net Income[b]

(a) Non-cash items to the extent added in determining Consolidated Net Income:	$	[_____]

4. Consolidated EBITDA (item 1 plus item 2(j) minus item 3):	$	[_____]

[a]	Computed for the period consisting of the fiscal quarter ending on the Computation Date and each of the three immediately preceding fiscal quarters of Holdings.

[b]	Each of the adjustments to Consolidated Net Income shall be added or subtracted therefrom, as applicable, only to the extent and in the same proportion as the opposite operation is performed in determining Consolidated Net Income.
Exhibit K-6

ATTACHMENT 5
TO COMPLIANCE CERTIFICATE
INDEBTEDNESS*

1. Obligations for borrowed money:	$	[__________]

2. Obligations evidenced by bonds, debentures, notes or similar instruments:	$	[__________]

3. Obligations upon which interest charges are customarily paid or accrued:	$	[__________]

4. Obligations under conditional sale or other title retention agreements relating to property purchased:	$	[__________]

5. Obligations issued or assumed as the deferred purchase price of property or services (excluding trade accounts payable incurred in the ordinary course of business):	$	[__________]

6. Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired, whether or not the obligations secured thereby have been assumed:
	$	[__________]

7. Capital Lease Obligations, Purchase Money Obligations and Synthetic Lease Obligations:	$	[__________]

8. Obligations in respect of Hedging Agreements, provided that, the amount of Indebtedness of this type shall be zero unless and until such Indebtedness shall be terminated, in which case the amount of such Indebtedness shall be the termination payment due thereunder:
	$	[__________]

9. Obligations as an account party in respect of letters of credit, letters of guaranty and bankers’ acceptances:	$	[__________]

10. Attributable Indebtedness:	$	[__________]

11. Contingent Obligations in respect of Indebtedness or obligations of others of the kinds referred to in items 1 through 10:	$	[__________]

12. Consolidated Indebtedness (the sum, without duplication, of items 1 through 11):	$	[__________]

*	The Indebtedness of any person shall include the Indebtedness of any other entity (including any partnership in which such person is a general partner) to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such entity, except to the extent that the terms of such Indebtedness provide that such person is not liable therefor. Each of the items above shall be computed on a consolidated basis in accordance with GAAP.
Exhibit K-7

ATTACHMENT 6
TO COMPLIANCE CERTIFICATE
CONSOLIDATED INTEREST EXPENSE*

1. Total consolidated cash interest expense (without regard to limitations on the payment thereof and including commitment fees, letter-of-credit fees, and net amounts payable under Interest Rate Protection Agreements) determined in accordance with GAAP:
	$	[_____]

2. The interest-factor portion of Capital Lease Obligations:	$	[_____]
3. Consolidated Interest Expense (the sum, without duplication, of items 1 and 2):	$	[_____]

*	Computed for the period consisting of the fiscal quarter ending on the Computation Date and each of the three immediately preceding fiscal quarters of Parent.
Exhibit K-8

EXHIBIT L
[Form of]
FINANCIAL CONDITION CERTIFICATE
THE UNDERSIGNED HEREBY CERTIFIES AS FOLLOWS:
1.	I am the chief financial officer of Herbalife International, Inc. (“the Company”),
2.	Reference is made to that certain Credit Agreement, dated as of July 21, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Herbalife International, Inc., a Nevada corporation (“Borrower”), the Guarantors (such term and each other capitalized term used but not defined herein have the meanings assigned to them in the Credit Agreement), the Lenders, Merrill Lynch Capital Corporation, as administrative agent for the Lenders (in such capacity, the “Administrative Agent”), and Merrill Lynch Capital Corporation, as collateral agent for the Secured Parties (in such capacity, the “Collateral Agent”).
3.	I have reviewed the terms of Sections 3 and 4 of the Credit Agreement and the definitions and provisions contained in the Credit Agreement relating thereto, together with each of the Transaction Documents, and, in my opinion, have made, or have caused to be made under my supervision, such examination or investigation as is necessary to enable me to express an informed opinion as to the matters referred to herein.
4.	Based upon my review and examination described in paragraph 3 above, I certify that, as of the date hereof, immediately after the consummation of the Transactions to occur on the Closing Date and immediately following the making of each Loan and after giving effect to the application of the proceeds of each Loan, (a) the fair value of the assets of the Loan Parties, taken as a whole, will exceed their debts and liabilities, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Loan Parties, taken as a whole, will be greater than the amount that will be required to pay the probable liability of their collective debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Loan Parties, taken as a whole, will be able to pay their debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Loan Parties, taken as a whole, will not have unreasonably small capital with which to conduct the business in which they are engaged as such business is now conducted and is proposed to be conducted following the Closing Date.
The foregoing certifications are made and delivered as of [_____].

Name: Richard Goudis
Title: Chief Financial Officer
Exhibit L-1

EXHIBIT M
[Form of]
LETTER OF CREDIT REQUEST
[Date]
[ISSUING BANK]
Attn: [TO COME]
[ADDRESS]
[ADDRESS]
Re: Herbalife International, Inc.
Ladies and Gentlemen:
Reference is made to that certain Credit Agreement, dated as of July 21, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Herbalife International, Inc., a Nevada corporation (“Borrower”), the Guarantors (such term and each other capitalized term used but not defined herein have the meanings assigned to them in the Credit Agreement), the Lenders, Merrill Lynch Capital Corporation, as administrative agent for the Lenders, and Merrill Lynch Capital Corporation, as collateral agent for the Secured Parties. Borrower hereby gives you notice pursuant to Section 2.17 of the Credit Agreement that it requests the issuance of a Letter of Credit thereunder, and in that connection sets forth below the terms on which such Letter of Credit is requested to be issued:

(A) Type of Letter of Credit:	[Standby/Commercial] Letter of Credit for the account of [Borrower/Borrower and [name of Loan Party/Subsidiary]].[a]
(B) Face amount:[b]	$[_____]
(C) Date of issuance:[c]	[_____]
(D) Expiration date:[d]	[_____]
(E) Name and address of beneficiary:

(G) Other information necessary to prepare such Letter of Credit: [list items]

[a]	If Borrower requests a Letter of Credit for the account of a Loan Party or Subsidiary thereof, Borrower must be a co-applicant with respect thereto.

[b]	The stated amount of each Letter of Credit shall be no less than $500,000, or such lesser amount as is acceptable to the Issuing Bank.

[c]	Must be a Business Day at least three Business Days after the date of this request and during the Revolving Availability Period.

[d]	Must comply with Section 2.17(c) of the Credit Agreement.
Exhibit M-l

Borrower hereby represents and warrants that the conditions to lending specified in Sections 4.01(b) and (c) of the Credit Agreement (except to the extent the satisfaction thereof is subject to the discretion or judgment of the Administrative Agent, Collateral Agent or a Lender) are satisfied as of the date hereof, and that after giving effect to the issuance hereunder, (i) the LC Exposure will not exceed $25.0 million, (ii) the total Revolving Exposures will not exceed the total Revolving Commitments, (iii) the stated amount of each Letter of Credit is at least $500,000 (or such lesser amount as agreed to by the Issuing Bank), and (iv) each Letter of Credit shall be denominated in dollars.
Borrower has caused this Letter of Credit Request to be executed and delivered by its duly authorized officer as of the date first written above.

HERBALIFE INTERNATIONAL, INC.
By:
Name:
Title:
Exhibit M-2